Originally dated 22 July 2010
and amended on 21 February 2012, 27 June 2012 and the Effective Date

TRANSGLOBE PETROLEUM INTERNATIONAL INC.
arranged by
SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED
as Co-ordinating Mandated Lead Arranger and Initial Mandated Lead Arranger
and
EXPORT DEVELOPMENT CANADA and INTERNATIONAL FINANCE CORPORATION
as additional Mandated Lead Arrangers

Up to $100,000,000 BORROWING BASE FACILITY AGREEMENT

Herbert Smith Freehills LLP

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TABLE OF CONTENTS
Clause    Headings    Page
1.DEFINITIONS AND INTERPRETATION    1
2.THE FACILITY    25
3.PURPOSE    25
4.CONDITIONS OF UTILISATION    26
5.UTILISATION - LOANS    27
6.UTILISATION - LETTERS OF CREDIT    29
7.PROJECTIONS    35
8.REPAYMENT    41
9.PREPAYMENT AND CANCELLATION    42
10.INTEREST    46
11.INTEREST PERIODS    47
12.CHANGES TO THE CALCULATION OF INTEREST    47
13.FEES    49
14.TAX GROSS-UP AND INDEMNITIES    51
15.INCREASED COSTS    54
16.OTHER INDEMNITIES    54
17.MITIGATION BY THE LENDERS    56
18.COSTS AND EXPENSES    56
19.GUARANTEE AND INDEMNITY    57
20.PROJECT ACCOUNTS    61
21.REPRESENTATIONS    68
22.INFORMATION UNDERTAKINGS    74
23.FINANCIAL COVENANTS    81
24.GENERAL UNDERTAKINGS    82
25.EVENTS OF DEFAULT    93
26.CHANGES TO THE LENDERS    97
27.RESTRICTION ON DEBT PURCHASE TRANSACTIONS    103
28.CHANGES TO THE OBLIGORS    103
29.ROLE OF THE ADMINISTRATIVE FINANCE PARTIES    105
30.THE SECURITY TRUSTEE    111
31.CONDUCT OF BUSINESS BY THE FINANCE PARTIES    120
32.SHARING AMONG THE FINANCE PARTIES AND PREFERRED PAYMENTS    123
33.PAYMENT MECHANICS    126
34.SET-OFF    132
35.NOTICES    132
36.CALCULATIONS AND CERTIFICATES    137
37.PARTIAL INVALIDITY    137
38.REMEDIES AND WAIVERS    137

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39.AMENDMENTS AND WAIVERS    137
40.CONFIDENTIALITY    140
41.COUNTERPARTS    143
42.GOVERNING LAW    143
43.ENFORCEMENT    143
SCHEDULE 1 THE GUARANTORS145
SCHEDULE 2 THE LENDERS146
SCHEDULE 3 CONDITIONS PRECEDENT148
SCHEDULE 4 MARGIN155
SCHEDULE 5 UTILISATION REQUEST156

FORM OF LETTER OF CREDIT	159
SCHEDULE 7 MANDATORY COST FORMULA162
SCHEDULE 8 FORM OF TRANSFER CERTIFICATE164
SCHEDULE 9 FORM OF ASSIGNMENT AGREEMENT166
SCHEDULE 10 ACCESSION DOCUMENTS169
SCHEDULE 11 BORROWING BASE ASSETS173
SCHEDULE 12 HEDGING POLICY174
SCHEDULE 13 WORKING CAPITAL CERTIFICATE175
SCHEDULE 14 EXISTING HEDGING AGREEMENTS177

FORM OF COMPLIANCE CERTIFICATE	178

DELETED]	179

INSURANCE SPECIFICATIONS	180

FORM OF DISBURSEMENT CONFIRMATION	181

11/11665581

THIS AGREEMENT is dated 22 July 2010 (as amended on 21 February 2012 and 27 June 2012 and as further amended on the Effective Date (as defined below)) and, in its amended form, is made between:

(1)	TRANSGLOBE PETROLEUM INTERNATIONAL INC. (the "Borrower");

(2)
THE AFFILIATES of the Borrower listed in Part I (The Original Guarantors) of Schedule 1 (The Guarantors) as original guarantors (the "Original Guarantors") and the Affiliate of the Borrower listed in Part II (The Additional Guarantor) of Schedule 1 (The Guarantors) as an Additional Guarantor;

(3)
SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED as co-ordinating mandated lead arranger and initial mandated lead arranger (the "Co-ordinating Mandated Lead Arranger" and the "Initial Mandated Lead Arranger");

(4)
EXPORT DEVELOPMENT CANADA and INTERNATIONAL FINANCE CORPORATION as additional mandated lead arrangers (together with the Co-ordinating Mandated Lead Arranger and Initial Mandated Lead Arranger, the "Mandated Lead Arrangers");

(5)
SUMITOMO MITSUI BANKING CORPORATION, BRUSSELS BRANCH and EXPORT DEVELOPMENT CANADA as original lenders (the "Original Bank Tranche Lenders") and INTERNATIONAL FINANCE CORPORATION ("IFC") (which became a Party to this Agreement, as a Lender, pursuant to the Amendment and Restatement Agreement);

(6)	SUMITOMO MITSUI BANKING CORPORATION, BRUSSELS BRANCH as Facility Agent;

(7)	SUMITOMO MITSUI BANKING CORPORATION, BRUSSELS BRANCH as the issuer of any Letters of Credit (the "Fronting Bank");

(8)	SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED as Security Trustee;

(9)	SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED as Technical Bank; and

(10)	SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED as English Account Bank.
IT IS AGREED as follows:
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:
"Abandonment Date" means, in relation to each Borrowing Base Asset and each Projection, the date shown in such Projection on which it is reasonably anticipated that such Borrowing Base Asset and/or the relevant facilities relating thereto will be abandoned.
"Acceptable Bank" means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or A3 or higher by Moody's Investor Services Limited or a comparable rating from an internationally recognised credit rating agency or any other bank or financial institution approved by the Facility Agent.
"Account Banks" means the Egyptian Account Bank and the English Account Bank, and "Account Bank" means either one of them.
"Accession Letter" means a letter substantially in the form set out in Part I (Form of Accession Letter) of Schedule 10 (Accession Documents).

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"Additional Cost Rate" has the meaning given to that term in Schedule 7 (Mandatory Cost Formula).
"Additional Guarantor" means the company listed in Part II (The Additional Guarantor) of Schedule 1 (The Guarantors) and any other company which becomes an Additional Guarantor in accordance with Clause 28 (Changes to the Obligors).
"Administrative Finance Parties" means each of the Mandated Lead Arrangers, the Facility Agent, the Security Trustee, the Technical Bank, the Fronting Bank and the English Account Bank.
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
"Aggregate Bank Tranche Commitments" means, in relation to any Specified Period or any day falling in that Specified Period, the sum of the Bank Tranche Lenders' Bank Tranche Commitments for that Specified Period, which as at the Effective Date and subject to any cancellation, reduction or transfer of any Bank Tranche Lender's Bank Tranche Commitment in accordance with this Agreement, is the amount (in dollars) set opposite that Specified Period in the last column (headed "Aggregate Bank Tranche Commitments") of the table in Part I of Schedule 2 (The Lenders).
"Aggregate Commitments" means, in relation to any Specified Period or any day falling in that Specified Period, the sum of the Bank Tranche Commitments and the IFC Tranche Commitment for that Specified Period.
"Amendment and Restatement Agreement" means the amendment and restatement agreement dated on or about 11 June 2013 between, among others, the Borrower and the Facility Agent which amends certain terms of this Agreement.
"Applicable Payment" means:

(A)	in respect of a payment made by or on behalf of EGPC to an Egyptian Borrowing Base Obligor, the payment of any amount to its Egyptian Revenue Account; or

(B)
in respect of a payment made by or on behalf of any other person to TransGlobe West Gharib, the payment of any amount which is equal to or exceeds $[redacted] (or its equivalent in another currency or currencies) to the Egyptian Revenue Account.

"Assignment Agreement" means an agreement substantially in the form set out in Schedule 9 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.
"Assumptions" means the Economic Assumptions and the Technical Assumptions.
"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
"Availability Period" means the period from and including 1 July 2010 to and including the date falling one month prior to the Final Maturity Date.
"Available Commitment" means, in relation to a Tranche, a Lender's Commitment under that Tranche minus:

(A)
the amount of its participation in any outstanding Utilisations under that Tranche (other than that Lender's participation in any Utilisations under that Tranche that are due to be repaid or prepaid on or before the proposed Utilisation Date); and

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(B)	in relation to any proposed Utilisations under that Tranche, the amount of its participation in any Utilisations under that Tranche that are due to be made on or before the proposed Utilisation Date.
"Bank Tranche" has the meaning given to it in Clause 2.1 (Facility).
"Bank Tranche Commitment" means:

(A)
in relation to each Original Bank Tranche Lender at any time during a Specified Period, the amount (in dollars) set opposite that Specified Period in the column in which that Bank Tranche Lender's name appears in the table in Part I of Schedule 2 (The Lenders) and the amount of any other Bank Tranche Commitment for that Specified Period transferred to it under this Agreement; and

(B)
in relation to any other Bank Tranche Lender at any time during a Specified Period, the amount (in dollars) of any Bank Tranche Commitment for that Specified Period transferred to it under this Agreement, in each case, to the extent not cancelled, reduced or transferred by it under this Agreement.
"Bank Tranche Lender" means:

(A)	an Original Bank Tranche Lender; and

(B)	any bank, financial institution, trust fund or other entity which has become a Party in accordance with Clause 26 (Changes to the Lenders) (other than IFC), which has not ceased to be a Party in accordance with the terms of this Agreement.
"Block" means:
(A)    Block 32, Block S-1 or West Gharib; or

(B)
any other group of Petroleum Assets in which a member of the Group has an interest and which, at the time they are designated as Borrowing Base Assets, are classified as a Block by the Technical Bank in consultation with the Borrower.

"Block 32" means Block 32 in the Masila Basin area in Eastern Yemen in which TG Holdings Yemen Inc. has a 13.81087% working interest.
"Block S-1" means Block S-1 in the Marib Basin area in Western Yemen in which TG West Yemen Inc. has a 20.62% working interest.
"Borrower Update" means a report prepared by or on behalf of the Borrower which updates the information and/or evaluation(s) contained in the most recent Reserves Report and including any additional information and/or evaluation(s) as the Technical Bank may reasonably require.
"Borrowing Base Amount" means, in relation to a Calculation Period or any day falling within such period, the amount (in dollars) specified in each Projection which is:
(A)    the lesser of A and B where:
(i)    "A" is the maximum aggregate amount of Utilisations which could be outstanding during that Calculation Period and which results in a PLCR as at the first day of that Calculation Period of not less than 1.5:1; and
(ii)    "B" is the maximum aggregate amount of Utilisations which could be outstanding during that Calculation Period and which results in a LLCR as at the first day of that Calculation Period of not less than 1.3:1, plus

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(B)
(to the extent the same has been approved by the Technical Bank) the amount of any capital expenditure in respect of any Borrowing Base Asset which is forecast to be spent in the first six months following the adoption of such Projection, provided that such amount shall not exceed the lower of (i) the aggregate of the capital expenditure projected to be undertaken in respect of Proven + Probable Reserves relating to Borrowing Base Assets as set out in the Reserves Report for that Calculation Period and (ii) the aggregate of the capital expenditure projected to be undertaken in respect of Proven + Probable Reserves relating to Borrowing Base Assets as set out in the Projection for that Calculation Period.

"Borrowing Base Asset" means (A) the Petroleum Assets listed in Part II (Revised Borrowing Base Assets) of Schedule 11 (Borrowing Base Assets) and (B) any other Petroleum Asset that has been designated as such in accordance with Clause 7 (Projections) but, in the case of (A) or (B), excluding any of the foregoing which has ceased to be designated a Borrowing Base Asset in accordance with Clause 7 (Projections).
"Borrowing Base Obligor" means:
(A)    TransGlobe West Gharib and TransGlobe West Bakr; and
(B)    any other Obligor which owns or exploits a Borrowing Base Asset.
"Break Costs" means the amount (if any) by which:

(A)
the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(B)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Calgary (in Alberta, Canada) and, in relation to any date for the payment or purchase of dollars, New York.
"Calculation End Date" means, in relation to each Projection, the last day of the last Calculation Period in which any item of Gross Expenditure and/or Gross Income is projected to arise.
"Calculation Period" means, in relation to each Projection, each of:

(A)	the period (the "first Calculation Period") commencing on the Recalculation Date on which such Projection is due to be adopted and ending on the first 30 June or 31 December to occur thereafter; and

(B)	thereafter, each successive period of six months commencing on 1 January or 1 July of each year.
"Commitment" means each of the Bank Tranche Commitment and the IFC Tranche Commitment.
"Compliance Certificate" means a certificate substantially in the form set out in Schedule 15 (Form of Compliance Certificate).

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"Computer Model" means the computer model used to prepare the Initial Projection, as amended from time to time in accordance with Clause 7.11 (Computer Model) or as otherwise agreed between the Borrower and the Technical Bank.
"Confidential Information" means all information relating to any member of the Group, the Finance Documents, the Borrowing Base Assets or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:
(A)    any member of the Group or any of its advisers; or

(B)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(1)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 40 (Confidentiality); or

(2)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(3)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (A) or (B) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Facility Agent.
"Cover Ratio Event" has the meaning given to that term in Clause 1.2 (Construction).
"CTA" means the Corporation Tax Act 2009.
"Debentures" means the unsecured debentures issued by the Parent pursuant to the terms of the Indenture.
"Debt Purchase Transaction" means, in relation to a person, a transaction where such person:
(A)    purchases by way of assignment or transfer;
(B)    enters into any sub-participation in respect of; or

(C)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of, any Commitment or amount outstanding under this Agreement.
"Debt Service Reserve Account" has the meaning given to that term in Clause 20 (Project Accounts).
"Default" means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) (other than Clause 25.19 (Acceleration) and Clause 25.20 (IFC Acceleration)) which would (with the expiry of a grace period, the giving of notice, the

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making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
"Defaulting Lender" means any Lender:

(A)
which has failed to make its participation in a Loan available or has notified the Facility Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders' participation);

(B)    which has otherwise rescinded or repudiated a Finance Document; or

(C)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (A) above:
(1)    its failure to pay is caused by:

(a)	administrative or technical error; or

(b)	a Disruption Event; and

(c)	payment is made within 3 Business Days of its due date; or

(2)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
"Defined Convertible Currency" means pounds sterling, euros, dollars or Canadian dollars.
"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Security Trustee.
"Disbursement Account" has the meaning given to that term in Clause 20.8.2 (Other accounts).
"Disruption Event" means either or both of:

(A)
a material disruption to those payment or communication systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(B)	the occurrence of any other event which results in a disruption (of technical or systems related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(1)	from performing its payment obligations under the Finance Documents; or

(2)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which, in either such case, is not caused by, and is beyond the control of, the Party whose operations are disrupted.
"DSCR" means, in relation to any Calculation Period, the debt service cover ratio for such period being the ratio of A-B-C+D+E:F as shown in the then current Projection, where:
"A" is the Gross Income of the Group projected to be received in that Calculation Period
"B" is the aggregate of (i) the Group's general and administrative expenditure (excluding, for the avoidance of doubt, any expenditure to be made in respect of F below) and (ii) operating expenditure and capital expenditure on Borrowing Base Assets, in each case projected to be made in that Calculation Period

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"C" is Gross Expenditure (excluding any expenditure falling within B above) projected to be made in that Calculation Period
"D" is the balance of the Revenue Accounts (in aggregate) on the first day of such Calculation Period, provided that, to the extent that any amount of D is projected to be utilised in any Calculation Period to ensure that the DSCR is at least 1.2:1 (the "Deficient Cash Amount"), D in any subsequent Calculation Period in the then current Projection shall be reduced by the Deficient Cash Amount
"E" is the amount of the undrawn Borrowing Base Amount which is available for drawing on the first day of such Calculation Period, provided that, to the extent that any amount of E is projected to be utilised in any Calculation Period to ensure the DSCR is at least 1.2:1 (the "Deficient Drawn Amount"), E in any subsequent Calculation Period in the then current Projection shall be reduced by the Deficient Drawn Amount
"F" is the aggregate amount of principal, interest, fees, commission and other amounts due and payable by the Obligors in the relevant Calculation Period under the Finance Documents, excluding the repayment of any principal which may be re-borrowed as a Rollover Loan but including any amounts of principal, interest, fees, commission and other amounts which would be due and payable on any Deficient Drawn Amount.
For the purposes of this definition, the Deficient Cash Amount shall be utilised in any Calculation Period to ensure that the DSCR is at least 1.2:1 and prior to the utilisation in any Calculation Period of the Deficient Drawn Amount.
"Economic Assumption" means each of the following economic assumptions, and the values ascribed to such assumptions, upon which each Projection or draft Projection and, in each case, the calculations and information therein are, or are to be, based:
(A)    Petroleum prices;
(B)    exchange rates;
(C)    inflation rates;
(D)    [deleted];
(E)    interest rates; and

(F)	any other assumption that the Technical Bank and the Borrower agree shall be treated as "Economic Assumptions".
"Effective Date" has the meaning given to that term in the Amendment and Restatement Agreement.
"EGPC" means the Egyptian General Petroleum Corporation, an Egyptian legal entity created by the Egyptian Law No. 167 of 1958 (as amended).
"Egyptian Account Bank" means HSBC Bank Egypt S.A.E (or such other bank having a branch in Egypt as may be acceptable to the Borrower and the Facility Agent, each acting reasonably) in its capacity as account bank in relation to the Egyptian Revenue Accounts.
"Egyptian Account Charge" means:

(A)	the account charge dated 28 July 2010 made between TransGlobe West Gharib, the Egyptian Account Bank and the Security Trustee, governed by Egyptian law; or

(B)	any other account charge to be made by an Egyptian Borrowing Base Obligor, the Egyptian Account Bank and the Security Trustee, governed by Egyptian law.
"Egyptian Account Control Agreement" means:

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(A)	the account control agreement dated 28 July 2010 made between TransGlobe West Gharib, the Egyptian Account Bank and the Security Trustee, governed by Egyptian law; or

(B)	any other account control agreement to be made by an Egyptian Borrowing Base Obligor, the Egyptian Account Bank and the Security Trustee, governed by English law.
"Egyptian Borrowing Base Obligor" means any Borrowing Base Obligor which owns or exploits a Borrowing Base Asset located in Egypt.
"Egyptian Revenue Accounts" has the meaning given to that term in Clause 20 (Project Accounts).
"Enforcement Date" means the date on which a notice is issued under Clause 25.19 (Acceleration) or Clause 25.20. (IFC Acceleration).
"English Account Bank" means Sumitomo Mitsui Banking Corporation Europe Limited in its capacity as account bank in relation to the Project Accounts (other than the Egyptian Revenue Accounts) or any other person that replaces it in such capacity in accordance with this Agreement.
"English Revenue Accounts" has the meaning given to that term in Clause 20 (Project Accounts).
"Environment" means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(A)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(B)	water (including without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(C)	land (including, without limitation, land under water).
"Environmental Claims" means any claim by any person in connection with (i) a breach, or alleged breach, of Environmental Laws; (ii) any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to the Environment; or (iii) any other environmental contamination.
"Environmental Laws" means any law or regulation concerning (i) the protection of health and safety; (ii) the Environment; or (iii) any emission or substance which is capable of causing harm to the Environment.
"Environmental Licences" means all Authorisations necessary under Environmental Law for the ownership of an interest in any Petroleum Asset, the exploitation of such Petroleum Asset (or any aspect thereof), and/or the carrying out of the operations and activities relating to such Petroleum Asset.
"Event of Default" means any event or circumstance specified as such in Clause 25 (Events of Default) (other than each of Clause 25.19 (Acceleration) and Clause 25.20 (IFC Acceleration)) and an IFC Event of Default.
"Existing Credit Agreement" means the Second Amended and Restated Credit Agreement dated as of February 5, 2008, as amended, between the Borrower, the Parent and the other Obligors (as defined therein), Standard Bank Plc as agent and the Banks (as defined therein).
"Expiry Date" means, for a Letter of Credit, the last day of its Term.
"Facility" means the credit facility described in Clause 2.1 (Facility).

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"Facility Agent" means Sumitomo Mitsui Banking Corporation, Brussels Branch in its capacity as agent for the other Finance Parties or any other person that replaces it in such capacity in accordance with this Agreement.
"Facility Office" means the office or offices notified by a Lender to the Facility Agent (and, in the case of IFC whilst it is a Lender, to the Facility Agent and the Borrower) in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement (and, in the case of IFC whilst it is a Lender, the IFC Finance Contract).
"Fee Letter" means each of:

(A)
any letter between (i) all or any of the Obligors and (ii) all or any of the Administrative Finance Parties or IFC relating to the payment of fees by the Obligors (or any of them) to such Administrative Finance Party(ies) or IFC (as applicable); and

(B)	any other letter designated as such by the Facility Agent and the Borrower.
"Final Maturity Date" means the earlier to occur of:

(A)	31 December 2017 (or such later date as may be agreed between the Lenders and the Borrower); and
(B)    the Reserve Tail Date.
"Finance Document" means:
(A)    this Agreement;
(B)    any Security Document;
(C)    any Egyptian Account Control Agreement;
(D)    any Fee Letter;

(E)
(other than for the purposes of Clauses 14 (Tax Gross up and Indemnities), 15 (Increased Costs), 33.9 (No set-off by Obligors) and 39 (Amendments and Waivers)) any Hedging Agreement entered into with a Hedging Bank;

(F)	any Transfer Certificate;
(G)    any Accession Letter;
(H)    any Hedging Accession Agreement;
(I)    any Compliance Certificate;
(J)    the Mandate Letter;
(K)     (whilst IFC is a Lender) the IFC Finance Contract; and

(L)	any other document designated as such by the Borrower and the Facility Agent.
"Finance Party" means each of the Lenders, the Hedging Banks, the Mandated Lead Arrangers, the Fronting Bank, the Security Trustee, the Facility Agent, the English Account Bank and the Technical Bank.
"Financial Indebtedness" means any indebtedness for or in respect of:

(A)	moneys borrowed;

(B)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

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(C)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(D)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(E)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(F)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(G)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(H)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(I)	the amount paid up or credited as paid up on any redeemable share capital; and

(J)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (A) to (I) above.
"Financial Quarter" means the period commencing on the day after one Financial Quarter Date and ending on the next Financial Quarter Date.
"Financial Quarter Date" means 31 March, 30 June, 30 September and 31 December.
"GAAP" means international financial reporting standards.
"Gross Expenditure" means, in relation to any period and any member of the Group, without double counting:

(A)	to the extent that the same is payable in that period by that member of the Group:

(1)	in respect of any Borrowing Base Asset, all cash calls and invoices delivered by the operator of that Borrowing Base Asset; and
(2)    to the extent not covered by paragraph (1) above:

(a)	all costs of producing, lifting, transporting, storing, processing and selling any Petroleum derived from that Borrowing Base Asset;

(b)	all costs of reinstating any damaged facilities relating to that Borrowing Base Asset;

(c)	all costs of satisfying any liability in respect of seepage, pollution and well control;

(d)	all insurance premiums and all the fees, costs and expenses of insurance brokers;

(e)	all exploration, appraisal, development and operational expenditure on that Borrowing Base Asset;

(f)
all costs of abandonment and any payments to make provision for abandonment costs in accordance with all relevant Project Documents relating to the whole or any part of that Borrowing Base Asset or any physical assets associated with it; and

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(g)	any royalties under any Petroleum production licence;
(B)    any Taxes payable by that member of the Group in that period;

(C)	any bonuses payable to governmental authorities in respect of Borrowing Base Assets in accordance with an applicable production sharing agreement;

(D)	any general and administrative expenditure not falling within paragraph (A) above which is payable by that member of the Group in that period;

(E)	any Hedging Costs which are payable by that member of the Group in that period; and

(F)	any other expenditure payable by any member of the Group in that period (whether or not related to the Borrowing Base Assets), and disregarding any amount of principal, interest, fees, commission and other amounts due and payable by the Obligors under the Finance Documents in the relevant period.
"Gross Income" means, in relation to any period and Obligor, without double counting:

(A)	to the extent that the same is payable in that period to that Obligor in respect of any Borrowing Base Asset:

(1)	the gross proceeds (without deductions whatsoever) of any disposal of any Petroleum derived from that Borrowing Base Asset paid or payable to that Obligor in that period; and

(2)	any other amounts paid or payable to that Obligor in that period in respect of that Borrowing Base Asset (including any proceeds of insurance and refunds of Taxes); and

(B)	any Hedging Receipts which are payable to that Obligor in that period.
"Group" means the Parent and its Subsidiaries for the time being.
"Group Structure Chart" means the structure chart of the Group in a form initialled by or on behalf of the Borrower and the Facility Agent on or before the signing of this Agreement for the purposes of identification.
"Guarantor" means an Original Guarantor or an Additional Guarantor, unless (in each case) it has ceased to be a Guarantor in accordance with Clause 28 (Changes to the Obligors).
"Hedging Accession Agreement" means an agreement the form and substance of which complies with (a) the form of the agreement set out in Part II (Form of Hedging Accession Agreement) of Schedule 10 (Accession Documents) or (b) such other form as the Facility Agent may approve (acting reasonably).
"Hedging Agreement" means each interest, currency or commodity swap, option, cap, collar, floor or similar arrangement or other hedging arrangement.
"Hedging Bank" means:

(A)	any Lender that is party to a Hedging Agreement; and

(B)
any Affiliate of any Lender that (i) is a party to a Hedging Agreement and (ii) accedes, and becomes a party, to this Agreement as a "Hedging Bank" in accordance with this Agreement (provided that such Affiliate shall cease to be a "Hedging Bank" when that Lender ceases to be a Lender hereunder or, if earlier, when it ceases to be an Affiliate of the relevant Lender).

"Hedging Costs" means any amount falling due from an Obligor under a Hedging Agreement except for any Hedging Termination Payment.

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"Hedging Liabilities" means any liabilities of any Obligor under or in respect of any Hedging Agreement (including any Hedging Costs and Hedging Termination Payments due, in each case, from that Obligor under such Hedging Agreement).
"Hedging Receipts" means any amount falling due to an Obligor under a Hedging Agreement except for any Hedging Termination Payment.
"Hedging Termination Payment" means any amount falling due from or, as the case may be, to any Obligor under a Hedging Agreement as a direct or indirect result of the termination of that Hedging Agreement, other than interest accruing on any amount not paid when due.
"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
"IFC Approved Purpose" means general corporate purposes relating to the Borrowing Base Assets, the refinancing of maturing Loans and the financing of the Obligors' working capital requirements in Egypt, Yemen or any other jurisdiction agreed by the Borrower and IFC and the general administrative and operating expenses of the Obligors.
"IFC Event of Default" has the meaning given to that term in Clause 25.20 (IFC Acceleration).
"IFC Finance Contract" means the agreement dated on or about the Effective Date between the Borrower and IFC.
"IFC Information Undertakings" means each of the undertakings set out in clauses 5.1 (Access to premises etc.), 5.4 (Payments to government authorities) and 5.7 (Information covenants) of the IFC Finance Contract.
"IFC Representations" means each of the representations set out in Clause 3 (Representations) of the IFC Finance Contract.
"IFC Tranche" has the meaning given to that term in Clause 2.1 (Facility).
"IFC Tranche Commitment" means, in relation to IFC, at any time during a Specified Period, the amount (in dollars) set opposite that Specified Period in the column in which IFC's name appears in the table in Part II of Schedule 2 (The Lenders) and the amount of any other Commitment for that Specified Period transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
"Impaired Agent" means the Facility Agent or the Security Trustee (as the case may be) at any time when:

(A)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(B)	the Facility Agent or the Security Trustee (as the case may be) otherwise rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document;

(C)	(if the Facility Agent or the Security Trustee (as the case may be) is also a Lender) it is a Defaulting Lender under paragraph (A) or (B) of the definition of "Defaulting Lender"; or

(D)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent or the Security Trustee (as the case may be);
unless, in the case of paragraph (A) above:
(1)    its failure to pay is caused by:
(a)    administrative or technical error; or

11/11665581    12

(b)    a Disruption Event; and
payment is made within 3 Business Days of its due date; or

(2)	the Facility Agent or the Security Trustee (as the case may be) is disputing in good faith whether it is contractually obliged to make the payment in question.
"Inconvertibility Balance" has the meaning given to that term in Clause 32.6(B) (Payments during an Inconvertibility Event).
"Inconvertibility Event" has the meaning given to that term in Clause 32.5 (Exceptions).
"Indenture" means the indenture agreement dated on or about 22 February 2012 between the Parent and Olympia Trust Company pursuant to which the Parent may issue unsecured debentures.
"Independent Auditor" means a firm of auditors of international standing selected by the Facility Agent after consultation with the Borrower.
"Independent Engineer" means DeGolyer and MacNaughton or such other reputable independent petroleum engineer or other expert appointed by the Technical Bank in consultation with the Borrower.
"Information Memorandum" means the document in the form approved by the Borrower concerning the Facility and the Group which was prepared by the Mandated Lead Arrangers and distributed to selected financial institutions for the purposes of syndication of the Facility.
"Initial Projection" means the Projection delivered pursuant to Clause 4.1 (Initial conditions precedent).
"Insolvency Event" in relation to a Finance Party means that the Finance Party:

(A)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(B)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(C)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(D)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(E)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (D) above and:

(1)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(2)	is not dismissed, discharged, stayed or restrained in each case within 7 days of the institution or presentation thereof;

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(F)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(G)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(H)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(I)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (A) to (H) above; or

(J)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
"Insolvency Officer" means any liquidator, trustee in bankruptcy, judicial custodian or manager, compulsory manager, receiver, receiver and manager, administrative receiver, administrator, monitor or other similar officer, in each case, appointed in any jurisdiction.
"Insurances" means any insurances that are required to be maintained by, or on behalf of, any member of the Group pursuant to this Agreement.
"Interim Projection" means each Projection that is adopted or due to be adopted on each Interim Recalculation Date.
"Interim Recalculation Date" means any date nominated by the Technical Bank pursuant to Clause 7.1.2 (Adoption).
"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).
"ISDA Master Agreement" means the 1992 or 2002 ISDA Master Agreement (Multicurrency–Cross Border) published by the International Swaps and Derivatives Association.
"ITA" means the Income Tax Act 2007.
"L/C Commission" has the meaning given to that term in Clause 13.2 (L/C commission).
"L/C Proportion" means, in relation to any Lender in respect of any Letter of Credit at any time, the proportion (expressed as a percentage) borne by that Lender's Commitment to the Aggregate Commitments at such time or, if at any such time the Aggregate Commitments have been reduced to zero, the proportion, (expressed as a percentage) borne by that Lender's Commitment to the Aggregate Commitments immediately prior to such reduction.
"Lender" means each Bank Tranche Lender and IFC, which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
"Letter of Credit" means a letter of credit issued or to be issued pursuant to Clause 6 (Utilisation – Letters of Credit).
"LIBOR" means, in relation to any Loan:

(A)	the applicable Screen Rate; or

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(B)
(if no Screen Rate is available for dollars for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. (London time) on the Quotation Day for the offering of deposits in dollars and for a period comparable to the Interest Period of that Loan.
"LLCR" means the loan life cover ratio being, in relation to any Calculation Period, the ratio of N:D as shown in the then current Projection where:
"N" is the net present value (as at the first day of that Calculation Period) of the aggregate of the Projected Net Revenues for that Calculation Period and for each Calculation Period occurring thereafter which ends on or before the Final Maturity Date, discounted at a discount rate which is equal to the higher of (i) the aggregate of the US$ LIBOR 5-year swap fixed rate on that date plus the Margin and (ii) 8 per cent. per annum, taking into account the effect of any Hedging Agreements then existing; and
"D" is the aggregate amount of the Utilisations outstanding or, as the case may be, projected to be outstanding on the first day of that Calculation Period.
"LMA" means the Loan Market Association.
"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
"Majority Lenders" means:

(A)
until the Aggregate Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregate 66 2/3% or more of the Aggregate Commitments (or, if the Aggregate Commitments have been reduced to zero and there are no Utilisations then outstanding, aggregated 66 2/3% or more of the Aggregate Commitments immediately prior to the reduction); or

(B)	at any other time, a Lender or Lenders whose participations in the Utilisations then outstanding aggregate 66 2/3% or more of all the Utilisations then outstanding.
"Mandate Letter" means the mandate letter dated 14 December 2009 between the Borrower and Sumitomo Mitsui Banking Corporation Europe Limited.
"Mandatory Cost" means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 7 (Mandatory Cost Formula).
"Margin" means, in relation to any Utilisation on any day, [amount has been redacted], provided that on each day that the aggregate of the outstanding Utilisations is less than [amount has been redacted], the Margin shall be [amount has been redacted].
"Material Adverse Effect" means a material adverse effect on:

(A)	the ability of any Obligor to perform any of its obligations under any Finance Document as and when they fall due to be performed;

(B)	the business, property, operations, prospects or financial condition of the Obligors taken as a whole;

(C)	the validity or enforceability of any Finance Document or any material provision thereof; or

(D)	the rights and remedies of any Finance Party under any Finance Document.
"Maximum Available Amount" has the meaning given to that term in Clause 4.2.3.

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"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(A)
(subject to paragraph (C) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(B)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(C)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.
"Obligor" means the Borrower or a Guarantor.
"Original Obligor" means the Borrower or an Original Guarantor.
"Original Reserves" means, in relation to each Borrowing Base Asset, the quantities of Petroleum forecast in the first Projection in which such Petroleum Asset is included as a Borrowing Base Asset to be produced from such Borrowing Base Asset from the first day of the first Calculation Period shown in such Projection up to (and including) the Abandonment Date for such Borrowing Base Asset, as such quantity of Petroleum reserves may be adjusted to reflect actual recoveries of Petroleum since the date of such first Projection and any upgrade or downgrade of Petroleum reserves taken into account in the current Projection.
"Parent" means TransGlobe Energy Corporation.
"Participating Member State" means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
"Party" means a party to this Agreement.
"Petroleum" means any mineral, oil or relative hydrocarbon (including condensate and natural gas liquids) and natural gas existing in its natural condition in strata (but not including coal or bituminous shale or other stratified deposits from which oil can be extracted by destructive distillation).
"Petroleum Asset" means (i) any Petroleum field, pipeline transmission system or other Petroleum project, (ii) the wells, facilities and equipment relating to such field, system or project and/or (iii) the interests in such field, system, project, wells, facilities or equipment.
"PLCR" means the project life cover ratio being, being, in relation to any Calculation Period, the ratio of N:D as shown in the then current Projection where:
"N" is the net present value (as at the first day of that Calculation Period) of the aggregate of the Projected Net Revenues for that Calculation Period and for each Calculation Period occurring thereafter which ends on or before the Calculation End Date, discounted at a discount rate which is equal to the higher of (i) the aggregate of the US$ LIBOR 5-year swap fixed rate on that date plus the Margin and (ii) 8 per cent. per annum, taking into account the effect of any Hedging Agreements then existing; and
"D" is the aggregate amount of the Utilisations outstanding or, as the case may be, projected to be outstanding on the first day of that Calculation Period.

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"Preferred Payment" has the meaning given to that term in Clause 32.5.2 (Exceptions).
"Project Accounts" means the Revenue Accounts and the Debt Service Reserve Account.
"Project Documents" means, in relation to each Borrowing Base Asset:

(A)
each joint operating agreement and/or unitisation and unit operating agreement relating thereto, each agreement relating to the transportation, processing and/or storage of production therefrom and each agreement for the sale or marketing of production therefrom and each other major agreement relating to that Borrowing Base Asset and/or Petroleum produced therefrom;

(B)
any Authorisation required for the lawful exploitation, development or operation of that Borrowing Base Asset or the production, transportation or sale of Petroleum therefrom (and including, without limitation, any Petroleum production licence);

(C)	any development plan approved by any relevant operating committee and/or any appropriate governmental or other regulatory authority relating to that Borrowing Base Asset;

(D)	any documents relating to the acquisition by any Obligor of any interests in any Borrowing Base Asset or of any entity holding the interest in such Borrowing Base Asset; and

(E)	any other document designated as such by the Borrower and the Facility Agent.
"Projected Net Revenues" means, in relation to any period, an amount (which may be a negative or positive figure) calculated by deducting "B" from "A" where:
"A" is the aggregate of the Gross Income of the Group projected to be received in that period; and
"B" is the aggregate of the Gross Expenditure of the Group projected to be made in that period, but disregarding any:

(A)	amount described in paragraphs (A)(2)(c), (A)(2)(d), (A)(2)(g) and (F) of the definition of Gross Expenditure which does not relate to a Borrowing Base Asset; and

(B)	general and administrative expenditure which does not relate to a Borrowing Base Asset for all periods other than the first Calculation Period in any Projection.
"Projection" means a consolidated cashflow and debt service projection in respect of the Group prepared or to be prepared pursuant to this Agreement.
"Proven + Probable Reserves" means, in relation to any Petroleum Asset, proved + probable reserves as determined in accordance with The Canadian Securities Administrators National Instrument 51-101 (Standards of Disclosure for Oil and Gas Activities) for reporting issuers in Canada, as may be amended, supplemented or replaced from time to time.
"Proven Reserves" means, in relation to any Petroleum Asset, proved reserves as determined in accordance with The Canadian Securities Administrators National Instrument 51-101 (Standards of Disclosure for Oil and Gas Activities) for reporting issuers in Canada, as may be amended, supplemented or replaced from time to time.
"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the London interbank market in which case the Quotation Day will be determined by the Facility Agent in accordance with market practice in the London interbank market

11/11665581    17

(and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).
"Recalculation Date" means any Scheduled Recalculation Date or Interim Recalculation Date.
"Reduction Date" means (i) each Recalculation Date and (ii) to the extent that the same does not coincide with a Recalculation Date, each date on which a Projection is adopted in accordance with Clause 7 (Projections).
"Reference Banks" means Sumitomo Mitsui Banking Corporation Europe Limited or such other banks as may be appointed by the Facility Agent in consultation with the Borrower.
"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
"Relevant Affiliate" means, to the extent that it is not already an Obligor, any wholly-owned Subsidiary of an Obligor or any wholly-owned Subsidiary of a Holding Company of an Obligor.
"Remaining Reserves" means, in relation to each Borrowing Base Asset and any date, the quantities of Petroleum forecast in the then current Projection to be produced by that Borrowing Base Asset in the period from that date up to (and including) the Abandonment Date for such Borrowing Base Asset (as determined in accordance with Clause 7 (Projections)).
"Renewal Letter of Credit" means a Letter of Credit issued in accordance with the requirements of Clause 6.4 (Renewal of a Letter of Credit).
"Repeating Representations" means each of the representations set out in Clause 21 (Representations) other than in sub-Clauses 21.7 (Governing law and enforcement), 21.8 (Deduction of Tax), 21.9 (No filing or stamp taxes), 21.11 (No misleading information), 21.12.2 (Financial statements), 21.14 (No proceedings pending or threatened), 21.15 (Ownership), 21.17 (Environmental matters), 21.20 (Security), 21.24 (No Financial Indebtedness, guarantees or Security) and 21.26 (Solvency).
"Reports" means each of the documents listed in paragraph 4 of Part I of Schedule 3 (Conditions precedent).
"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
"Required Balance" means in relation to any date, the aggregate amount of interest and L/C Commission payable by the Borrower under the Finance Documents for the following six month period on the Utilisations outstanding on that date, as determined by the Facility Agent from time to time (and notified to the Borrower in writing).
"Required Retention Amount" means, in relation to any date, the amount, in dollars, equal to:

(A)
the amount certified by the Borrower (in a Working Capital Certificate delivered to the Technical Bank, the English Account Bank and the Facility Agent no later than 10 Business Days prior to that date) as being the aggregate amount required to be retained by the Borrowing Base Obligors in the Revenue Accounts in order for each Borrowing Base Obligor to meet its liabilities, in each case as they fall due in the period of 90 days from that date (in each case taking into account the

11/11665581    18

income receivable by it in that period and the timing of the receipt of such income); or

(B)
if the Borrower fails to deliver a Working Capital Certificate to the Technical Bank, the English Account Bank and the Facility Agent at least 10 Business Days prior to that date, the amount which the Facility Agent (in consultation with the Technical Bank) determines acting reasonably as being the amount required by the Borrowing Base Obligors in order to meet their working capital requirements in the period of 90 days from that date.

"Reserves Report" means a report prepared by an Independent Engineer containing such information and/or evaluation(s) (relating to each Borrowing Base Asset or, as the case may be, any other Petroleum Asset which the Borrower is seeking to have designated as a Borrowing Base Asset) as the Technical Bank may reasonably require including evaluation(s) of the recoverable reserves (both Proven + Probable Reserves and Proven Reserves) and/or production profiles of such Borrowing Base Assets or, as the case may be, Petroleum Assets.
"Reserve Tail Date" means the Reduction Date immediately preceding the date (reflected in each Projection) on which the aggregate Remaining Reserves for all Borrowing Base Assets is forecast to fall below 20% of the aggregate Original Reserves for such Borrowing Base Assets (as determined in accordance with Clause 7 (Projections)).
"Restricted Payment Event" means, at any time, circumstances in which:

(A)
the Central Bank of Egypt or other Relevant Authority in Egypt has implemented restrictions in such a way that the Egyptian Borrowing Base Obligors are prohibited, notwithstanding the provisions of their production sharing agreements, from remitting, in a Defined Convertible Currency, profits made or funds received by them, or funds held by them in a bank account located, in Egypt, to a Person or a bank account located in a country other than Egypt; and

(B)	the Borrowing Base Obligors:

(i)
have received, in the prior three month period, payments for cargos lifted or otherwise received in a country other than Egypt in an aggregate amount of less than [redacted], and if such were the case,

(ii)
have received, in the prior three month period, payments for cargos lifted or otherwise received in a country other than Egypt, which, when aggregated with payments to be received in the subsequent three month period, as advised by EGPC or other Relevant Authority in Egypt, for cargos to be lifted or otherwise received in a country other than Egypt, amount to less than [redacted].

"Revenue Accounts" means the English Revenue Accounts and the Egyptian Revenue Accounts.
"Rollover Loan" means one or more Loans:
(A)    made or to be made on the same day that a maturing Loan is due to be repaid;
(B)    the aggregate amount of which is equal to or less than the maturing Loan; and

(C)	made or to be made to the Borrower for the purpose of refinancing a maturing Loan.
"Scheduled Projection" means each Projection that is adopted or due to be adopted on a Scheduled Recalculation Date.

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"Scheduled Recalculation Date" means each 30 June and 31 December occurring before the Final Maturity Date.
"Screen Rate" means in relation to LIBOR, the British Bankers' Association Interest Settlement Rate for dollars for the relevant period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.
"Secured Liabilities" means all or any monies, obligations and liabilities now or hereafter due, owing or incurred by any Obligor to any Finance Party under or pursuant to the Finance Documents, in each case, whether by acceleration or otherwise, and whether such monies, obligations or liabilities are express or implied; present, future or contingent; joint or several; incurred as principal or surety; originally owing to the Finance Party(ies) or purchased (whether by assignment or otherwise) or acquired in any other way by the Finance Party(ies); or denominated in dollars or any other currency.
"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Security Document" means:

(A)
each document entered into pursuant to which Security over the share capital of each Obligor (other than the Parent) is granted to the Finance Parties or, as the case may be, the Security Trustee (in its capacity as such);

(B)
each document entered into pursuant to which Security is granted by any Obligor over that Obligor's assets to the Finance Parties or, as the case may be, the Security Trustee (in its capacity as such);

(C)
each other document evidencing or creating any Security in favour of the Finance Parties (or, as the case may be, the Security Trustee (in its capacity as such)) for, or in respect of, the liabilities and obligations of any Obligor under this Agreement or any other Finance Documents; and

(D)    each other document designated as such by the Facility Agent and the Borrower.
"Security Trustee" means Sumitomo Mitsui Banking Corporation Europe Limited in its capacity as security trustee for the Finance Parties or any other person that replaces it in such capacity in accordance with this Agreement.
"Specified Period" means each period specified in the first column (headed "Specified Period") of each table set out in Schedule 2 (The Lenders).
"Subsidiary" means, in relation to any person (a "parent entity"), any other person (the "relevant entity") (a) in respect of which that parent entity holds or owns (directly or indirectly) more than 50% of the voting capital or similar ownership rights or (b) over which that parent entity has direct or indirect control (where, for the purposes of this definition, "control" means the power to direct the management and the policies of the relevant entity whether through the ownership of voting capital, by contract or otherwise).
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Technical Assumption" means any assumptions (other than an Economic Assumption), and the values ascribed to such assumptions, upon which each Projection or draft Projection and, in each case, the calculations and information therein are, or are to be, based.

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"Technical Bank" means Sumitomo Mitsui Banking Corporation Europe Limited in its capacity as technical bank or any other person that replaces it in such capacity in accordance with this Agreement.
"Term" means, in relation to any Letter of Credit, the period during which the Fronting Bank is under a liability under that Letter of Credit.
"Test Date" has the meaning given to that term in Clause 23.2 (Definitions).
"Total Available Commitments" means the aggregate for the time being of each Lender's Available Commitment.
"Tranche" means the Bank Tranche or the IFC Tranche or both.
"Transaction Documents" means the Project Documents and the Finance Documents.
"Transaction Security" means the Security created or expressed to be created in favour of the Security Trustee pursuant to the Security Documents.
"Transfer Certificate" means a certificate substantially in one of the forms set out in Schedule 8 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.
"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(A)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(B)	the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.
"TransGlobe Egypt" means TransGlobe Petroleum Egypt Inc.
"TransGlobe GOS" means TransGlobe GOS Inc.
"TransGlobe West Bakr" means TransGlobe West Bakr Inc.
"TransGlobe West Gharib" means TransGlobe West Gharib Inc.
"TransGlobe West Yemen" means TG West Yemen Inc.
"TransGlobe Yemen" means TG Holdings Yemen Inc.
"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.
"Utilisation" means a Loan or a Letter of Credit.
"Utilisation Date" means the date of a Utilisation, being (a) in the case of any Loan, the date on which the Loan is made or (b) in the case of any Letter of Credit, the date on which that Letter of Credit is issued or, as the case may be, in relation to any Letter of Credit that is being or has been renewed, the date on which that Letter of Credit is renewed and re-issued.
"Utilisation Request" means:

(A)	in relation to any Loan, a notice substantially in the form set out in Part I (Loans) of Schedule 5 (Utilisation Request); and

(B)	in relation to any Letter of Credit, a notice substantially in the form set out in Part II (Letters of Credit) of Schedule 5 (Utilisation Request).
"VAT" means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

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"West Gharib" means that part of the West Gharib region of Egypt in which TransGlobe West Gharib has a 100% working interest.
"Working Capital Certificate" means a certificate substantially in the form set out in Schedule 13 (Working Capital Certificate).

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:

(A)	any Finance Party or any Obligor shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(B)	"assets" includes present and future properties, revenues and rights of every description;

(C)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(D)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(E)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(F)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a kind that is normally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(G)	"disposal" means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and "dispose" will be construed accordingly;

(H)	a provision of law is a reference to that provision as amended or re-enacted;

(I)	a time of day is a reference to London time;

(J)
any matter "including" specific instances or examples of such matter shall be construed without limitation to the generality of that matter (and references to "include" shall be construed accordingly); and

(K)	the Interest Period of a Letter of Credit will be construed as a reference to the Term of that Letter of Credit;

(L)	an amount borrowed includes any amount utilised by way of Letter of Credit;

(M)	a Utilisation made or to be made to the Borrower includes a Letter of Credit issued on its behalf;

(N)	a Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit;

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(O)	amounts outstanding under this Agreement include amounts outstanding under any Letter of Credit;

(P)
an "outstanding" amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the Borrower in respect of that Letter of Credit at that time (without regard to any cash cover provided in relation to such Letter of Credit);

(Q)	the "face value" of any Letter of Credit is a reference to the face amount of the Letter of Credit on the date of its issue (without regard to any cash cover provided or any claims made thereunder);

(R)	the Borrower "repaying" or "prepaying" a Letter of Credit means:

(1)	the Borrower providing cash cover for that Letter of Credit;

(2)	the maximum amount payable under the Letter of Credit being reduced in accordance with its terms; or

(3)	the Fronting Bank being satisfied that it has no further liability under that Letter of Credit, and the amount by which a Letter of Credit is repaid or prepaid under paragraphs (R)(1) and (R)(2) above is the amount of the relevant cash cover or, as the case may be, relevant reduction;

(S)
the Borrower providing "cash cover" for a Letter of Credit means the Borrower paying an amount in the currency in which that Letter of Credit is denominated to an interest-bearing account in the name of the Borrower and the following conditions are met:

(1)	the account is with the Fronting Bank or any other Finance Party nominated by the Facility Agent with the approval of the Fronting Bank and the Majority Lenders;

(2)
withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit until no amount is or may be outstanding under that Letter of Credit; or

(3)
the Borrower has executed a security document, in form and substance satisfactory to the Facility Agent, the Security Trustee and the Fronting Bank creating a first ranking security interest over that account;

(T)	"USD", "$" or "dollars" is to the lawful currency for the time being of the United States of America; and

(U)	"EGP" or "Egyptian pounds" is to the lawful currency for the time being of Egypt.

1.2.2	Clause and Schedule headings are for ease of reference only.

1.2.3
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	A Default is "continuing" if it has not been remedied or waived.

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1.2.5
If a moratorium occurs in respect of an Obligor, the ending of that moratorium will not remedy any Event of Default caused by the moratorium and, notwithstanding any other term of the Finance Documents, that Event of Default will continue to be outstanding unless and until it is expressly waived by the Agent (acting on the instructions of the Majority Lenders).

1.2.6	For the purposes of this Agreement:

(A)
subject to the first sentence in Clause 7.1.1 (Adoption), a reference to the then "current Projection" is a reference to the Projection most recently adopted pursuant to Clause 7.9 (Adoption of Projections); and

(B)	a reference to the date on which any Projection is "due" to be adopted is a reference to the Recalculation Date as of which that Projection is to be prepared and adopted under Clause 7.1.1 (Adoption).

1.2.7	For the purposes of this Agreement:

(A)	a "Cover Ratio Event" shall occur if any Projection adopted pursuant to Clause 7 (Projections) demonstrates that:

(1)	the PLCR on any current or future Calculation Date shown in that Projection is less than 1.5:1;

(2)	the LLCR on any current or future Calculation Date shown in that Projection is less than 1.3:1; or

(3)	the DSCR on any current or future Calculation Date shown in that Projection is less than 1.2:1; and

(B)	each such Cover Ratio Event shall be "continuing" until the adoption of a subsequent Projection pursuant to Clause 7 (Projections) which demonstrates that (as applicable):

(1)	the PLCR on each current and future Calculation Date shown in that Projection is equal to or greater than 1.5:1;

(2)	the LLCR on each current and future Calculation Date shown in that Projection is equal to or greater than 1.3:1; and

(3)	the DSCR on each current and future Calculation Date shown in that Projection is equal to or greater than 1.2:1.

1.2.8	Any reference in this Agreement to a "Utilisation Request" for any Loan shall include any Utilisation Request which has been deemed to have been issued pursuant to Clause 6.7 (Loans to cover demands).

1.2.9
Any reference in this Agreement to the Borrowing Base Amount which is "applicable" at any date or period is a reference to the Borrowing Base Amount relating to that date or period as shown in the then current Projection.

1.2.10
Unless a contrary intention appears, the obligation(s) of each Obligor under this Agreement and/or the other Finance Documents shall remain in force for as long as any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

1.2.11
For the purpose of this Agreement, reference to a Commitment under a Tranche means, in relation to the Bank Tranche, the Bank Tranche Commitment and, in relation to the IFC Tranche, the IFC Tranche Commitment.

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1.3	Third party rights

1.3.1
Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.

1.3.2	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2.	THE FACILITY

2.1	Facility
Subject to the terms of this Agreement (and in the case of IFC whilst it is a Lender, the terms of the IFC Finance Contract), the Lenders make available to the Borrower:

2.1.12
a revolving credit facility made available by the Bank Tranche Lenders (which may be utilised by way of loans or letters of credit) in an aggregate amount equal to the Aggregate Bank Tranche Commitments from time to time (the "Bank Tranche"); and

2.1.13
a revolving loan facility made available by IFC (which may be utilised by way of loans or letters of credit) in an aggregate amount equal to the IFC Tranche Commitment from time to time (the "IFC Tranche").

2.2	Finance Parties' rights and obligations

2.2.3
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.4
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.2.5	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose
The Borrower shall apply all amounts borrowed by it under the Facility:

3.1.6	firstly, towards the refinancing of amounts outstanding under the Existing Credit Agreement; and

3.1.7	thereafter, towards any other lawful general corporate purposes of the Borrower.

3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

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4.1.1
The Borrower may not deliver a Utilisation Request unless the Facility Agent has received all of the documents and other evidence listed in Part I (CPs to first Utilisation Request) of Schedule 3 (Conditions precedent) in form and substance satisfactory to the Facility Agent (acting on the instructions of all the Lenders). The Facility Agent shall notify the Borrower promptly upon being so satisfied.

4.1.2
The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to any Loan if, on or before the Utilisation Date for that Loan, the Facility Agent has received all of the documents and other evidence listed in Part II (CPs to first Utilisation) of Schedule 3 (Conditions precedent) in form and substance satisfactory to the Agent (acting on the instructions of all the Lenders).

4.2	Further conditions precedent
The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) and the Fronting Bank shall only be obliged to comply with Clause 6.5 (Issue of Letters of Credit) if:

4.2.1	on the date of the Utilisation Request and on the proposed Utilisation Date:

(A)
in the case of a Rollover Loan or Renewal Letter of Credit, no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation;

(B)	in case of a Utilisation, other than a Rollover Loan, no Restricted Payment Event is continuing; and

(C)	the Repeating Representations and the IFC Representations to be made by each Obligor are true in all material respects;

4.2.2	other than in the case of a Rollover Loan or a Renewal Letter of Credit:

(A)
any Projection which is due to be adopted by a Recalculation Date has been adopted in accordance with Clause 7 (Projections) by such Recalculation Date (unless it has not been so adopted as a result of any failure on the part of any Finance Party to perform its obligations under this Agreement); and

(B)	no Cover Ratio Event is continuing;

4.2.3	the aggregate of:

(C)	the amount of the Utilisation proposed to be made on the proposed Utilisation Date; and

(D)
the aggregate amount of all outstanding Utilisations on the proposed Utilisation Date less the aggregate amount of all outstanding Utilisations due to be repaid or prepaid on the proposed Utilisation Date, does not exceed the lower of (i) the Aggregate Commitments and (ii) the Borrowing Base Amount, in each case, applicable on such proposed Utilisation Date (the "Maximum Available Amount");

4.2.4	the aggregate of:

(C)	the portion of the Utilisation proposed to be made under the Bank Tranche on the proposed Utilisation Date; and

(D)	the aggregate amount of all portions of all outstanding Utilisations under the Bank Tranche on the proposed Utilisation Date less the aggregate

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amount of all portions of all outstanding Utilisations under the Bank Tranche due to be repaid or prepaid on the proposed Utilisation Date, does not exceed the Aggregate Bank Tranche Commitments under the Bank Tranche; and

4.2.5	the aggregate of:

(A)	the portion of the Utilisation proposed to be made under the IFC Tranche on the proposed Utilisation Date; and

(B)
the aggregate amount of all portions of all outstanding Utilisations under the IFC Tranche on the proposed Utilisation Date less the aggregate amount of all portions of all outstanding Utilisations under the IFC Tranche due to be repaid or prepaid on the proposed Utilisation Date, does not exceed the IFC Tranche Commitment under the IFC Tranche.

4.3	Maximum number of Utilisations
The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 10 Utilisations would be outstanding.

5.	UTILISATION - LOANS

5.1	Delivery of a Utilisation Request for Loans

5.1.6
The Borrower may request a Loan to be made by delivery to each of the Facility Agent and IFC (whilst it is a Lender) of a duly completed Utilisation Request not later than 10 a.m. on the fifth Business Day prior to the proposed Utilisation Date (or such later date as the Lenders may agree).

5.2	Completion of a Utilisation Request for Loans

5.2.1	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(C)	it specifies that:

(4)	it is for a Loan; and

(5)	whilst IFC is a Lender, the proceeds of the portion of the Loan to be provided by IFC under the IFC Tranche:

(a)	will be used for an IFC Approved Purpose; and

(b)
will not be applied in reimbursement of, or otherwise used for, expenditures in the territories of any country that is not a member of the World Bank or for goods produced in, or services supplied from, such a country;

(D)	the proposed Utilisation Date is a Business Day within the Availability Period;

(E)	the currency and amount of the Loan comply with Clause 5.3 (Currency and amount);

(F)	the proposed Interest Period complies with Clause 11 (Interest Periods); and

(G)	it has been duly signed by an authorised signatory of the Borrower.

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5.2.2	Only one Loan may be requested in each Utilisation Request delivered under this Clause 5 (Utilisation - Loans).

5.3	Currency and amount

5.3.1	The currency specified in a Utilisation Request for a Loan must be dollars.

5.3.2
The aggregate amount of the proposed Loan requested in each Utilisation Request must be an amount which is a minimum of $1,000,000 or, if less, the maximum amount of the Facility that may be utilised for such Loan under Clause 4.2 (Further conditions precedent).

5.4	Lenders' participation

5.4.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

5.4.2	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Total Available Commitments immediately prior to making the Loan.

5.4.3
The Facility Agent shall notify each Lender of the amount of each Loan not later than 5 p.m. on the third Business Day prior to the Utilisation Date for such Loan or, if (in the case of any Loan to be made pursuant to Clause 6.7 (Loans to cover demands)) it is not able to provide the same by such third Business Day, as soon as reasonably practicable after receiving the relevant notice from the Fronting Bank referred to in Clause 6.7 (Loans to cover demands).

5.5	Deemed Utilisation Requests
Notwithstanding any other provision of this Agreement, each Utilisation Request that is deemed to be issued pursuant to Clause 6.7 (Loans to cover demands) and Clause 6.11 (Deemed Loans) shall be deemed to have been issued in compliance with Clause 5.1 (Delivery of a Utilisation Request for Loans) and Clause 5.2 (Completion of a Utilisation Request for Loans) and all conditions (including the conditions set out in Clause 4.2 (Further conditions precedent)) that are required to be met in order for each Lender to make its participation in the Loan requested thereunder to be made available in accordance with Clause 5.4 (Lenders' participation) shall be deemed to have been met on the Utilisation Date for such Loan. The making of such Loan shall not be construed as a waiver of (i) any such conditions for any other purposes or (ii) any Default that may be continuing at such time.

5.6	Cancellation of Commitments
The Total Available Commitments shall be immediately cancelled at the end of the Availability Period.

5.7	Confirmation of disbursement

5.7.1
Promptly following the disbursement of each Loan, and in any event within five Business Days of its Utilisation Date, the Facility Agent shall deliver to IFC a disbursement receipt substantially in the form set out in Schedule 18 (Form of disbursement confirmation) and confirming that the portion of the Loan provided by IFC under the IFC Tranche has been disbursed to the Borrower.

5.7.2	Clause 5.7.1 shall not apply to Loans made pursuant to Clauses 6.7 (Loans to cover demands) or Clause 6.11 (Deemed Loans) or the True-Up Amount (as

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defined in the Amendment and Restatement Agreement) advanced on the Effective Date.

6.	UTILISATION - LETTERS OF CREDIT

6.1	Delivery of Utilisation Request for Letter of Credit
The Borrower may request a Letter of Credit to be issued by delivery to the Facility Agent and the Fronting Bank (with, whilst a Lender, a copy to IFC) of a duly completed Utilisation Request not later than 5 p.m. on the fifth Business Day prior to the proposed Utilisation Date (or such later date as the Lenders and the Fronting Bank may agree).

6.2	Completion of Utilisation Request for Letter of Credit

6.2.3	Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(C)	it specifies that:

(1)	it is for a Letter of Credit; and

(2)	(whilst IFC is a Lender) the Letter of Credit to be provided:

(c)	will be used for an IFC Approved Purpose; and

(d)
will not be utilised for reimbursement of, or otherwise used for, expenditures in the territories of any country that is not a member of the World Bank or for goods produced in, or services supplied from, such a country;

(D)	the proposed Utilisation Date is a Business Day within the Availability Period;

(E)	the currency and amount of the Letter of Credit comply with Clause 6.3 (Currency and amount);

(F)
the form of the Letter of Credit is attached (and the same is in the form set out in Schedule 6 (Form of Letter of Credit) or in such other form as may be agreed between the Borrower, the Fronting Bank and the Facility Agent (acting on the instructions of the Majority Lenders));

(G)
the proposed Expiry Date of the Letter of Credit falls on or before the date which is three Months before the Final Maturity Date or, if the Borrower agrees in the relevant Utilisation Request to provide cash cover for that Letter of Credit in accordance with Clause 6.10 (Cash cover in respect of an Extended Letter of Credit), three years after the Final Maturity Date;

(H)	the delivery instructions for the Letter of Credit are specified;

(I)	it has been duly signed by an authorised signatory of the relevant Borrower; and

(J)	the identity of the beneficiary of the Letter of Credit has been approved by the Fronting Bank (acting reasonably).

6.2.4	Only one Letter of Credit may be requested in each Utilisation Request delivered under this Clause 6.2 (Completion of Utilisation Request for Letter of Credit).

6.3	Currency and amount

6.3.4	The currency specified in a Utilisation Request must be dollars.

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6.3.5
The amount of the proposed Letter of Credit must not exceed the Maximum Available Amount and the amount of the proposed Letter of Credit must be an amount which is a minimum amount of $500,000 or, if less, that Maximum Available Amount.

6.4	Renewal of a Letter of Credit

6.4.1
The Borrower may request any Letter of Credit issued on its behalf to be renewed by delivery to the Facility Agent and the Fronting Bank (with, whilst it is a Lender, a copy to IFC) of a Utilisation Request no earlier than 20 Business Days before the Expiry Date of the relevant Letter of Credit and no later than 5 p.m. on the fifth Business Day prior to the Expiry Date of the relevant Letter of Credit.

6.4.2	Each Utilisation Request relating to the renewal of a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(A)	it specifies that it is for the renewal of a Letter of Credit;

(B)	the proposed Utilisation Date is a Business Day within the Availability Period;

(C)	the currency and amount of the Letter of Credit comply with Clause 6.3 (Currency and amount);

(D)	a copy of the relevant Letter of Credit to be renewed is attached;

(E)
the proposed new Expiry Date of the Letter of Credit falls on or before the date which is three Months before the Final Maturity Date or, if the Borrower agrees in the relevant Utilisation Request to provide cash cover for that Letter of Credit in accordance with Clause 6.10 (Cash cover in respect of an Extended Letter of Credit), three years after the Final Maturity Date;

(F)	the delivery instructions for the Letter of Credit are specified;

(G)	it has been duly signed by an authorised signatory of the Borrower; and

(H)	the identity of the beneficiary of the Letter of Credit has been approved by the Fronting Bank (acting reasonably).

6.4.3	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(A)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(B)	its Term shall start on its Utilisation Date and shall end on the proposed Expiry Date specified in the relevant Utilisation Request relating to its renewal.

6.4.4	Only one Letter of Credit may be requested in each Utilisation Request delivered under this Clause 6.4 (Renewal of a Letter of Credit).

6.5	Issue of Letters of Credit
If the conditions set out in this Agreement have been met, the Fronting Bank shall issue or, as the case may be, renew and re-issue, each Letter of Credit on its proposed Utilisation Date (provided, in the case of any Renewal Letter of Credit the Utilisation Date of which falls before the Expiry Date of the relevant Letter of Credit which is being renewed and replaced by that Renewal Letter of Credit, the Fronting Bank is satisfied it has no further liability under the relevant Letter of Credit being renewed and replaced).

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6.6	Claims under a Letter of Credit

6.6.3
The Borrower irrevocably and unconditionally authorises the Fronting Bank to pay any claim made or purported to be made under a Letter of Credit requested by it and which appears on its face to be in order (a "claim").

6.6.4
Save to the extent that any Loan is made pursuant to Clause 6.7 (Loans to cover demands) in respect of any claim, the Borrower shall immediately on demand pay to the Facility Agent for the Fronting Bank an amount equal to the amount of any claim.

6.6.5	The Borrower acknowledges that the Fronting Bank:

(A)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(B)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

6.6.6	The obligations of the Borrower under this Clause 6 (Utilisation – Letters of Credit) will not be affected by:

(A)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(B)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

6.7	Loans to cover demands

6.7.1
The Fronting Bank shall promptly issue a notice (a "claim notice") to the Facility Agent, IFC (whilst it is a Lender) and the Borrower to notify them of (i) any claim made under any Letter of Credit; (ii) the amount of that claim (in the currency in which it is due to be paid); and (iii) the date on which it is due to pay that claim. Any failure by the Fronting Bank to provide any claim notice in accordance with this Clause 6.7.1 shall not release the Obligors and the other Lenders from their obligations and liabilities under this Clause 6 (Utilisations – Letters of Credit) or otherwise prejudice such obligations and liabilities.

6.7.2
If a claim notice has been issued, the Borrower shall be deemed to have issued a Utilisation Request for a Loan, to be proportionately advanced under the Bank Tranche and the IFC Tranche on the date which is the later of (a) the date on which that claim notice is issued and (b) 5 p.m. on the fifth Business Day prior to the date on which the Fronting Bank is due to pay the relevant claim. The aggregate amount of such proposed Loan shall be equal to the amount of the claim specified in the claim notice. The Utilisation Date for such proposed Loan shall be (i) the date specified in the claim notice as the date on which the relevant claim is due to be paid or (ii) if later, the third Business Day after the date on which the claim notice was issued. The Interest Period for such Loan shall be determined by the Facility Agent (in consultation with the Borrower).

6.8	Indemnities

6.8.1
Save to the extent that any Loan is made pursuant to Clause 6.7 (Loans to cover demands) in respect of any claim, the Borrower shall immediately on demand indemnify the Fronting Bank against payment made, or any cost, loss or liability incurred, by the Fronting Bank (otherwise than by reason of the Fronting Bank's

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gross negligence or wilful misconduct) in acting as the Fronting Bank under any Letter of Credit requested by the Borrower.

6.8.2
Save to the extent that any Loan is made pursuant to Clause 6.7 (Loans to cover demands) in respect of any claim, each Lender shall (according to its L/C Proportion) immediately on demand indemnify the Fronting Bank against any payment made, or cost, loss or liability incurred, by the Fronting Bank (otherwise than by reason of the Fronting Bank's gross negligence or wilful misconduct) in acting as the Fronting Bank under any Letter of Credit (unless the Fronting Bank has been reimbursed by an Obligor pursuant to a Finance Document).

6.8.3
If any Lender is not permitted (by its constitutional documents or any applicable law) to comply with Clause 6.8.2, then that Lender will not be obliged to comply with Clause 6.8.2 and shall instead be deemed to have taken, on the first day of the Term of that Letter of Credit (or if later, on the date the Lender's participation in that Letter of Credit is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in that Letter of Credit in an amount equal to its L/C Proportion of that Letter of Credit. On receipt of demand from the Facility Agent, that Lender shall pay to the Facility Agent (for the account of the Fronting Bank) an amount equal to its L/C Proportion of the total amount demanded under Clause 6.8.2.

6.8.4
The Borrower shall immediately on demand reimburse any Lender for any payment it makes to the Fronting Bank under this Clause 6.8 (Indemnities) in respect of that Letter of Credit, save to the extent that a Loan is made pursuant to Clause 6.7 (Loans to cover demands) in respect of any such payment.

6.8.5
The obligations of each Lender under this Clause 6.8 (Indemnities) are continuing obligations and will extend to the ultimate balance of sums payable by that Lender in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

6.8.6
The obligations of any Lender under this Clause 6.8 (Indemnities) will not be affected by any act, omission, matter or thing which, but for this Clause 6.8.6, would reduce, release or prejudice any of its obligations under this Clause 6.8 (Indemnities) (without limitation and whether or not known to it or any other person) including:

(A)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(B)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any other person;

(C)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(D)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(E)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

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(F)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(G)	any insolvency or similar proceedings.

6.9	Ratings criteria

6.9.1
If the Fronting Bank so requests at any time in relation to any Letter of Credit, any Lender that is not an Acceptable Bank shall provide Lender Cash Collateral (within two Business Days of a request from the Fronting Bank) in amount equal to that Lender's L/C Proportion of the relevant outstanding amount of that Letter of Credit.

6.9.2
If a Lender fails to provide Lender Cash Collateral in relation to any Letter of Credit in accordance with Clause 6.9.1 above, the Borrower shall, within two Business Days of a request from the Fronting Bank, provide cash cover in an amount equal to that Lender's L/C Proportion of the relevant outstanding amount of that Letter of Credit.

6.9.3	For these purposes:

(C)
the "relevant outstanding amount" of any Letter of Credit means the outstanding amount of that Letter of Credit less the amount of any cash cover for that Letter of Credit that has been provided by a Borrower; and

(D)
a Lender providing "Lender Cash Collateral" in relation to any Letter of Credit means that Lender paying an amount in the currency in which that Letter of Credit is denominated to an interest-bearing account in the name of that Lender and the following conditions are met:

(4)	the account is with the Fronting Bank;

(5)	withdrawals from the account may only be made:

(a)
to pay the Fronting Bank amounts due and payable to it by that Lender under Clause 6.8 (Indemnities) in respect of that Letter of Credit until no amount is or may be outstanding under that Letter of Credit;

(b)
(to the extent that such Letter of Credit has been subsequently repaid or prepaid) to repay that Lender an amount equal to that Lender's L/C Proportion of the amount of such repayment or prepayment; or

(c)
(to the extent that that Lender's Commitment is reduced and the same results in a change to its L/C Proportion) to repay that Lender the amount by which (i) the amount standing to the credit of the account exceeds (ii) the amount equal to that Lender's L/C Proportion (after the relevant reduction in its Commitment) of the relevant outstanding amount of that Letter of Credit;

(6)
(subject to condition (4) below) that Lender has executed a security document over that account, in form and substance satisfactory to the Fronting Bank creating first ranking Security over that account; and

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(7)	any Security granted pursuant to condition (3) above shall be released to such extent as may be necessary to allow any repayments to that Lender permitted under condition (2)(b) or (c) above.

6.10	Cash cover in respect of an Extended Letter of Credit

6.10.1
If the Expiry Date of a Letter of Credit falls later than three Months before the Final Maturity Date (such Letter of Credit being an "Extended Letter of Credit"), the Borrower shall, as security for its obligations under Clause 6.6 (Claims under a Letter of Credit) and Clause 6.8 (Indemnities) in respect of that Extended Letter of Credit, by no later than the earlier of:

(C)	the date falling three (3) Months prior to the Final Maturity Date; and

(D)	the date on which the whole of the Facility is repaid or prepaid and cancelled, pay to the Fronting Bank cash cover for that Extended Letter of Credit.

6.10.2
If and to the extent the Borrower fails to make any payment to the Fronting Bank pursuant to this Agreement in relation to an Extended Letter of Credit on the due date, then the Borrower hereby irrevocably authorises the Fronting Bank to apply the cash cover towards such payment.

6.11	Deemed Loans

6.11.1
If the Borrower fails to provide cash cover in respect of an Extended Letter of Credit when due in accordance with Clause 6.10 (Cash cover in respect of an Extended Letter of Credit) the Borrower shall be deemed to have issued a Utilisation Request for a Loan in the amount required to achieve full cash cover in respect of that Extended Letter of Credit, to be proportionately advanced under the Bank Tranche and the IFC Tranche, on the date upon which the cash cover should have been made in accordance with Clause 6.10.1. The Utilisation Date for such proposed Loan shall be the date on which the cash cover should have been made by the Borrower in accordance with Clause 6.10.1. The Interest Period for such Loan shall be determined by the Facility Agent.

6.11.2	If any deemed Loan is made in accordance with Clause 6.11.1, the proceeds of that deemed Loan shall be held by the Fronting Bank as cash cover for the applicable Extended Letter of Credit.

6.12	Deemed participation in the Extended Letter of Credit
On and from the date on which full cash cover in respect of an Extended Letter of Credit is provided pursuant to Clause 6.10 (Cash cover in respect of an Extended Letter of Credit) and/or Clause 6.11 (Deemed Loans) and notwithstanding any other provision of this Agreement (i) to the extent that the Fronting Bank is not a Lender it shall be deemed to be a Lender and (ii) the L/C Proportion of the Fronting Bank in respect of that Extended Letter of Credit shall be deemed to be one hundred per cent.

6.13	Release of security
Provided the Obligors comply with Clauses 6.10 (Cash cover in respect of an Extended Letter of Credit) to 6.12 (Deemed participation in the Extended Letter of Credit) and provide cash cover for each Extended Letter of Credit, such arrangements shall not prejudice the right of the Obligors to have all other Security released in accordance with the terms of the Finance Documents.

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6.14	Rights of contribution
No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 6 (Utilisation – Letters of Credit).

7.	PROJECTIONS

7.1	Adoption

7.1.5
Until the adoption of the first new Projection in accordance with this Clause 7 (Projections), the Initial Projection shall be the current Projection for the purposes of this Agreement. A new Projection shall be prepared in accordance with this Clause 7 (Projections) and adopted as of:

(C)	subject to Clause 7.1.3, each Scheduled Recalculation Date; and

(D)	each Interim Recalculation Date:

(1)	if the Facility Agent so requests, following the occurrence of any Default;

(2)
if in the opinion of the Facility Agent (acting on the instructions of the Majority Lenders) there has been or will be a material adverse change with respect to any of the assumptions on which the current Projection was based which (if a new Projection were then to be adopted) would reasonably be expected to result in a Cover Ratio Event;

(3)	following any request by the Borrower:

(a)	for any Petroleum Asset to be designated a Borrowing Base Asset; or

(b)	for any Borrowing Base Asset to cease to be designated a Borrowing Base Asset;

(4)
if in the Technical Bank's reasonable opinion there is a material increase in the proportion of the Gross Income being received in Egyptian pounds (as compared with the position at the date of the then current Projection); or

(5)	if the Majority Lenders so request at any time.

7.1.6
Promptly following any request by the Facility Agent, the Technical Bank or the Borrower for a new Projection pursuant to Clause 7.1.1(B), the Technical Bank (acting reasonably) shall specify and notify the Borrower and the Facility Agent of the date as of which such Projection is to be prepared and adopted (an "Interim Recalculation Date")

7.1.7
If any Interim Projection is adopted not more than two Months prior to any Scheduled Recalculation Date or is in preparation not more than two Months prior to any Scheduled Recalculation Date with the intention of adopting the same by that Scheduled Recalculation Date, the Scheduled Projection that was scheduled to be prepared pursuant to Clause 7.1.1(A) for adoption by that Scheduled Recalculation Date shall not be prepared but, for the avoidance of doubt, save as aforesaid, the adoption of an Interim Projection shall not affect the obligations of the parties hereunder to prepare Projections or the timing therefor.

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7.2	Content
Each Projection and draft Projection prepared pursuant to this Clause 7 (Projections) must:

7.2.6	be prepared using the Computer Model;

7.2.7
be in a form similar to the Initial Projection (or such other form as the Technical Bank may approve) and include the same type of information (and in the same level of detail) as that included in the Initial Projection;

7.2.8	be prepared on the basis of the Assumptions that are proposed, approved, agreed and/or determined in accordance with this Clause 7 (Projections); and

7.2.9	without prejudice to Clause 7.2.2, include:

(E)	details of all the Assumptions on which it is based; and

(F)	calculations of:

(1)	the Projected Net Revenues for each Calculation Period ending on or before the Calculation End Date;

(2)	the PLCR, LLCR and DSCR relating to each Calculation Period ending on or before the Final Maturity Date;

(3)	the Borrowing Base Amount for each Calculation Period commencing on or before the Final Maturity Date; and

(4)	the Reserve Tail Date.

7.3	Key principles
In (i) proposing, agreeing and/or determining Assumptions, (ii) preparing and/or approving any Projection or draft Projection or (iii) otherwise carrying out their obligations, and exercising their rights, under this Clause 7 (Projections), the Parties shall have regard to and comply with the following principles:

7.3.5
Each Projection shall generally be based on the Proven + Probable Reserves of each Borrowing Base Asset or such other reserves basis (which basis shall not include reserves other than Proven + Probable Reserves of each Borrowing Base Asset) as may be determined by the Technical Bank and risk-adjusted by the Technical Bank in such manner as the Technical Bank may determine (acting reasonably).

7.3.6
Each Projection will, in projecting interest rates and Petroleum sale prices, take account of the terms of any existing Hedging Agreement to the extent that such Hedging Agreement is between a member of the Group and (i) a Lender which is an Acceptable Bank or (ii) another Lender approved by the Technical Bank (acting reasonably).

7.3.7
All figures for Taxes included in any Projection must be based on tax legislation in force on the relevant Recalculation Date on which that Projection is due to be adopted and on any official announcements or publications in force as at such date stating that such legislation is to be altered, supplemented or replaced in whole or in part.

7.3.8
For the purposes of determining the opening cash balance(s) and the closing cash balance(s) for each Calculation Period shown in any Projection, all amounts standing to the credit of accounts that are not Project Accounts shall be disregarded.

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7.3.9
The Gross Expenditures associated with the abandonment of any Borrowing Base Asset will be assumed to occur in the Calculation Period in which the Abandonment Date for such Borrowing Base Asset occurs.

7.3.10
Reserves and cash flow from Borrowing Base Assets are to be disregarded to the extent that the Technical Bank (acting reasonably) concludes that whether by reason of non-payment or delay in payment by any offtaker, the imposition of exchange controls or otherwise, the relevant cash flows may not be received into a Revenue Account and be available for debt service.

7.3.11
Unless the Technical Bank indicates otherwise, for each period of two Calculation Periods in each Projection, the revenues of the Egyptian Borrowing Base Obligors will be capped in such Projection at the lesser of (i) projected net revenues from the Borrowing Base Assets of such Egyptian Borrowing Base Obligors and (ii) the amount of the previous 12 months' cash payments from EGPC and other buyers (excluding any offsets but including any direct sales and receipts of payments), including cargo liftings (if any).

7.4	Preparatory steps

7.4.1	No later than 40 Business Days before each relevant Recalculation Date or, in relation to any Interim Projection, such later date as the Technical Bank may specify:

(I)
the Technical Bank shall, acting reasonably and subject to Clause 7.4.3 below, submit to the Borrower its proposals for the Economic Assumptions, which shall be consistent with assumptions made by the Technical Bank for credit facilities similar to the Facility and in respect of borrowers and assets similar to the Borrower and the Borrowing Base Assets; and

(J)	the Borrower shall submit to the Technical Bank its proposals for the Technical Assumptions, to be used, in each case, for the Projection due to be adopted on such Recalculation Date.

7.4.2
The Borrower and the Technical Bank shall seek to agree the Assumptions to be used for each Projection based on the proposals submitted in accordance with Clause 7.4.1 by (i) the date falling 30 Business Days before the relevant Recalculation Date on which that Projection is due to be adopted or (ii) in relation to any Interim Projection, such later date as the Technical Bank may specify.

7.4.3
For as long as IFC is a Lender, the oil price assumption to be used for any Projection must not exceed the World Bank's forecast oil price which shall be provided by IFC to the Technical Bank at least 10 Business Days before the date that the Technical Bank is due to submit the Economic Assumptions to the Borrower under Clause 7.4.1(A).

7.5	Draft Projections

7.5.7	The Technical Bank shall prepare a draft Projection using:

(A)	all the Assumptions that have been agreed between the Borrower and the Technical Bank pursuant to Clause 7.4.2 (Preparatory steps); and

(B)	to the extent that the Borrower and the Technical Bank have not been able to reach agreement on any such Assumptions by the date referred to

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in Clause 7.4.2 (Preparatory steps), such Assumptions as determined by the Technical Bank (acting reasonably).

7.5.8	If the Borrower has made a request under Clause 7.10 (Asset base) and/or the Projection in question is being prepared pursuant to Clause 7.1.1(B)(3) (Adoption) then, at the Technical Bank's option:

(H)
the draft Projection shall be prepared on the basis that the relevant Petroleum Asset(s) have been designated as Borrowing Base Asset(s) and/or as the case may be, the relevant Borrowing Base Asset(s) have ceased to be so designated; or

(I)	the Technical Bank shall prepare:

(1)
a draft Projection on the basis that the relevant Petroleum Asset(s) have been designated as Borrowing Base Asset(s) and/or, as the case may be, the relevant Borrowing Base Asset(s) have ceased to be so designated; and

(2)	a further draft Projection on the basis that no new Petroleum Asset(s) will be designated as Borrowing Base Asset(s) and no current Borrowing Base Asset(s) will cease to be so designated.

7.5.9
The Borrower and the Technical Bank will endeavour to ensure that each draft Projection is delivered (through the Facility Agent) to each Lender no later than 15 Business Days prior to the Recalculation Date on which such Projection is due to be adopted.

7.5.10
If the Borrower has made a request under Clause 7.10.1 (Asset base) or the draft Projection is being prepared pursuant to Clause 7.1.1(B)(3) (Adoption) the relevant draft Projection must be accompanied by details of the conditions ("CPs") (if any) that the Technical Bank (acting reasonably) considers necessary to be satisfied in order for the relevant Petroleum Asset(s) to be designated as Borrowing Base Asset(s) and/or, as the case may be, the relevant Borrowing Base Asset(s) to cease to be so designated.

7.6	Consideration by Lenders

7.6.3
Each Lender may, within 10 Business Days of receiving the draft Projection and other information under Clause 7.5 (Draft Projections), inform (through the Facility Agent) the Technical Bank whether or not it approves each of:

(A)	the adoption of each of the Assumptions used in the preparation of that draft Projection;

(B)	any relevant Petroleum Asset being designated as a Borrowing Base Asset and to the CPs relating thereto (if any); and

(C)	a Borrowing Base Asset ceasing to be so designated and to the CPs relating thereto (if any).

7.6.4
Any Lender that does not inform (through the Facility Agent) the Technical Bank to the contrary within 10 Business Days of receiving the draft Projection and other information under Clause 7.5 (Draft Projections) shall be deemed to have approved (as the case may be):

(E)	the adoption of all of the Technical Assumptions used in the preparation of that draft Projection; and/or

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(F)	any proposed Petroleum Asset being designated a Borrowing Base Asset and to the CPs relating thereto (if any); and/or

(G)	the relevant Borrowing Base Asset ceasing to be so designated and to the CPs relating thereto (if any).

7.7	Lenders approve
If (as the case may be):

7.7.7	the Majority Lenders approve, or are deemed to have approved, the use of each of the Assumptions for the preparation of the relevant Projection; and/or

7.7.8	all the Lenders approve, or are deemed to have approved, any Petroleum Asset being designated a Borrowing Base Asset and the CPs relating thereto; and/or

7.7.9	the Majority Lenders approve, or are deemed to have approved, any existing Borrowing Base Asset ceasing to be so designated and the CPs relating thereto, then (as the case may be):

7.7.10	the draft Projection shall be adopted pursuant to Clause 7.9 (Adoption of Projections); and/or

7.7.11	the proposed new Petroleum Asset shall become a Borrowing Base Asset (upon satisfaction of such CPs); and/or

7.7.12	the relevant existing Borrowing Base Asset shall cease to be a Borrowing Base Asset (upon satisfaction of such CPs).

7.8	Lenders do not approve

7.8.4	If Majority Lenders do not approve, or are not deemed to have so approved, any of the Assumptions referred to the Lenders for approval pursuant to Clause 7.6 (Consideration by Lenders):

(C)
any Lender that does not approve the adoption of the Assumptions referred to in Clause 7.6.1(A) (Consideration by Lenders) shall, within 10 Business Days of receiving the draft Projection, inform (through the Facility Agent) the Technical Bank and provide to the Technical Bank and each other Lender (through the Facility Agent) its proposed Borrowing Base Amount together its own draft Projections (including an amended Computer Model) with such amendments to the Assumptions as it considers necessary; and

(D)
the Technical Bank shall, before the relevant Recalculation Date, adopt the highest Borrowing Base Amount that, based on the Borrowing Base Amount either approved by Lenders or submitted under Clause 7.8.1(A), achieves Majority Lenders approval and shall revise the draft Projection to reflect such Assumptions provided by the Lenders as it considers reasonable such that the draft Projection reflects that Borrowing Base Amount and such draft Projection shall be adopted in accordance with Clause 7.9 (Adoption of Projections).

7.8.5
If all the Lenders (i) do not approve, or are not deemed to have approved, the designation of any Petroleum Asset as a Borrowing Base Asset or (ii) require conditions which (a) are more onerous than the CPs relating thereto in order for such designation to be effected and (b) are not acceptable to the Borrower, then the Technical Bank will promptly prepare a new draft Projection:

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(J)	based on the Assumptions that have been agreed, approved or determined in accordance with the preceding provisions of this Clause 7 (Projections); and

(K)	that does not take account of the proposed Petroleum Asset as a Borrowing Base Asset.

7.8.6
If the Majority Lenders (i) do not approve, or are not deemed to have approved, of an existing Borrowing Base Asset ceasing to be so designated or (ii) require conditions which (a) are more onerous than the CPs relating thereto in order for such designation to cease and (b) are not acceptable to the Borrower, then the Technical Bank will promptly prepare a new draft Projection:

(A)	based on the Assumptions that have been agreed, approved or determined in accordance with the preceding provisions of this Clause 7 (Projections); and

(B)	that takes account of the relevant Borrowing Base Asset as a Borrowing Base Asset.

7.9	Adoption of Projections

7.9.3
Each draft Projection prepared pursuant to (as the case may be) Clauses 7.7 (Lenders approve) and 7.8 (Lenders do not approve) will not be adopted as the current Projection for the purposes of this Agreement until the latest of:

(E)	the relevant Recalculation Date on which the relevant Projection is due to be adopted; and

(F)
the date on which any relevant CPs (together with any additional conditions that the Majority Lenders may require in accordance with the preceding provisions of this Clause 7 (Projections)) are satisfied.

7.9.4	Upon such adoption of the Projection, the Facility Agent shall inform the Lenders and the Borrower accordingly and shall distribute a copy of that Projection to each of them.

7.10	Asset base

7.10.3
On or before the date falling 15 Business Days before the date on which the Technical Bank and the Borrower are due to submit their proposals in respect of the Assumptions to be used for any Projection pursuant to Clause 7.4 (Preparatory steps), the Borrower may submit a request to the Facility Agent, the Technical Bank and the Lenders for any Petroleum Asset to be designated a Borrowing Base Asset and/or for any existing Borrowing Base Asset to cease to be designated a Borrowing Base Asset.

7.10.4
If the Borrower has made a request under Clause 7.10.1 for any Petroleum Asset to be designated a Borrowing Base Asset or a Projection is being prepared pursuant to Clause 7.1.1(B)(3) (Adoption), the Borrower must deliver to the Lenders, the Facility Agent and the Technical Bank (at the same time it makes the relevant request for such Petroleum Asset to be designated a Borrowing Base Asset) all such information, documentation and evidence as the Lenders, the Technical Bank and/or the Facility Agent may reasonably require with respect to such Petroleum Asset.

7.10.5	No Petroleum Asset may be designated as a Borrowing Base Asset without the prior consent of the Facility Agent (acting on the instructions of all the Lenders).

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7.10.6	No Petroleum Asset may cease to be designated as a Borrowing Base Asset without the prior consent of the Facility Agent (acting on the instructions of the Majority Lenders).

7.11	Computer Model

7.11.1
The Technical Bank may, with the prior consent of the Borrower and the Majority Lenders, make amendments to the Computer Model from time to time (such consent not to be unreasonably withheld or delayed) to correct any deficiencies in such Computer Model (including any conflict between the Computer Model and any Project Document) or otherwise to reflect any changes in circumstance since the date of this Agreement.

7.11.2
Following any amendment to the Computer Model which is determined to be material by the Technical Bank (in its sole discretion), the Technical Bank may request for the amended Computer Model to be re-audited. If the Technical Bank so requests, the amended Computer Model shall forthwith be re-audited (at the cost of the Borrower) by a firm of model auditors approved by the Technical Bank provided that no re-audit of the Computer Model shall be undertaken at the cost of the Borrower more than once during a financial year of the Borrower unless the requirement for a re-audit has resulted from the acquisition and/or disposal of assets by a member of the Group. Where an audit has been so requested, until a satisfactory audit in relation to the amended Computer Model has been delivered to the Technical Bank, the existing unamended version shall continue to be the "Computer Model" for the purpose of this Agreement.

8.	REPAYMENT

8.1	Reduction of Facility
The Aggregate Commitments shall reduce to zero on the Final Maturity Date.

8.2	Repayment of Utilisations

8.2.12	The Borrower shall repay each Loan on the last day of its Interest Period.

8.2.13	Notwithstanding any other provision of this Agreement, all Utilisations and other amounts outstanding under the Facility shall be repaid on the Final Maturity Date.

8.3	Reduction

8.3.4	The Borrower shall repay such amount of the Utilisations as is required to ensure that at:

(A)	all times the aggregate amount of the Utilisations does not exceed the Aggregate Commitments at that time;

(A)	at all times the aggregate amount of those portions of the Utilisations made under the Bank Tranche does not exceed the Aggregate Bank Tranche Commitments; and

(B)	at all times the aggregate amount of those portions of the Utilisations made under the IFC Tranche does not exceed the IFC Tranche Commitments.

8.3.5
In addition, on each Reduction Date, the Borrower shall repay such amount of the Utilisations as is required to reduce the aggregate amount of the Utilisations to the Borrowing Base Amount applicable on the day after such Reduction Date.

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8.3.6
Any repayments under this Clause 8.3 of Loans shall be applied towards such Loans as the Facility Agent (after consultation with the Borrower) shall determine and any cash cover provided under this Clause 8.3 shall be applied towards such Letters of Credit as the Facility Agent and the Fronting Bank (both acting in consultation with the Borrower) shall determine, in each case provided that all repayments of Utilisations shall be made pro rata to the respective Utilisations.

9.	PREPAYMENT AND CANCELLATION

9.1	Illegality

9.1.14	If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation:

(A)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(B)	upon the Facility Agent notifying the Borrower, the Commitment of that Lender in respect of each Specified Period thereafter will be immediately cancelled; and

(C)
the Borrower shall repay that Lender's participation in the Utilisations on the last day of the Interest Period for each Utilisation occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

9.2	Change of control

9.2.7
If (a) any Obligor (other than the Parent) ceases to be a wholly-owned Subsidiary of the Parent, (b) any person or group of persons acting in concert gains control of the Parent or (c) a "Change of Control" as defined in the Indenture occurs (each a "Change of Control"):

(A)	the Borrower shall promptly notify the Facility Agent upon becoming aware of that event;

(B)	no Lender shall be obliged to fund a Utilisation (except for a Rollover Loan); and

(C)
if the Majority Lenders require, the Facility Agent shall, by not less than fifteen Business Days' notice to the Borrower, cancel the Facility and declare (1) all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable and (2) full cash cover in respect of each Letter of Credit is immediately due and payable, whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

9.2.8
If a Change of Control occurs in respect of the Parent, and the Majority Lenders do not require the Facility Agent to cancel the Facility and require all amounts outstanding thereunder to be immediately due and payable in accordance with paragraph (C) of Clause 9.2.1 above, if any Lender is unable (acting reasonably) to complete satisfactory "know your customer" or similar identification procedures in respect of the acquiror(s) of the Parent:

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(A)
that Lender may notify the Facility Agent, upon determining that it is unable to complete such procedures satisfactorily, of its requirement for its Commitment to be cancelled and its participations in the Utilisations to be prepaid in full; and

(B)
the Facility Agent shall, by not less than 15 Business Days' notice to the Borrower, cancel the Commitment of that Lender in respect of each Specified Period thereafter and require the Borrower to repay that Lender's participation in the Utilisations, whereupon that Lender's Commitment shall be cancelled and that Lender's participations in the Utilisations shall become immediately due and payable.

9.2.9	For the purposes of Clause 9.2.1, "control" of the Parent means:

(A)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(1)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of the Parent; or

(2)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Parent; or

(3)	give directions with respect to the operating and financial policies of the Parent with which the directors or other equivalent officers of the Parent are obliged to comply; and/or

(B)
the holding beneficially of more than 50% of the issued share capital of the Parent (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

9.2.10
For the purposes of Clause 9.2.1, "acting in concert" has the meaning given to such term in the City Code on Takeovers and Mergers and the presumptions specified therein in relation to the term "acting in concert" shall apply to such term as used in this Agreement (whether or not that code applies to the Obligors).

9.3	Cover Ratio Event

9.3.11	If a Cover Ratio Event occurs and for or so long as a Cover Ratio Event is continuing:

(A)	the Borrower shall promptly provide to the Facility Agent such information as the Facility Agent may request in order to determine the Obligors' available cashflow;

(B)	the Borrower shall procure that on each Reduction Date and on the last day of each Interest Period, all Excess Revenues are applied in prepayment of the Utilisations.

9.3.12
For the purposes of this Clause 9.3 (Cover Ratio Event), "Excess Revenues" means, on any date, [description of how the excess revenue amount is determined has been redacted – commercially sensitive term negotiated between the parties].

9.4	Failure to convert or refinance Debentures
If the Parent has not redeemed the Debentures in full either:

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9.4.5	by converting the Debentures into common shares of the Parent;

9.4.6	from the cash proceeds of an equity issuance by the Parent; and/or

9.4.7	from the proceeds of an unsecured subordinated convertible debenture issuance on substantially similar terms as to subordination as the Debentures, in each case on or before 28 February 2017, then on 1 March 2017 the Facility Agent may (and shall, if instructed by the Majority Lenders) notify the Borrower that (1) the Facility is to be cancelled with immediate effect, (2) all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents are to be immediately due and payable and (3) full cash cover in respect of each Letter of Credit is to be immediately due and payable, whereupon (1) the Facility shall be cancelled with immediate effect, (2) all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents shall be immediately due and payable and (3) full cash cover in respect of each Letter of Credit shall be immediately due and payable.

9.5	Voluntary cancellation

9.5.13
The Borrower may, if it gives the Facility Agent not less than fifteen Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $1,000,000 and an integral multiple of $500,000) of the Total Available Commitments.

9.5.14	On the date of the cancellation of any Aggregate Commitments relating to any Specified Period pursuant to Clause 9.5.1:

(A)	the Commitment of each Lender shall be reduced rateably; and

(B)
if, as a result of the reduction of any Lender's Commitment for that Specified Period (the "relevant Specified Period") pursuant to Clause 9.5.2(A) that Lender's Commitment for any subsequent Specified Period exceeds that reduced Commitment for the relevant Specified Period, that Lender's Commitment for each such subsequent Specified Period shall be reduced to an amount equal to that reduced Commitment for the relevant Specified Period.

9.6	Voluntary Prepayment of Loans
The Borrower may, if it gives the Facility Agent (with a copy to IFC whilst it is a Lender) not less than fifteen Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of $500,000).

9.7	Right of repayment and cancellation in relation to a single Lender

9.7.5	If:

(A)	any sum payable to any Lender by an Obligor is required to be increased under Clause 14.2.3 (Tax gross-up); or

(B)	any Lender claims indemnification from the Borrower under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs), the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Facility Agent (and, if that Lender is IFC, with a copy to IFC) notice of cancellation of the Commitments of that Lender for each Specified Period and its intention to procure the repayment of that Lender's participation in the Utilisations.

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9.7.6	On receipt of a notice referred to in Clause 9.7.1, the Commitment of that Lender for each Specified Period thereafter shall immediately be reduced to zero.

9.7.7
On the last day of each Interest Period which ends after the Borrower has given notice under Clause 9.7.1 above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in that Loan, together with all interest and other amounts accrued under the Finance Documents.

9.7.8
The Borrower shall, on demand made by the Facility Agent following the receipt by it of any notice referred to in Clause 9.7.1, provide or procure the provision of cash cover for the amount of the relevant Lender's aggregate participation in all outstanding Letters of Credit.

9.8	Right of cancellation in relation to a Defaulting Lender

9.8.7
If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent 10 Business Days' notice of cancellation of the Available Commitment of that Lender.

9.8.8	On the date (the "cancellation date") on which the cancellation of the Available Commitment of any Defaulting Lender pursuant to Clause 9.8.1 takes effect:

(A)
the Commitment of that Defaulting Lender for the Specified Period (the "initial Specified Period") in which the cancellation date occurs shall be reduced by an amount equal to the Available Commitment so cancelled; and

(B)
that Defaulting Lender's Commitment for each subsequent Specified Period shall be reduced by the same proportion by which its Commitment for the initial Specified Period is reduced pursuant to Clause 9.8.2(A).

9.8.9	The Facility Agent shall as soon as practicable after receipt of a notice referred to in Clause 9.8.1, notify all the Lenders.

9.9	Restrictions

9.9.3
Any notice of cancellation or prepayment given by any Party under this Clause 9 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.9.4	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.9.5	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

9.9.6	The Borrower shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.9.7	No amount of the Commitments cancelled under this Agreement may be subsequently reinstated.

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9.9.8	If the Facility Agent receives a notice under this Clause 9 (Prepayment and cancellation) it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

9.9.9
Upon the repayment or prepayment of any Loan for any reason, the Facility Agent, the Borrower and any Hedging Bank that is a party to any Hedging Agreement (or hedging transaction thereunder) relating, in each case, to the Borrower's interest rate exposure under this Agreement shall consult in good faith with a view to amending the terms of such Hedging Agreement and/or transaction to reflect any change in the Borrower's interest rate exposure under this Agreement arising as a result of such repayment or prepayment. Any amendments to any Hedging Agreement and/or transaction under a Hedging Agreement to be effected pursuant to this Clause 9.9.7 shall be effected at the Borrower' sole cost and expense.

9.9.10	Subject to Clauses 9.1 (Illegality), 9.7 (Right of repayment and cancellation in relation to a single Lender) and 9.8 (Right of cancellation in relation to a Defaulting Lender):

(C)	any cancellation of Aggregate Commitments under this Clause 9 (Prepayment And Cancellation) shall be made pro rata to the respective Available Commitment under the Tranches; and

(D)	any prepayment of Utilisations under this Clause 9 (Prepayment And Cancellation) shall be made pro rata to the respective amounts outstanding under the Tranches.

10.	INTEREST

10.1	Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

10.1.11	Margin;

10.1.12	LIBOR; and

10.1.13	Mandatory Cost, if any.

10.2	Payment of interest
The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six‑monthly intervals after the first day of the Interest Period).

10.3	Default interest

10.3.8
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 10.3.2, is 2 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 10.3 (Default interest) shall be immediately payable by the Obligor on demand by the Facility Agent.

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10.3.9	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(A)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(B)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2 per cent. higher than the rate which would have applied if the overdue amount had not become due.

10.3.10
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of rates of interest
The Facility Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

11.	INTEREST PERIODS

11.1	Selection of Interest Periods

11.1.13	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

11.1.14
Subject to this Clause 11 (Interest Periods) and the last sentence of Clause 6.7.2 (Loans to cover demands), the Borrower may select an Interest Period of one, two, three or six Months or any other period agreed between the Borrower and the Facility Agent (acting on the instructions of all the Lenders).

11.1.15	An Interest Period for a Loan shall not extend beyond the Final Maturity Date.

11.1.16	Each Interest Period for a Loan shall start on the Utilisation Date.

11.1.17	A Loan has one Interest Period only.

11.2	Changes to Interest Periods

11.2.11
Prior to determining the interest rate for a Loan, the Facility Agent may shorten an Interest Period for any Loan to ensure that (a) the last day of such Interest Period coincides with a Reduction Date and (b) that there are sufficient Loans (with an aggregate amount equal to or greater than the amount required to be repaid under Clause 8.3 (Reduction) on such Reduction Date) which have an Interest Period ending on such Reduction Date.

11.2.12	If the Facility Agent makes any of the changes to an Interest Period referred to in this Clause 11.2, it shall promptly notify the Borrower and the Lenders.

11.3	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations
Subject to Clause 12.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11.00 a.m. on

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the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

12.2.15
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(A)	the applicable Margin;

(B)
the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(C)	the Mandatory Cost, if any, applicable to that Lender's participation in the Loan.

12.2.16	In this Agreement "Market Disruption Event" means:

(A)
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or (if more than one) only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for the relevant Interest Period; or

(B)
before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed [redacted] per cent. of that Loan) that the cost to it of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

12.3	Alternative basis of interest or funding

12.3.7
If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall, without prejudice to the operation of Clause 12.2 (Market disruption), enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

12.3.8	Any alternative basis agreed pursuant to Clause 12.3.1 shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

12.4	Break Costs

12.4.9
The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

12.4.10	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.5	Interest Provisions Applicable to Canadian Obligors

12.5.10	In this Clause 12.5, the term "Canadian Obligor" means any Obligor incorporated or otherwise organized under the laws of Canada or any province or territory thereof.

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12.5.11
For the purposes of the Interest Act (Canada) and disclosure thereunder, the rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

12.5.12
Any provision of this Agreement that would oblige a Canadian Obligor to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property or hypothec on immovables that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Canadian Obligor, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.

12.5.13
If any provision of this Agreement would oblige a Canadian Obligor to make any payment of interest or other amount payable to any Finance Party in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Finance Party of "interest" at a "criminal rate" (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Finance Party of "interest" at a "criminal rate", such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(C)	first, by reducing the amount or rate of interest; and

(D)
thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

13.	FEES

13.1	Commitment fee
The Borrower shall pay to the Facility Agent (for the account of each Lender) in respect of each Fee Period:

13.1.17	a fee computed at the applicable Unavailable Rate on the daily amount (if any) by which the Aggregate Commitments exceeds the applicable Borrowing Base Amount; and

13.1.18	a fee computed at the applicable Unutilised Rate on the daily amount (if any) by which the applicable Maximum Available Amount exceeds the outstanding Utilisations.

13.2	L/C commission
The Borrower shall, in respect of each Letter of Credit requested by it, pay to the Facility Agent (for the account of each Lender) in respect of each Fee Period a letter of credit commission ("L/C Commission") equal to [redacted] per cent. of the Margin on the daily amount of the L/C Exposure in respect of that Letter of Credit.

13.3	Fronting Bank fee
The Borrower shall pay to the Fronting Bank (for its own account) fronting fees in respect of each Letter of Credit requested by it in the amounts and at the times set out in the applicable Fee Letter.

13.4	Computation and payment

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13.4.14
Any commitment fee and/or L/C Commission payable under this Clause 13 (Fees) must be paid by the Borrower within two Business Days after receipt by the Borrower of the calculation of such commitment fee or, as the case may be, such L/C Commission from the Facility Agent under Clause 13.4.3.

13.4.15	Any such commitment fee and L/C Commission must be paid in dollars.

13.4.16
The Facility Agent shall calculate the commitment fee and/or the L/C Commission payable for each Fee Period and shall notify the Borrower of the same within five Business Days after the end of the relevant Fee Period. Each such calculation shall, in the absence of manifest error, be conclusive evidence of the amount thereof.

13.5	Definitions
For the purposes of this Agreement:

13.5.11	"Fee Period" means:

(D)	in relation to the commitment fee payable under Clause 13.1 (Commitment fee):

(1)	the period commencing on the date of this Agreement and ending on the first quarter date to occur thereafter; and thereafter,

(2)
each successive period of three Months (or, in the case of the last such period, less) commencing on the day after a quarter date and ending on the first quarter date to occur thereafter (or, in the case of the last such period, on the Final Maturity Date) or, if earlier, on the date that the Commitments have been cancelled; and

(E)	in relation to the L/C Commission with respect to each Letter of Credit:

(1)	the period commencing on the date of issue of that Letter of Credit and ending on the first quarter date to occur thereafter; and thereafter,

(2)
each successive period of three months (or, in the case of the last such period, less) commencing on the day after a quarter date and ending on the first quarter date to occur thereafter (or, in the case of the last such period, the Expiry Date of the relevant Letter of Credit), where, for these purposes, "quarter date" means 31 March, 30 June, 30 September or 31 December, and provided that, with respect to the period of three Months within which the Effective Date falls, there shall be two Fee Periods, the first such period commencing on the day after the last quarter date and ending on the Effective Date and the second such period commencing on the day after the Effective Date and ending on the second quarter date to occur thereafter.

13.5.12	"L/C Exposure" means, in relation to each Letter of Credit, the daily difference between:

(E)	the face value of that Letter of Credit; and

(F)	the aggregate amount of all claims thereunder that have been paid, less the amount of cash cover which has been provided in respect of the relevant Letter of Credit.

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13.5.13	"Unavailable Rate" means, in relation to any day in any Fee Period, the percentage rate per annum which is equal to [amount has been redacted] of the applicable Margin on that day.

13.5.14	"Unutilised Rate" means, in relation to any day in any Fee Period, the percentage rate per annum which is equal to [amount has been redacted] of the applicable Margin on that day.

13.6	Other fees and costs
The Borrower will pay to the relevant Finance Parties the relevant fees and other costs and expenses in the amounts and at the times set out in the Fee Letters and the Mandate Letter.

13.7	Independent Engineer and other representatives
The Borrower shall, within five Business Days of demand by the Facility Agent, the Security Trustee or the Technical Bank, pay, or reimburse the relevant Finance Party for any payments that it has made in relation to, any reasonable fees, costs and expenses properly incurred by (a) the Independent Engineer pursuant to the Finance Documents and/or (b) any legal adviser, insurance adviser, environmental consultant, engineering consultant, or model auditor appointed by that Finance Party in connection with the exercise of its rights and discretions or the performance of its duties and obligations, under the Finance Documents.

14.	TAX GROSS-UP AND INDEMNITIES

14.1	Definitions

14.1.9	In this Agreement:
"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.
"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

14.1.10
Unless a contrary indication appears, in this Clause 14 (Tax gross-up and indemnities) a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up

14.2.11	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

14.2.12
The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that

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Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

14.2.13
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

14.2.14
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

14.2.15
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.3	Tax indemnity

14.3.17
The Borrower shall (within three Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

14.3.18	Clause 14.3.1 above shall not apply:

(A)	with respect to any Tax assessed on a Finance Party:

(1)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(2)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(B)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 14.2 (Tax gross-up).

14.3.19
A Protected Party making, or intending to make a claim under Clause 14.3.1 above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

14.3.20	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3 (Tax indemnity), notify the Facility Agent.

14.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

14.4.15	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

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14.4.16	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.5	Stamp taxes
The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.6	Value added tax

14.6.1
All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on any such supply or supplies, and accordingly, subject to Clause 14.6.2, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

14.6.2
If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Subject Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

14.6.3
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

14.6.4
Any reference in this Clause 14.6 (Value added tax) to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994).

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15.	INCREASED COSTS

15.1	Increased costs

15.1.16
Subject to Clause 15.3 (Exceptions), the Borrower shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

15.1.17	In this Agreement "Increased Costs" means:

(A)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

15.2	Increased cost claims

15.2.21
A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

15.2.22	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

15.3	Exceptions

15.3.17	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(C)	attributable to a Tax Deduction required by law to be made by an Obligor;

(D)
compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 14.3.2 (Tax indemnity) applied);

(E)	compensated for by the payment of the Mandatory Cost; or

(F)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

15.3.18	In this Clause 15.3 (Exceptions), a reference to a "Tax Deduction" has the same meaning given to the term in Clause 14.1 (Definitions).

16.	OTHER INDEMNITIES

16.1	Currency indemnity

16.1.23
If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

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(A)	making or filing a claim or proof against that Obligor;

(B)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

16.1.24
Without prejudice to Clause 16.1.1, each Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs as a result of that Finance Party receiving an amount in respect of that Obligor's liability under any Finance Document in a currency other than the currency in which that liability is expressed to be payable under that Finance Document.

16.1.25	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities
The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

16.2.19	the occurrence of any Event of Default;

16.2.20
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 32 (Sharing among the Finance Parties and Preferred Payments);

16.2.21
funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

16.2.22	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Borrower;

16.2.23
any Environmental Claim against the relevant Finance Party arising as a result of the relevant Finance Party being a party to this Agreement or any other Finance Document unless caused by the gross negligence or wilful misconduct of the relevant Finance Party; or

16.2.24
any abandonment of any Petroleum Asset in which any member of the Group has an interest arising as a result of the relevant Finance Party being a party to this Agreement or any other Finance Document unless caused by the gross negligence or wilful misconduct of the relevant Finance Party.

16.3	Indemnity to the Administrative Finance Parties
The Borrower shall promptly indemnify each Administrative Finance Party against any cost, loss or liability incurred by that Administrative Finance Party (acting reasonably) as a result of:

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16.3.1	(in the case of the Facility Agent or the Security Trustee) investigating any event which it reasonably believes is a Default; or

16.3.2	acting or relying on any notice, request or instruction made in connection with any Finance Document and which it reasonably believes to be genuine, correct and appropriately authorised.

17.	MITIGATION BY THE LENDERS

17.1	Mitigation

17.1.25
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 14 (Tax gross-up and indemnities), Clause 15 (Increased costs) or paragraph 3 of Schedule 7 (Mandatory Cost Formula) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

17.1.26	Clause 17.1.1 does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

17.2.3	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

17.2.4	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.	COSTS AND EXPENSES

18.1	Transaction expenses
The Borrower shall promptly on demand pay the Administrative Finance Parties the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with:

18.1.5	the negotiation, preparation, printing, execution and syndication of:

(D)	this Agreement and any other documents referred to in this Agreement; and

(E)	any other Finance Documents executed after the date of this Agreement;

18.1.6	the designation or de-designation of any Petroleum Assets as Borrowing Base Assets;

18.1.7	the completion of the transactions and perfection of the Security intended to be created pursuant to the Security Documents; and

18.1.8	the release of any Security constituted by any Finance Document or the release of any Obligor pursuant to Clause 28 (Changes to the Obligors).

18.2	Amendment costs
If (a) an Obligor requests an amendment, waiver or consent to any Finance Document or (b) an amendment is required pursuant to Clause 33.12 (Change of currency), the Obligors shall, within three Business Days of demand, reimburse the Finance Parties for the amount

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of all costs and expenses (including legal fees) reasonably incurred by the Finance Parties in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Enforcement costs
The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

19.	GUARANTEE AND INDEMNITY

19.1	Guarantee and indemnity
Each Guarantor irrevocably and unconditionally jointly and severally:

19.1.5	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor's obligations under the Finance Documents;

19.1.6
undertakes with each Finance Party that whenever an Obligor does not pay any amount when due or expressed to be due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

19.1.7
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 19 (Guarantee and indemnity) if the amount claimed had been recoverable on the basis of a guarantee.

19.2	Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 19 (Guarantee and indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

19.4	Waiver of defences
The obligations of each Guarantor under this Clause 19 (Guarantee and indemnity) will not be affected by (and the intention of each Guarantor is that its obligation shall continue in full force and effect notwithstanding) an act, omission, matter or thing which, but for this Clause 19.4 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Clause 19 (Guarantee and indemnity) (without limitation and whether or not known to it or any Finance Party) including:

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19.4.1	any time, waiver or consent granted to, or composition with, any Obligor or other person;

19.4.2	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor or other person;

19.4.3
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

19.4.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

19.4.5
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

19.4.6	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

19.4.7	any insolvency or similar proceedings.

19.5	Guarantor intent
Without prejudice to the generality of Clause 19.4 (Waiver of Defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

19.6	Immediate recourse
Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19 (Guarantee and indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.7	Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

19.7.1
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

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19.7.2	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 19 (Guarantee and indemnity).

19.8	Deferral of Guarantors' rights

19.8.1
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent or the Security Trustee otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 19 (Guarantee and indemnity):

(E)	to be indemnified by an Obligor;

(F)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

(G)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(H)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 19.1 (Guarantee and indemnity); and/or

(I)
to exercise or claim any right of set off or counterclaim against any other Obligor or any other person liable or claim or prove in competition with the Finance Parties in the bankruptcy or liquidation of any other Obligor or any other person liable or have the benefit of, or share in, any payment from or composition with, any other Obligor or any other person liable or any other Security now or hereafter held by the Finance Parties in respect of the obligations of any Obligor under the Finance Documents or for the obligations or liabilities of any other person liable but so that, if so directed by the Facility Agent or the Security Trustee, it will prove for the whole or any part of its claim in the liquidation or bankruptcy of any other Obligor on terms that the benefit of such proof and of all of the money received by it in respect thereof shall be held on trust for the Finance Parties and applied in or towards discharge of the obligations of the Obligors under the Finance Documents in such manner as the Facility Agent or the Security Trustee (as the case may be) shall deem appropriate.

19.8.2
Without prejudice to Clause 19.8.1 or Clause 19.9 (Authority), if an Obligor receives any benefit, payment or distribution in relation to such rights described in Clause 19.8.1 it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Facility Agent or the Security Trustee or as the Facility Agent or the Security Trustee may direct for application in accordance with Clause 33 (Payment Mechanics).

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19.9	Authority
If any Obligor fails to claim or prove in the liquidation or bankruptcy of any other Obligor promptly upon being directed to do so by the Facility Agent or the Security Trustee as contemplated by Clause 19.8.1(E):

19.9.1
the Facility Agent or the Security Trustee (as the case may be) may, and is irrevocably authorised on behalf of such Obligor to, file any claims or proofs in such liquidation or bankruptcy on its behalf; and

19.9.2
the trustee in bankruptcy, liquidator, assignee or other person distributing the assets of any Obligor or their proceeds is directed to pay distributions on the obligations or liabilities of such Obligor direct to the Facility Agent or the Security Trustee (as the case may be) on behalf of the Finance Parties until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.

19.10	Release of Guarantors' right of contribution
If any Guarantor (a "Retiring Guarantor") ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor that is permitted under the terms of the Finance Documents, then on the date such Retiring Guarantor ceases to be a Guarantor:

19.10.1
that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

19.10.2
each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

19.11	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.12	Further assurance
Each Guarantor agrees that it shall promptly, at the direction of the Facility Agent or the Security Trustee, execute and deliver at its own expense any document (executed as a deed or under hand as the Facility Agent or the Security Trustee may direct) and do any act or thing reasonably required in order to confirm or establish the validity and enforceability of the guarantee and indemnity intended to be created by it under this Clause 19 (Guarantee and indemnity).

19.13	Stay of acceleration
If acceleration of the time for payment, or the liability of a Guarantor to make any payment, of any amount specified to be payable by a Guarantor in respect of the obligations guaranteed pursuant hereto is stayed, prohibited or otherwise affected upon the insolvency, bankruptcy, reorganisation or winding-up of a Guarantor or other event affecting a Guarantor or affecting the payment of any of the obligations guaranteed by a Guarantor, all such amounts otherwise subject to acceleration or payment shall nonetheless be deemed for all purposes of this Agreement to be and to have become due and payable by the

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Guarantor and shall be payable by the Guarantor under this Agreement immediately after demand therefore.

20.	PROJECT ACCOUNTS

20.1	General

20.1.1
Each Borrowing Base Obligor shall maintain Revenue Accounts and the Borrower shall maintain a Debt Service Reserve Account in accordance with Clause 20.3 (Revenue Accounts), Clause 20.4 (Egyptian Revenue Account) and Clause 20.5 (Debt Service Reserve Account), in each case, with an Account Bank.

20.1.2
Each such Obligor shall give such notices as the Facility Agent or the Security Trustee may reasonably require in connection with the perfection or protection of the Finance Parties' security over the Project Accounts or for the purpose of giving effect to the provisions of this Clause 20 (Project Accounts).

20.1.3
Each Project Account (and each sub‑account) will be a separate account at the relevant Account Bank. A Project Account must be divided into separate sub‑accounts if the Facility Agent or Security Trustee so requires and the relevant Account Bank so permits.

20.1.4
Each Project Account must be denominated in dollars or, in the case of the Egyptian Revenue Accounts, dollars and Egyptian pounds, or such other currency(ies) as may be agreed between the relevant Obligor, the Security Trustee and the relevant Account Bank (each, a "permitted currency"). If any Obligor or any Account Bank receives any moneys for crediting to a Project Account in a currency other than a permitted currency, that Obligor must convert those moneys into a permitted currency (at the relevant Account Bank's prevailing rates for comparable transactions) on the date on which they are received. The amount must be paid into the relevant Project Account immediately after it is converted into a permitted currency.

20.1.5
The restrictions on the withdrawal of funds from Project Accounts contained in this Agreement will not affect the obligations of the Obligors to make all payments required to be made to the Finance Parties on the respective due dates for payment in accordance with the Finance Documents.

20.1.6
The detailed operating procedures for the Project Accounts will be agreed (with the consent of the Facility Agent and the Security Trustee) from time to time between the Borrower and the relevant Account Bank. In the event of any inconsistency between this Agreement and those procedures, this Agreement will prevail.

20.1.7
Each Obligor that has a Project Account must pay to the relevant Account Bank such transaction charges and other fees as the Borrower and the relevant Account Bank, both acting reasonably, may from time to time agree.

20.1.8
The English Account Bank will not be obliged to make available to any Obligor any sum which it is expecting to receive for the account of that Obligor until it has been able to establish that it has received that sum.

20.1.9
Neither the ability of the Obligors to make any withdrawal from a Project Account in accordance with this Agreement nor any such withdrawal will be construed as a waiver by any Finance Party of any Security over the Project Accounts.

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20.1.10	Subject to Clause 20.8 (Other accounts), no member of the Group may open and maintain any bank, deposit, savings or other type of account other than a Project Account.

20.2	Withdrawals

20.2.1	No payments to, or withdrawals from, any Project Account may be made except as expressly permitted by this Agreement.

20.2.2	No Obligor will request (and the English Account Bank shall not permit) any withdrawal to be made from any Project Account:

(F)	to the extent that such Project Account would become overdrawn as a result; or

(G)
if, prior to the date of the relevant proposed withdrawal, the Facility Agent or the Security Trustee notifies the relevant Account Bank that the withdrawal is not or would not be permitted under any Finance Document, provided that nothing in this Clause will prevent the English Account Bank complying with its obligations under law.

20.2.3	No Obligor may make any withdrawal from a Project Account at any time whilst an Event of Default is continuing except:

(C)	in the case of the Revenue Accounts, as expressly permitted under Clauses 20.3 (Revenue Accounts) or 20.4 (Egyptian Revenue Account); or

(D)	with the Security Trustee's specific consent.

20.2.4	Notwithstanding any other provision of this Agreement, if the Enforcement Date has occurred:

(A)	no amount will be payable to any Obligor, or may be withdrawn by any Obligor, with respect to the Project Accounts; and

(B)	the Security Trustee will be entitled (but not obliged) without prior notice to, or the consent of, any Obligor to be the sole signatory on the Project Accounts.

20.2.5	The Facility Agent shall promptly notify each Account Bank of the occurrence of the Enforcement Date. Each Account Bank shall be entitled to treat any such notice at face value.

20.2.6
At any time while a Restricted Payment Event is continuing, no Obligor may make any withdrawals from the English Revenue Accounts if, following such withdrawal, the aggregate balance in dollars of the English Revenue Accounts would be less than the aggregate amount of the outstanding Loans and L/C Exposures.

20.2.7
Subject to Clause 32.7.2 (Bank Tranche sharing provisions during or following an Inconvertibility Event), the Obligors must ensure that the Inconvertibility Balance is maintained in the Egyptian Revenue Accounts and such amounts are not withdrawn without the consent of the Facility Agent (acting on the instructions of all Bank Tranche Lenders).

20.3	Revenue Accounts

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20.3.8
Each Borrowing Base Obligor shall maintain an account (an "English Revenue Account") with the English Account Bank and each Egyptian Borrowing Base Obligor may in addition maintain an account (an "Egyptian Revenue Account") with the Egyptian Account Bank provided that Security has been created over such Egyptian Revenue Account in favour of the Security Trustee and in form and substance satisfactory to the Security Trustee (acting reasonably).

20.3.9	Each Borrowing Base Obligor shall procure that all amounts received by it (or to its order) are paid directly to a Revenue Account maintained by it, or as otherwise agreed by the Facility Agent.

20.3.10
Subject to Clause 9.3 (Cover Ratio Event) and Clause 20.2 (Withdrawals), a Borrowing Base Obligor may withdraw amounts from a Revenue Account at the following times and for the following purposes (which may include transfers to other members of the Group for the following purposes):

(D)	first, at any time, in or towards payment of Gross Expenditure (other than any Hedging Costs) payable in respect of any Petroleum Asset in which a member of the Group has an interest provided that:

(1)	the Borrowing Base Obligors shall not, in any Calculation Period, withdraw amounts from the Revenue Accounts in or towards payments of:

(a)	exploration, appraisal and development expenditure in relation to:

(i)	the Blocks (taken as a whole) which in aggregate exceeds an amount equal to [redacted]; and

(ii)	all other Petroleum Assets which are not Borrowing Base Assets which in aggregate exceeds an amount equal to [redacted];

(b)	operational expenditure in relation to:

(i)	a Block which in aggregate exceeds an amount equal to [redacted];

(ii)	the Blocks (taken as a whole) which exceeds an amount equal to [redacted]; and

(iii)	all other Petroleum Assets which are not Borrowing Base Assets which in aggregate exceeds an amount equal to [redacted];

(c)	general and administrative expenditure of the Group which in aggregate exceeds [redacted]; and

(d)	discretionary expenditure which in aggregate exceeds [redacted] (and provided that such amount is not more than [redacted]) (the "Discretionary Expenditure Budget"), in each case of the respective amount provided for such aggregate payments in that Calculation Period in the then current Projection (subject to Clause 20.3.4 below); and

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(2)
where a Cover Ratio Event has occurred and is continuing, no Borrowing Base Obligor may withdraw any amount from the Revenue Account(s) maintained by it for expenditure of any type described in sub-paragraphs (1)(a) to (1)(d) above unless such expenditure was committed prior to the occurrence of such Cover Ratio Event;

(E)	second, at any time, in or towards payment pro rata of any unpaid fees, costs and expenses or accrued interest under the Finance Documents (other than the Hedging Agreements) and any Hedging Costs;

(F)
third, at any time, in or towards payment pro rata of any principal due but unpaid under this Agreement and (to the extent permitted pursuant to Clause 31.3.1 (Hedging Banks)) any Hedging Termination Payments due from an Obligor but unpaid;

(G)	fourth, at any time, towards payment of such amount, if any, to the credit of the Debt Service Reserve Account as is required for the balance of such account to be equal to the Required Balance; and

(H)
fifth, subject to Clause 20.3.6 (Revenue Accounts) and on a Recalculation Date or not more than 5 Business Days after such Recalculation Date (or such later date as the Facility Agent (acting on the instructions of the Majority Lenders) may agree), for other lawful general corporate purposes of that Borrowing Base Obligor (including transfers to other accounts held by that Borrowing Base Obligor) provided that no Default or Cover Ratio Event has occurred and is continuing.

20.3.11
In any Calculation Period, the Borrowing Base Obligors may apply the proceeds of the Discretionary Expenditure Budget on any Gross Expenditure item, and the limitations on withdrawals from the Revenue Accounts described in sub-Clauses 20.3.3(A)(1)(a), 20.3.3(A)(1)(b) and 20.3.3(A)(1)(c) above shall be disregarded in respect of such application.

20.3.12
Any such withdrawals from a Revenue Account may only be made in the order of priority set out in Clause 20.3.3 (Revenue Accounts) so that no withdrawal may be made for a purpose set out in any of sub-Clauses 20.3.3(A), 20.3.3(B), 20.3.3(C), 20.3.3(D), or 20.3.3(E) if any amount of a kind referred to in a preceding sub‑Clause is due but unpaid.

20.3.13	No amount may be withdrawn pursuant to Clause 20.3.3(E) (Revenue Accounts) to the extent that:

(A)	such withdrawal would leave standing to the credit of the Revenue Accounts an aggregate balance of less than the aggregate Required Retention Amount of each Revenue Account; or

(B)	such amount represents a Deficient Cash Amount (as such term is defined in the definition of DSCR) in the then current Projection.

20.3.14
A Borrowing Base Obligor may, at any time, transfer amounts from the Revenue Account maintained by it which is denominated in any one currency to any other Revenue Account maintained by it which is denominated in another currency.

20.4	Egyptian Revenue Account

20.4.1	On the first Business Day following each Recalculation Date, each Egyptian Borrowing Base Obligor shall deliver to the Facility Agent, the Technical Bank and

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the English Account Bank a Working Capital Certificate which sets out (1) its projected expenditure and the projected expenditure of each other member of the Group in Egypt (which is permitted to be withdrawn from a Revenue Account in accordance with Clause 20.3.3(A) above) in (i) Egyptian pounds and (ii) dollars and (2) its projected income in (i) Egyptian pounds and (ii) dollars, in each case in each Month from the date of the Working Capital Certificate to the next Scheduled Recalculation Date (the "Sweep Period").

20.4.2
If on any day during a Sweep Period an Applicable Payment is paid to the Egyptian Revenue Account and as a result of such Applicable Payment the dollar balance of the Egyptian Revenue Account of an Egyptian Borrowing Base Obligor exceeds the sum of:

(C)	the aggregate amount of expenditure projected in the Working Capital Certificate for that Sweep Period to be disbursed in dollars in that Sweep Period; less

(D)
the aggregate amount of actual expenditure disbursed in dollars by that Egyptian Borrowing Base Obligor and by each other member of the Group in Egypt in the Sweep Period up to and including that date,

that Egyptian Borrowing Base Obligor shall, subject to Clause 20.4.4 below, promptly transfer that excess dollar amount to its English Revenue Account.

20.4.3
If on any day during a Sweep Period the aggregate of all amounts paid to an Egyptian Revenue Account in Egyptian pounds in that Sweep Period exceeds [redacted] of the aggregate amount of expenditure projected in the Working Capital Certificate for that Sweep Period to be disbursed in Egyptian pounds in that Sweep Period, that Egyptian Borrowing Base Obligor shall, unless otherwise agreed by the Facility Agent (acting on the instructions of the Majority Lenders), promptly convert that excess Egyptian pound amount into dollars and, subject to Clause 20.4.2 above, deposit such dollar amount into its Egyptian Revenue Account.

20.4.4
Clause 20.4.2 shall not apply in respect of any Applicable Payment which is transferred to an Egyptian Revenue Account from another account maintained by a member of the Group, provided that any such Applicable Payment transferred to such Egyptian Revenue Account from any other Revenue Account must be disbursed by the relevant Egyptian Borrowing Base Obligor within 7 days of its receipt into that Egyptian Revenue Account.

20.5	Debt Service Reserve Account

20.5.1	The Borrower shall maintain an account (the "Debt Service Reserve Account") and shall:

(E)
on the first Utilisation Date, credit to the Debt Service Reserve Account the amount required to ensure that the sum standing to the credit of the Debt Service Reserve Account is not less than the Required Balance; and

(F)
on each subsequent date on which the Borrower delivers a Utilisation Request, credit to the Debt Service Reserve Account the amount required to ensure that the sum standing to the credit of the Debt Service Reserve Account is not less than the Required Balance taking into account the amount of the requested Utilisation.

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20.5.2
Subject to Clause 20.2 (Withdrawals), the Borrower may only withdraw amounts from the Debt Service Reserve Account (whilst no Default is continuing) such amount by which the aggregate amount standing to the credit of the Debt Service Reserve Account exceeds the Required Balance (taking into account the amount of any Utilisation requested in a Utilisation Request but not yet made), for its general corporate purposes.

20.6	Administration and miscellaneous

20.6.3
Each Obligor shall provide the Facility Agent and/or the Security Trustee and any of their representatives with access on reasonable notice and during normal business hours to review the books and records of the Project Accounts. The English Account Bank must, and each Obligor authorises each Account Bank to, give the Facility Agent, the Security Trustee and their representatives unrestricted access to review such books and records held by that Account Bank.

20.6.4
The English Account Bank must, if requested by the Facility Agent, provide to the Facility Agent and the Security Trustee, not less than five Business Days after the end of each month, a full statement of all payments into and from the Project Accounts maintained by it.

20.6.5
The Borrower must, if requested by the Facility Agent, provide to the Facility Agent, the Security Trustee and the Borrower, not less than five Business Days after the end of each month, a full statement of all payments into and from the Egyptian Revenue Accounts held by each Egyptian Borrowing Base Obligor.

20.6.6
The Obligors must, within three Business Days of demand, indemnify the English Account Bank against any cost, loss or liability incurred by that Account Bank (otherwise than by reason of its gross negligence or wilful misconduct) in acting as an Account Bank under or in connection with the Finance Documents.

20.6.7
Except where this Agreement specifically provides otherwise, no Obligor may exercise any right which it may have under any applicable law to direct an Account Bank to transfer any amount standing to the credit of a Project Account to it or to its order. The English Account Bank must notify the Facility Agent and the Security Trustee if any Obligor purports to exercise any such right.

20.6.8	No Account Bank will be under any obligation to enquire as to the purpose of any withdrawal from a Project Account.

20.6.9	The English Account Bank must notify the Facility Agent promptly if it becomes aware of the occurrence of a Default.

20.6.10	No Account Bank must be required to act in a manner inconsistent with the Finance Documents.

20.6.11
Each sum credited to a Project Account will, from the time it is credited until the time it is withdrawn, bear interest at such rate as the relevant Obligor may from time to time agree with the relevant Account Bank. Such interest will be credited to the relevant Project Account.

20.7	Security

20.7.3
Each Obligor shall, to the extent that such Security has not been effected under the terms of an existing Security Document, enter into a Security Document (in form and substance satisfactory to the Security Trustee acting reasonably) for the purposes of creating Security over each of the Project Accounts maintained by it (and the sums standing to the credit of such Project Accounts) in favour of the

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Security Trustee and deliver to the Security Trustee, or procure the delivery to the Security Trustee of, any legal opinion or other document that the Security Trustee may reasonably require in connection with the entry into such Security Document. Such Security must be granted and each such legal opinion or other document must be delivered:

(G)
(in the case of any Project Account which (a) is in existence on the date of this Agreement or (b) is to be opened on or before the date of issue of the first Utilisation Request under this Agreement) pursuant to Clause 4.1 (Initial conditions precedent) on or before the first Utilisation Date; and

(H)	(in the case of any other Project Account) on the date on which such Project Account is opened.

20.7.4
The English Account Bank consents to the grant of such Security and on the date on which such Security is granted in favour of the Security Trustee, the English Account Bank shall be deemed to have acknowledged that it has received notice of such Security over each Project Account that is the subject of such Security.

20.7.5
The English Account Bank acknowledges that it is not entitled to, and undertakes not to, claim or exercise any lien, right of set-off, right to combine or consolidate accounts or any other right, remedy or security over, against or with respect to any Project Account (save to set-off transaction fees incurred by it in exercise of its obligations under this Agreement) or moneys standing to the credit of any Project Account or in the course of being credited to it without the consent of the Security Trustee.

20.7.6	The English Account Bank confirms that it has received no other notice of any Security in respect of any Project Account in favour of any person other than the Security Trustee.

20.8	Other accounts

20.8.3	The Parent may maintain any bank, deposit, savings or other type of account.

20.8.4
The Borrower shall maintain an account (the "Disbursement Account") with the English Account Bank into which the proceeds of Loans shall be deposited (other than the proceeds of Loans the purpose of which is to repay amounts outstanding under the Existing Credit Agreement and any fees and or expenses payable by the Obligors in respect of this Facility, which amounts shall be paid directly to the relevant recipient).

20.8.5
Without prejudice to Clause 20.8.4 below, each other member of the Group may maintain a bank account for the purpose of making payments of day-to-day operational and general and administrative expenses provided that the maximum balance of any one account shall not exceed $[redacted] (or its equivalent in another currency or currencies) and the aggregate balance of all such accounts shall not exceed $[redacted] (or its equivalent in another currency or currencies) at any time.

20.8.6	Any Obligor may maintain a bank account with:

(A)	the English Account Bank, for any purpose; or

(B)	the Egyptian Account Bank, solely for the purpose of holding amounts due to be disbursed on expenditure projected to be made in the then current Projection,

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provided that it enters into a Security Document (in form and substance satisfactory to the Security Trustee acting reasonably) for the purposes of creating a floating charge over such bank account maintained by it (and the sums standing to the credit of such bank accounts) in favour of the Security Trustee and delivers to the Security Trustee, or procures the delivery to the Security Trustee of, any legal opinion or other document that the Security Trustee may reasonably require in connection with the entry into of such Security Document. Such Security must be granted and each such legal opinion or other document must be delivered on the date on which such bank account is opened.

21.	REPRESENTATIONS

21.1	Timing of representations

21.1.8	Each Obligor makes the representations and warranties set out in this Clause 21 (Representations) to each Finance Party on the date of this Agreement

21.1.9	In addition, the Repeating Representations and the IFC Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(A)	the date of each Utilisation Request and the first day of each (i) Interest Period and (ii) Term; and

(B)	in the case of an Additional Guarantor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Guarantor.

21.2	Status

21.2.15	It is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

21.2.16	It has the power to own its assets and carry on its business as it is being conducted.

21.3	Binding obligations
The obligations expressed to be assumed by it in each Transaction Document to which it is a party are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 28 (Changes to the Obligors), legal, valid, binding and enforceable obligations.

21.4	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents, do not and will not conflict with:

21.4.3	any law or regulation applicable to it;

21.4.4	its constitutional documents; or

21.4.5	any agreement or instrument binding upon it or any of its assets, which would, or would be reasonably likely to have a Material Adverse Effect.

21.5	Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which

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it, or as the case may be, that Group member, is a party and the transactions contemplated by those Transaction Documents.

21.6	Validity and admissibility in evidence
All Authorisations required or desirable:

21.6.7	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

21.6.8	to enable it to carry out its business and operations; and

21.6.9	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect.

21.7	Governing law and enforcement
Except as specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation):

21.7.7	The relevant law chosen as the governing law of each of the Finance Documents to which it is a party will be recognised and enforced in its jurisdiction of incorporation.

21.7.8
The submission by it to the jurisdiction of the courts of England under any relevant Finance Document to which it is a party and any undertaking given in any Finance Document by it not to claim any immunity, in each case, is legal, valid and binding under the law of its jurisdiction of incorporation.

21.7.9	Any judgment obtained in England in relation to a Finance Document to which it is a party will be recognised and enforced in its jurisdiction of incorporation.

21.8	Deduction of Tax
It is not required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

21.9	No filing or stamp taxes
Except as specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

21.10	No default

21.10.1	No Default has occurred and is continuing or will result from the execution of, or performance of any transaction contemplated by, any Finance Document or from the making of any Utilisation.

21.10.2
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any member of the Group to which its, or such Group members' assets are subject which would, or would be reasonably likely to, have a Material Adverse Effect.

21.11	No misleading information

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21.11.1
Any factual information contained in the Information Memorandum pertaining to the Group was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

21.11.2
The financial projections contained in the Information Memorandum have been prepared in good faith, with due care and on the basis of (a) recent historical information and (b) assumptions that it considers reasonable.

21.11.3
Nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information pertaining to the Group contained in the Information Memorandum being untrue or misleading in any material respect.

21.11.4
It has made full disclosure of all material facts in relation to the Obligors and the Group and the Borrowing Base Assets to all the persons responsible for preparing the Reports and to the Mandated Lead Arrangers.

21.12	Financial statements

21.12.1	The audited financial statements, or as the case may be, the audited consolidated financial statements, most recently delivered to the Facility Agent:

(C)	were prepared in accordance with GAAP consistently applied; and

(D)	fairly represent the financial condition and operations (consolidated if applicable) of the relevant entity(ies) to which those financial statements relate during the relevant financial year, except, in each case, as disclosed to the contrary in those financial statements.

21.12.2	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Parent) since 31 December 2012.

21.13	Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.14	No proceedings pending or threatened

21.14.1
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, would reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful inquiry)) been started or threatened against any member of the Group, nor is there subsisting any unsatisfied judgment or award given against any member of the Group by any court, arbitrator or other body which exceeds $[redacted] (or its equivalent in other currencies) and which judgment or award is neither subject to an appeal nor has execution thereof been stayed.

21.14.2
No labour disputes are current or, to the best of it knowledge and belief (having made due and careful inquiry)), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

21.15	Ownership

21.15.1	The Group Structure Chart shows:

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(A)
each member of the Group, any person in whose shares any member of the Group has an interest (other than [name has been redacted for confidentiality reasons]) and any person which has an interest in any member of the Group (other than the Parent) and, in each case, the percentage of the issued share capital held, and whether legally or beneficially, by that member or person;

(B)	the jurisdiction of incorporation or establishment of each person shown in it; and

(C)	the status of each person shown in it which is not a limited liability company or corporation.

21.15.2	Each Obligor (other than the Parent) is directly or indirectly a wholly-owned Subsidiary of the Parent.

21.16	Projections

21.16.1	The current Projection:

(A)	is based on reasonable assumptions;

(B)	is consistent with the provisions of the Transaction Documents in all material respects;

(C)	(to the extent prepared by any Obligor) has been prepared in good faith and with due care; and

(D)	fairly represents the expectations of the Obligors,
except, in the case of paragraph (A) and (D) above, to the extent the assumptions and expectations of the Obligors differ from those of the Technical Bank or the Majority Lenders.

21.16.2	The Computer Model:

(A)	is consistent with the provisions of the Transaction Documents in all material respects; and

(B)	to the best of its knowledge and belief, is accurate and does not contain any error which would render any information produced by the Computer Model misleading in any material respect.

21.17	Environmental matters

21.17.1
It, and each member of the Group, has obtained or will, at the relevant time obtain, all material Environmental Licences required by it, or as the case may be, such Group member, to carry on its business as now being or proposed to be conducted and their exploitation and has at all times complied in all material respects with all those Environmental Licences and all other applicable Environmental Laws.

21.17.2	There is no material environmental contamination on any site connected with any asset in which it or any member of the Group has an interest.

21.17.3
There are no Environmental Claims current, or to its knowledge, pending or threatened, connected with (i) it or any member of the Group or (ii) any asset in which it or any member of the Group has an interest which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

21.18	Sanctionable Practice

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It is not engaged in any activity which is prohibited under applicable Canadian laws regarding sanctions (all such applicable laws currently in effect and all such new applicable laws in effect in the future being, for as long as they are in effect, the “Canadian Sanctions”), including any dealing involving or benefitting (i) any person designated by applicable United Nations Security Council resolutions as being subject to the measures imposed thereby, (ii) any person acting on behalf of, at the direction of, or owned or controlled directly or indirectly by a person identified in (i) above, or (iii) any person designated by the Government of Canada under the Canadian Sanctions as being subject to the measures imposed thereby.

21.19	Borrowing Base Assets and Project Documents

21.19.1
The Project Documents are in full force and effect in all material respects and contain no restrictions, covenants and conditions that would, in any material respect, adversely affect the use, ownership, possession or exploitation of the Borrowing Base Assets in the manner contemplated in the current Projection.

21.19.2
To the best of its knowledge and belief, the obligations expressed to be assumed by the parties (other than itself or any member of the Group) to each Project Document are, subject to any general principles of law limiting such obligations, legal, valid, binding and enforceable obligations.

21.19.3	All Authorisations required by it or any member of the Group in connection with:

(A)
the entry into, performance, validity and enforceability of, and the transactions contemplated by, each of the Project Documents to which it or as the case may be, such member of the Group, is a party; or

(B)	the ownership, operation and exploitation of each of the Borrowing Base Assets as contemplated by the relevant Project Documents and each current Projection, have been obtained or effected (as appropriate) and are in full force and effect. No steps have been taken to revoke or amend such Authorisations or no event or circumstance exists which entitles any person to suspend or terminate such Authorisations.

21.19.4
It owns, or has sufficient access to, interest in or right to use, all assets necessary for the exploitation of each Borrowing Base Asset as contemplated by the Project Documents and the then current Projection, save for any assets not yet required (which assets it will acquire and at such time will have sufficient funds or undrawn facilities to acquire).

21.19.5
Each Obligor identified as the owner of a Borrowing Base Asset under Part I (Initial Borrowing Base Assets) of Schedule 11 (Borrowing Base Assets) or, from the Effective Date, Part II (Revised Borrowing Base Assets) of Schedule 11 (Borrowing Base Assets) or otherwise pursuant to this Agreement is, except to the extent any disposition thereof is permitted under Clause 24.4.2, the absolute legal and beneficial owner of the interests in such Borrowing Base Assets referred to in Part I (Initial Borrowing Base Assets) of Schedule 11 (Initial Borrowing Base Assets) or, from the Effective Date, Part II (Revised Borrowing Base Assets) of Schedule 11 (Borrowing Base Assets), free from any Security or other interest of any kind (other than the interests of co-venturers under the Project Documents relating to such Borrowing Base Assets, the Security under the Security Documents and the Security permitted under Clause 24.3 (Negative pledge)); and it is not under any obligation to create any Security over its interest

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in any such Borrowing Base Asset (except, in each case, by virtue of any Security Document or as permitted under Clause 24.3 (Negative pledge)).

21.20	Security
Subject to any qualifications as to matters of law set out in any legal opinion delivered under this Agreement or any required registration of the Security Documents, each Security Document to which it is a party:

21.20.1	confers the Security of the type it purports to create over the assets over which the Security is purported to be given by that Security Document; and

21.20.2	is valid and enforceable against (i) it and (ii) its Insolvency Officers and creditors; and

21.20.3	is not capable of being avoided or set aside, whether in its winding up, administration, dissolution or otherwise.

21.21	No immunity
Except as specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), neither it nor any of its assets is entitled to any right of immunity in its jurisdiction of incorporation.

21.22	Compliance with laws
It, and each member of the Group, is in compliance with all applicable laws and regulations except to the extent any such non-compliance could not reasonably be expected to have a Material Adverse Effect provided that, whilst IFC is a Lender, this Clause shall be read as if the words 'except to the extent any such non-compliance could not reasonably be expected to have a Material Adverse Effect ' did not form part of this clause.

21.23	Insurances

21.23.1
All Insurances (including business interruption insurance) which are at any time required to be maintained or effected by it or any member of the Group pursuant to the Finance Documents are in full force and effect at that time, and to the best of its knowledge and belief, no event or circumstance has occurred, nor has there been any omission to disclose a fact, which would in either case entitle any insurer under those Insurances to avoid its liability or otherwise reduce its liability.

21.23.2	The Security Trustee (as security trustee for the Secured Creditors) has been named as co-insured and loss payee in relation to all such Insurances.

21.24	No Financial Indebtedness, guarantees or Security

21.24.1	No member of the Group has any Financial Indebtedness save, in each case, as permitted under Clause 24.7 (Financial Indebtedness).

21.24.2	No member of the Group has issued any guarantee save, in each case, as permitted under Clause 24.8 (Loans and financial guarantees).

21.24.3	No Security (or agreement to create the same) exists over any of its assets or any assets of any member of the Group save, in each case, as permitted under Clause 24.3 (Negative pledge).

21.25	Share security
Each Obligor that has entered into any Security Document for the purposes of granting Security over its shares in another Obligor is the legal and beneficial owner of all of such shares and rights in respect of such shares (the "charged assets") secured, or purported to be secured, under such Security Document free from any Security (other than the

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relevant Security created pursuant to that Security Document); and except as provided in laws of general application, the charged assets are free from any restrictions as to transfer or registration and are not subject to any calls or other liability to pay money.

21.26	Solvency

21.26.1
No Obligor is insolvent or unable to pay its debts (including subordinated and contingent debts), nor could it be deemed by a court to be unable to pay its debts within the meaning of the law of the jurisdiction in which it is incorporated, nor, will it become so in consequence of entering into any Finance Document and/or performing any transaction contemplated by any Finance Document.

21.26.2
No Obligor has taken any corporate action nor to its knowledge and belief have any legal proceedings or other procedure or step been taken, started or threatened in relation to anything referred to in Clause 25.6 (Insolvency proceedings).

22.	INFORMATION UNDERTAKINGS

22.1	Financial statements
Each of the Parent (and the Borrower, if the Parent ceases to be the direct Holding Company of the Borrower) shall supply to the Facility Agent in sufficient copies for all the Lenders:

22.1.17	as soon as the same become available, but in any event within 120 days after the end of each of its financial years its audited consolidated financial statements for that financial year; and

22.1.18
as soon as the same become available, but in any event within 60 days after the end of the first, second and third Financial Quarter Dates of each Financial Year its unaudited, consolidated financial statements for that Financial Quarter.

22.2	Provision and contents of Compliance Certificate

22.2.5	The Parent shall supply a Compliance Certificate to the Facility Agent with each set of its financial statements delivered under Clause 22.1 (Financial statements) above.

22.2.6	The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 23 (Financial Covenants).

22.2.7	Each Compliance Certificate shall be signed by the chief financial officer or another director of the Parent.

22.3	Requirements as to financial statements
Each set of financial statements delivered by the Parent or the Borrower pursuant to Clause 22.1 (Financial statements), shall be prepared using GAAP and certified by the chief financial officer or another director of the relevant company as giving a true and fair view of it (if audited) or as fairly representing (if unaudited) its financial condition (or consolidated financial position) as at the date as at which those financial statements were drawn up.

22.4	Information: miscellaneous

22.4.12
The Obligors must supply, and the Borrower must procure that each other member of the Group supplies, to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

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(E)	all documents dispatched by it to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(F)	promptly upon becoming aware of them, the details of any material litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group;

(G)	promptly upon entering into a Hedging Agreement or amending any existing Hedging Agreement, a copy of that Hedging Agreement or amendment;

(H)
no later than 15 days after each Recalculation Date, a cashflow reconciliation for withdrawals from the Project Accounts during the most recent Calculation Period demonstrating compliance with Clauses 20.3 (Revenue Accounts), 20.4 (Egyptian Revenue Account) and 20.5 (Debt Service Reserve Account);

(I)
promptly upon receipt, a certified copy of any material Authorisation required under any law or regulation (including Environmental Laws and Environmental Licences) to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document;

(J)
promptly upon becoming aware of the same, details of any event or circumstance or any new information which results in any material information previously provided to any Finance Party by it or its advisors being misleading or inaccurate in any material respect;

(K)	promptly upon establishment, details of any bank account established by the Parent;

(L)
(without prejudice to any other provision of this Agreement) promptly, upon any change to the Group structure, a revised copy of that Group Structure Chart and information regarding such changes to the structure of the Group;

(M)	promptly, such further information regarding its financial condition, business, assets and operations as any Finance Party (through the Facility Agent) may reasonably request;

(N)
promptly upon the occurrence of a Cover Ratio Event, and for so long as such Cover Ratio Event continues, such information as the Facility Agent may request in order to determine the Obligors' available cashflow;

(O)
not less frequently than once in every three months (and at such other times as the Facility Agent may request) statements and any relevant spread sheets setting out receivables owed by EGPC to any member of the Group; and

(P)	concurrently with its delivery to IFC pursuant to the IFC Finance Contract, a copy of the annual monitoring report so delivered.

22.4.13
Each Obligor must, and the Borrower must ensure that each member of the Group will, as soon as possible but no later than 72 hours after its occurrence, notify the Facility Agent of any incident or accident relating to its operations which has or may reasonably be expected to have a material adverse effect on the environment, community, its employees, health or safety (including, without limitation, explosions, spills or workplace accidents which result in death, serious or multiple injury or major pollution), specifying in reasonable detail, in each case,

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the nature of the incident or accident, the on-site and offsite impacts arising or likely to arise therefrom and the measures that such Obligor, the Borrower or such member of the Group, is taking or plans to take to address them and prevent any future similar event; and keep the Facility Agent informed of the ongoing implementation of those measures.

22.4.14	The Borrower must, promptly upon receipt, deliver to the Facility Agent copies of the quarterly management letters sent to it by its financial auditors.

22.4.15	The Borrower must (whilst IFC is a Lender) comply with the IFC Information Undertakings.

22.4.16
Each Borrowing Base Obligor must, as soon as possible but no later than 72 hours after becoming aware of its occurrence, notify the Facility Agent of any shutdown which halts production or flow of crude from the field to the terminal which has or may reasonably be expected to have a material adverse effect on its operations.

22.5	Information: Borrowing Base Assets

22.5.10	The Obligors must supply to the Facility Agent (in sufficient copies for all the Lenders):

(D)	promptly upon receipt by it of the same, a copy of any notice of default (howsoever called) served upon it under any Project Document;

(E)	promptly upon becoming aware of the same, the details of any material claims and/or proceedings which are current, threatened or pending in relation to any Borrowing Base Asset;

(F)
promptly upon becoming aware of the same, the details of any event or circumstance which has resulted in the production, recovery or transportation of Petroleum with respect to any Block (taken as a whole) being suspended or materially interrupted for a period of 15 days or more and, to its knowledge, the method by which such suspension or material interruption has been or will be ended;

(G)	promptly upon becoming aware of the same, details of any potential or actual material warranty claim or any other material dispute under any Project Document;

(H)	promptly upon becoming aware of the same, details of any incident involving any material physical damage to a Borrowing Base Asset and any proposal for its reinstatement;

(I)
promptly upon becoming aware of the same, any other information relating to a Borrowing Base Asset or Obligor that could reasonably be expected to change any Assumption in the current Projection (in a material respect) or impose any additional material liability on any Obligor;

(J)	promptly upon request by the Facility Agent:

(1)	a copy of any Project Document; and

(2)	such information as the Lenders may reasonably require in respect of a Borrowing Base Asset or a member of the Group;

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(K)	promptly upon such document being entered into, a copy of any Project Document copies of which have not previously been provided to the Facility Agent; and

(L)
not less than 14 days before it enters into any new Project Document or any material amendment to any existing Project Document (in each case, otherwise than in the ordinary course of business of that member of the Group), details of that Project Document or amendment.

22.5.11	The Obligors must notify the Technical Bank promptly upon receipt of any budget in respect of a Borrowing Base Asset prepared by the operator or the operating or technical committees thereof.

22.5.12
Each Obligor must supply to the Technical Bank (at the Technical Bank's request) promptly, such further information regarding its financial condition, business, assets and operations (including a copy of any budget referred to in Clause 22.5.2 above and any detailed production, injection and related data in respect of the Borrowing Base Assets) as the Technical Bank may reasonably request (unless the same information has already been requested by and provided to the Facility Agent pursuant to Clause 22.4.1(I) above).

22.6	Information: Projections and Reserves Reports

22.6.10	The Borrower shall commission, at the expense of the Obligors, the Independent Engineer to prepare a Reserves Report:

(Q)	on an annual basis for the purposes of the Scheduled Projections to be adopted in accordance with Clause 7 (Projections);

(R)	if at any time the Borrower makes a request for a Petroleum Asset to be designated a Borrowing Base Asset;

(S)
if the Technical Bank so requests (i) following the occurrence of a Default or (ii) if (in the Technical Bank's reasonable opinion) there has been or is likely to be a material adverse change with respect to any Borrowing Base Asset which might reasonably be expected to result in a Cover Ratio Event.

22.6.11	The Borrower shall use its reasonable endeavours to ensure that each Reserves Report which is commissioned and prepared:

(C)	pursuant to Clause 22.6.1(A), is delivered to the Technical Bank on or before 1 March in each year;

(D)
pursuant to Clause 22.6.1(B), is commissioned within 10 Business Days of the relevant request being made by the Borrower and delivered to the Technical Bank not later than 30 days after the date of commission (or such later date as shall be agreed by the Technical Bank and the Borrower); and

(E)	pursuant to Clause 22.6.1(C), is delivered to the Technical Bank within 10 Business Days of the relevant request being made by the Technical Bank.

22.6.12	The Borrower shall, at its own expense, prepare or procure the preparation of Borrower Updates and deliver each such Borrower Update to the Technical Bank on or before 31 July in each year.

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22.6.13
The Obligors must supply promptly upon request made by the Technical Bank or the Facility Agent in connection with the procedures provided for in Clause 7 (Projections) and the preparation and/or adoption of the Projections, all such information and documents as such Administrative Finance Party may reasonably request.

22.7	Notification of default

22.7.3
Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

22.7.4
Promptly upon a request by the Facility Agent, the Borrower shall supply to the Facility Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

22.8	Further reports
The Obligors shall, if reasonably requested by the Technical Bank following the occurrence of a Default and having considered the availability of other reports with reference to the same, commission at the Obligors’ expense a report from the Independent Engineer and make available to the Independent Engineer all such information as is available to the Obligors and which is reasonably required for the purposes of the report, and supply to the Technical Bank such evaluation and other reports relating to any one or more of the Borrowing Base Assets as the Technical Bank shall have requested.

22.9	Visits and inspections

22.9.3
Each Obligor shall allow any representative of the Facility Agent and/or the Technical Bank, upon reasonable notice following the occurrence of a Default, to have access to and to inspect any and all books, records and other relevant data or information in the possession of or available to each Obligor during regular business hours.

22.9.4
Each Obligor shall, upon the request of any Lender, such request to be made with reasonable prior notice to the relevant Obligor (except if a Default is continuing or if special circumstances so require), permit that Lender or its representatives, during normal office hours, to:

(A)
visit and inspect the sites and premises where the business of any member of the Group is conducted provided that in the case of any such premises which are not within any Group member's control, that Obligor or that member of the Group will use its reasonable endeavours to allow the relevant party such access;

(A)
have access to those employees, agents, contractors and sub-contractors of any member of the Group who have or may have knowledge of matters with respect to which the relevant party seeks information; and

(B)
have access to technical and statistical data, books, records, accounts, and other data in its possession or control or which it has a right to obtain in relation to matters which the relevant party seeks information.

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22.9.5
Following any visit by a Lender contemplated under clause 22.9.2 for which a demand for the payment of costs and expenses has been made in accordance with Clause 22.9.4, that Lender shall within 30 days of such visit, provide a summary of its findings to the Facility Agent and the Borrower.

22.9.6
Subject to Clause 22.9.5, the Borrower shall, within thirty days of demand, pay to each Original Bank Tranche Lender the amount of any costs and expenses reasonably incurred by that Original Bank Tranche Lender in connection with any of the actions contemplated in Clause 22.9.2 (including any transport and accommodation costs), provided that such actions were undertaken for the purpose of environmental, social or engineering assessment.

22.9.7
Clause 22.9.4 shall only apply to the Original Bank Tranche Lenders as at the Effective Date and shall not apply to any successors in title, permitted assigns or permitted transferees of the Original Bank Tranche Lenders.

22.9.8
Without prejudice to any of the Lender's other rights under the Finance Documents to recover costs and expenses, the aggregate of all amounts recoverable by each Original Bank Tranche Lender from the Borrower under Clause 22.9.4 shall not exceed $10,000 in any calendar year and shall only be in respect of costs and expenses incurred in that calendar year.

22.10	Use of websites

22.10.5
An Obligor may satisfy its obligation under this Agreement to deliver any information in relation to the Lenders by posting this information onto an electronic website designated by the Borrower and the Facility Agent (the "Designated Website") if:

(A)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(B)	both the Borrower and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(C)	the information is in a format previously agreed between the Borrower and the Facility Agent.
In any event, if the Facility Agent so requests, the Obligors shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

22.10.6
The Facility Agent shall supply each Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Facility Agent.

22.10.7	The Obligors shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(A)	the Designated Website cannot be accessed due to technical failure;

(B)	the password specifications for the Designated Website change;

(C)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(D)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

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(E)	it becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

22.10.8
If an Obligor notifies the Facility Agent under Clause 22.10.3(A) or Clause 22.10.3(E), all information to be provided by the Obligors under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

22.10.9
Any Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Obligors shall comply with any such request within ten Business Days.

22.11	"Know your customer" checks

22.11.3	If:

(A)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(B)	any change in the status, or the composition of the shareholders, of an Obligor (other than the Parent) after the date of this Agreement; or

(C)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Facility Agent or any other Finance Party (or, in the case of Clause 22.11.1(C) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Finance Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Finance Party) or any Finance Party (for itself or, in the case of the event described in Clause 22.11.1(C) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Finance Party or, in the case of the event described in Clause 22.11.1(C) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

22.11.4
Each Finance Party shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

22.11.5
The Borrower shall, by not less than 10 Business Days' prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Finance Parties) of its intention to request that any Relevant Affiliate becomes an Additional Guarantor pursuant to Clause 28 (Changes to the Obligors).

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22.11.6
If the accession of any person to this Agreement as an Additional Guarantor pursuant to Clause 28 (Changes to the Obligors) obliges the Facility Agent or any other Finance Party to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Facility Agent or any other Finance Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Finance Party) or any other Finance Party (for itself or on behalf of any prospective new Finance Party) in order for the Facility Agent or such Finance Party or any prospective new Finance Party to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such person to this Agreement as an Additional Guarantor.

22.12	EGPC lifting
Within five Business Days of each Financial Quarter Date, the Borrower shall provide to the Facility Agent:

22.12.1	confirmation that it is not aware of:

(C)	any intention of EGPC or circumstances which would cause EGPC to cease the Borrowing Base Obligors' lifting arrangements with EGPC;

(D)	any circumstances which would cause the lifting payments from EGPC or such other offtaker to cease being paid in a Defined Convertible Currency;

22.12.2	a forecast for the period up to the next Financial Quarter Date detailing:

(D)	the timing for cargo liftings;

(E)	an estimate of the number of barrels in each cargo (as estimated by EGPC or such other offtaker); and

(F)	an estimate of the lifting payment to be paid in a Defined Convertible Currency to the Borrowing Base Obligors by EGPC or such other offtaker; and

22.12.3	a reconciliation against the forecast provided on the previous Financial Quarter Date.

23.	FINANCIAL COVENANTS

23.1	Financial ratios
The Borrower shall ensure that:

23.1.8
the ratio of total consolidated Financial Indebtedness of the Group (including any outstanding letters of credit or bank guarantees (where outstanding letters of credit or bank guarantees are calculated net of any cash in the Group's bank accounts), and excluding any Financial Indebtedness under the Debentures and any other subordinated Financial Indebtedness approved by the Facility Agent) on each Test Date to the Group's net cash generated by (used in) operating activities for the Relevant Period ending on that Test Date will not exceed 3:1; and

23.1.9	the ratio of Current Assets to Current Liabilities on each Test Date will not be less than 1.0:1.0.

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23.2	Definitions
For the purposes of this Agreement:
"Current Assets" means, in relation to the Group, the aggregate value of the current assets which are reasonably expected to be realised, consumed or sold in the ordinary course of the trading activities of the Group within one year of the date from which any calculation falls to be made and cash at bank.
"Current Liabilities" means, in relation to the Group, the aggregate value of the current liabilities which are reasonably expected to be repayable or payable within one year from which any calculation falls to be made but excluding amounts payable or repayable under the Facility in such period.
"Relevant Period" means each period of four consecutive Financial Quarters ending on a Test Date.
"Test Date" means each of 30 June and 31 December.

23.3	Interpretation

23.3.17
Each calculation for the purposes of this Clause 23 (Financial Covenants) shall be made on the basis that figures shall be expressed in dollars and, where any currency has to be converted into dollars for this purpose, such conversion shall be made at the rate of exchange applied in the financial statements most recently delivered to the Facility Agent pursuant to Clauses 22.1.1 or 22.1.2 (Financial Statements) (as the case may be).

23.3.18
Financial Indebtedness, Current Assets, Current Liabilities and the Group's net cash generated by (used in) operating activities shall be calculated and interpreted on a consolidated basis in accordance with GAAP, unless expressly provided to the contrary and shall be determined (except as needed to reflect the terms of this Clause 23 (Financial covenants)) from the financial statements of the Group delivered under Clauses 22.1.1 or 22.1.2 (Financial statements).

23.3.19
If there is a dispute as to any interpretation of or computation for this Clause 23 (Financial Covenants) (including any dispute as to the correctness of any certificate delivered under Clause 22.3 (Requirements as to financial statements)), the interpretation or computation of the Independent Auditor shall prevail. Reference shall be made to the Independent Auditor (at the cost of the Borrower) in terms approved by the Facility Agent within five Business Days of the Facility Agent requesting the same.

24.	GENERAL UNDERTAKINGS

24.1	Authorisations (Finance Documents)
Each Obligor shall promptly:

24.1.6	obtain, comply with and do all that is necessary to maintain in full force and effect; and

24.1.7	supply certified copies to the Facility Agent of,
any Authorisation required under any law or regulation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation, of any Finance Document.

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24.2	Compliance with laws
Each Obligor shall, and shall procure that each member of the Group shall, comply in all material respects with all laws and regulations applicable to it or its assets or activities for the time being where failure to comply would or would reasonably be expected to have a Material Adverse Effect, provided that, whilst IFC is a Lender, this Clause shall be read as if the words 'where failure to comply would or would reasonably be expected to have a Material Adverse Effect' did not form part of this Clause.

24.3	Negative pledge

24.3.13	No Obligor shall, and each Obligor shall procure no member of the Group shall, create or permit to subsist any Security over any of its assets.

24.3.14	No Obligor shall (and each Obligor shall procure that no member of the Group shall):

(A)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(B)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(C)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(D)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

24.3.15	Clauses 24.3.1 and 24.3.2 above do not apply to:

(A)	the Security constituted by the Security Documents;

(B)	any netting or set-off arrangement entered into by an Obligor or a member of the Group:

(1)	in the ordinary course of its banking and trading arrangements for the purpose of netting debit and credit balances;

(2)	under any Hedging Agreement entered into in accordance with this Agreement;

(C)	any lien arising by operation of law and in the ordinary course of business which are not more than 30 days overdue or which are being contested in good faith and by appropriate proceedings;

(D)	any Security over cash deposited as collateral in respect of abandonment obligations relating to the whole or any part of any Borrowing Base Asset;

(E)
any Security that arises under or pursuant to a Project Document or any equivalent document relating to a Petroleum Asset which is not a Borrowing Base Asset which secures only amounts owing under that Project Document or equivalent document to another party thereto and does not secure Financial Indebtedness and which amounts are not more

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than 30 days overdue or which are being contested in good faith and by appropriate proceedings;

(F)	any Security consented to by the Majority Lenders;

(G)	Security imposed by any governmental authority for taxes, assessments, charges or levies not yet due or which are being contested in good faith and by appropriate proceedings;

(H)	pledges or deposits under worker’s compensation, unemployment insurance and other social security or similar legislation;

(I)
deposits to secure the performance by a member of the Group of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety, stay, appeal and indemnity bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business not exceeding $[redacted] (or its equivalent in other currencies) in aggregate;

(J)	[redacted for confidentiality reasons];

(K)	any Security over cash deposited as collateral in respect of the liabilities of any Obligor in connection with any letter of credit permitted under Clause 24.7.2(D) (Financial Indebtedness);

(L)	[redacted - commercially sensitive term negotiated between the parties];

(M)
Security on assets of any corporation or other entity which becomes a member of the Group after the date hereof, provided that such Security was in existence at the time such corporation becomes a member of the Group and were not created in anticipation or contemplation thereof and provided that (i) the principal amount secured has not been increased in contemplation of or since the acquisition and (ii) such Security is discharged with 60 days of the date of the acquisition; or

(N)
Security on the assets of any Obligor (not forming part of a Borrowing Base Asset and not any interest under a Project Document) which are not otherwise permitted above if the indebtedness, liabilities or other obligations secured are incurred in the ordinary course of business and in any event the aggregate amount of such indebtedness, liabilities or other obligations so incurred and secured by such Security are not, at any time, in the aggregate in excess of $3,000,000 (or its equivalent in other currencies).

24.3.16
Notwithstanding Clause 24.3.3 above, any reference in any Finance Document to Security (other than Transaction Security) which is permitted thereunder is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Transaction Security to any other Security permitted thereunder.

24.4	Disposals

24.4.14
No Obligor shall, and each Obligor shall procure that no member of the Group shall, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to dispose of all or any part of any Borrowing Base Asset or any interests therein or any of its shareholding in any person holding any interest in any Borrowing Base Asset.

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24.4.15	Clause 24.4.1 above does not apply to:

(A)
sales of Petroleum derived from any Borrowing Base Asset under the Project Documents relating thereto or otherwise on arms' length terms for cash-only consideration in each case in the ordinary course of business;

(B)	reduction in any interest resulting from a redetermination of a Borrowing Base Asset pursuant to a pooling or unitisation agreement relating thereto;

(C)
disposals of any tools, implements, equipment, materials or machinery which have become worn out, obsolete, unsuitable or unnecessary in operations provided that such disposition is in keeping with generally accepted industry practice;

(D)
the disposal of a Petroleum Asset which is not or which has ceased to be designated a Borrowing Base Asset where, simultaneously with such disposal of a Petroleum Asset which has ceased to be a Borrowing Base Asset, the aggregate amount of all Utilisations are reduced in accordance with Clause 8.3 (Reduction) following the adoption of a new Projection pursuant to Clause 7 (Projections) which takes account of such de-designation;

(E)	disposals by one Obligor to another Obligor (provided the entire issued share capital of the other Obligor is the subject of Security pursuant to a Security Document);

(F)	disposals with the prior consent of the Facility Agent (acting on the instructions of the Majority Lenders).

24.5	Merger
No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction provided that any Obligor may be amalgamated, merged or consolidated with another Obligor with the consent of the Facility Agent (such consent not to be unreasonably withheld).

24.6	Change of business

24.6.1	Each Obligor shall procure that no substantial change is made to the general nature of its business or the business of the Group from that carried on at the date of this Agreement.

24.6.2	No Obligor shall, and each Obligor shall procure that no member of the Group shall:

(A)
carry on any business other than the direct or indirect ownership and exploitation of interests in Petroleum Assets and the exploration for, and production and disposal of Petroleum from, the areas covered (as at the date of this Agreement) by the petroleum production licences for such Petroleum Assets and activities associated with those activities; or

(B)	own any assets or incur any liabilities except for the purposes of carrying on that business.

24.6.3	No Obligor shall, and each Obligor shall procure that no member of the Group which has an interest in any Borrowing Base Asset shall, except as provided in the current Projection:

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(A)
acquire an interest in any Petroleum field, pipeline transmission system or other Petroleum project or shares in a company owning such asset(s) where the total consideration (including associated costs and expenses) for that acquisition (and any liabilities (actual or contingent) connected with such asset or company at the date of acquisition) exceeds $[redacted] (or the equivalent amount in one or more other currencies); or

(B)
enter into any contract which imposes obligations on such company for a duration of 12 months or more and the aggregate payments by that company thereunder can reasonably be expected to exceed $[redacted] (or the equivalent amount in one or more other currencies), in each case without the prior consent of the Facility Agent (acting on the instructions of the Majority Lenders).

24.7	Financial Indebtedness

24.7.9	No Obligor may, and each Obligor shall procure that no member of the Group shall, at any time incur, or have outstanding, any Financial Indebtedness.

24.7.10	Clause 24.7.1 does not apply to:

(E)	any Financial Indebtedness incurred under the Finance Documents;

(F)	any Financial Indebtedness owed by one Obligor to another Obligor;

(G)	any Financial Indebtedness which has been approved by the Majority Lenders;

(H)	any Financial Indebtedness of an Obligor arising in connection with a letter of credit issued on its behalf by a bank or financial institution provided that:

(1)
the principal amount of such letter of credit, when aggregated with the principal amount of each other letter of credit issued on behalf of any Obligor pursuant to this paragraph (D) shall not exceed $[redacted] (or its equivalent in another currency or currencies) as at the date of issue of such letter of credit;

(2)
cash in an amount equal to the principal amount of such letter of credit shall be deposited with the provider of such letter of credit as collateral in respect of that Obligor's obligations relating to that letter of credit; and

(3)	the term of any such letter of credit shall expire on or before the Final Maturity Date;

(I)	any Financial Indebtedness incurred pursuant to any Hedging Agreement referred to in Clause 24.15.3 (Hedging Policy); or

(J)
any Financial Indebtedness (other than falling within paragraph (G) of the definition of Financial Indebtedness) not falling within paragraphs (A) to (D) above, the aggregate outstanding principal amount of which across the Group does not at any time exceed $4,500,000 (or its equivalent in another currency or currencies).

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24.8	Loans and Financial Guarantees
No Obligor may, and each Obligor shall procure that no member of the Group will, be a creditor in respect of any Financial Indebtedness or provide any other form of credit or financial accommodation to any person except:

24.8.10	with the prior consent of the Facility Agent (acting on the instructions of the Majority Lenders);

24.8.11	if given by one Obligor to another Obligor;

24.8.12	for credit on normal trade terms given in the ordinary course of an Obligor’s business;

24.8.13	any loan made by an Obligor to any member of the group that is not an Obligor to fund expenditure which has been taken into account in the then current Projection;

24.8.14	[redacted – commercially sensitive term negotiated between the parties]; and

24.8.15
any loan not falling within sub-Clauses 24.8.1 to 24.8.5 above, the aggregate principal amount of which at any time does not, when aggregated with the aggregate principal amount of the Financial Indebtedness under any other such loans, exceed $1,000,000 (or its equivalent in another currency or currencies).

24.9	Distributions

24.9.7
No Obligor shall, and each Obligor shall ensure that no member of the Group (i) make or pay, or permit to be made or paid, any dividend or distribution (whether in cash or in kind) in relation to its share capital, any redemption or reduction of any share capital, any payments in respect of any loans made available to it by any Affiliate or any other distribution or payments to any of its shareholders or Affiliates or (ii) make any loans to any Affiliate, other than:

(A)	any of the foregoing in and among the Obligors;

(B)
provided no Default has occurred and is continuing, purchases by the Parent of its share capital pursuant to normal course issuer bids permitted by The Toronto Stock Exchange for purposes of market stabilization in an amount not to exceed in aggregate in any financial year of the Parent more than [redacted]% of the issued and outstanding shares of the Parent; and

(C)	any transaction permitted under Clause 24.8 (Loans and Financial Guarantees).

24.9.8
No Obligor may, and each Obligor shall ensure that no member of the Group will, agree to any arrangement (other than this Agreement) which may restrict its ability to declare, make or pay any dividend, distribution or any payments referred to in Clause 24.9.1.

24.10	Taxes
Each Obligor shall, and shall procure that each member of the Group shall:

24.10.4	not change its residence for tax purposes;

24.10.5	procure that all Taxes payable by, or assessed upon, it are paid when due (except to the extent that such payment is being contested in good faith by appropriate means and being lawfully withheld);

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24.10.6
to the fullest extent it is able to do so, apply any and all tax credits, losses, reliefs or allowances taken into account in any Projection at any time in the manner, at the time and to the extent that they were so taken into account;

24.10.7	not surrender or dispose of any tax credit, loss, relief or allowance to any person other than another Obligor; and

24.10.8	file all tax returns required to be filed by it in any jurisdiction within the period required by law.

24.11	Project Documents
Each Obligor shall, and shall procure that each member of the Group shall:

24.11.3	ensure that none of its rights under or in respect of any of the Project Documents are at any time terminated, suspended or limited in any material way;

24.11.4	not agree to any waiver, amendment, termination or cancellation of any of the Project Documents that:

(F)
would reasonably be expected to have a material adverse effect on the value of any Borrowing Base Asset (or the interest of any member of the Group therein) or any Security constituted by any of the Security Documents; or

(G)	might reasonably be expected to otherwise have a Material Adverse Effect, without the prior consent of the Facility Agent (acting on the instructions of the Majority Lenders);

24.11.5	duly and properly perform, in all material respects, its obligations under the Project Documents (except to the extent, if any, they are inconsistent with its obligations under the Finance Documents);

24.11.6
exercise its rights, and (so far as within its power) ensure that others exercise their respective rights, under and in respect of the Project Documents consistently with its obligations under the Finance Documents; and

24.11.7	not enter into any Project Document the entry into, performance, termination or breach of which might reasonably be expected to result in a Material Adverse Effect.

24.12	Borrowing Base Assets
Each Obligor shall, and shall procure that each member of the Group shall:

24.12.3
exercise such votes and other rights as it may have under the Project Documents for the purposes of ensuring (so far as it is able) that each of the Borrowing Base Assets is at all times exploited and operated in a reasonable and prudent manner and in accordance with good industry practice, all applicable laws and regulations and the provisions of the Transaction Documents;

24.12.4
promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation to (a) enable it to perform its obligations and exercise its rights under the Project Documents; (b) ensure the legality, validity and enforceability of any Project Documents to which it is a party; or (c) for the operation, ownership, and/or exploitation of the Borrowing Base Assets in which it has an interest as contemplated by the Transaction Documents and the then current Projection;

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24.12.5	(unless the Majority Lenders otherwise consent, such consent not to be unreasonably withheld) not concur in, and shall vote against, any proposal or decision to:

(K)	abandon all or any material part of any Borrowing Base Assets in which it has an interest; or

(L)	change the operator of any of the Borrowing Base Assets in which it has an interest.

24.12.6	not exercise its rights on any operating or similar committee in a manner that would be materially prejudicial to the interests of any Finance Party under the Finance Documents; and

24.12.7	maintain full and proper technical and financial records in relation to each of the Borrowing Base Assets in which it has an interest and the Petroleum derived from such Borrowing Base Asset.

24.13	Environmental matters

24.13.3
Each Obligor shall ensure that it, and shall procure that each member of the Group, is, and has been, in compliance in all material respects with all Environmental Laws and Environmental Licences applicable to it and/or any of its assets.

24.13.4	Each Obligor shall, and shall procure that each member of the Group shall, promptly upon becoming aware of the same notify the Facility Agent of:

(M)	any Environmental Claim current, or to its knowledge, pending or threatened; or

(N)	any circumstances reasonably likely to result in an Environmental Claim.

24.14	Insurance

24.14.4	Each Obligor shall, and shall procure that each member of the Group shall:

(O)	take out and maintain, or cause to be taken out and maintained with respect to all its assets and activities insurance policies:

(1)
in such amounts and on such terms and against such risks (including business interruption insurance) as are normally insured against by prudent owners and/or operators of comparable assets in the region in which the relevant assets are located or activities are taking place;

(2)	against any other risks which the Facility Agent may reasonably require as a result of any material change(s) in circumstances, risks or the Majority Lenders' reasonable perception of risk; and

(3)	which comply with the minimum insurance specifications as set out in Schedule 17 (Insurance Specifications);

(P)	ensure that all such insurance policies are maintained:

(1)	with insurers or underwriters acceptable to the Facility Agent acting reasonably; and

(2)	on terms consistent with the good practice of prudent owners of comparable assets;

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(Q)
procure that all moneys received or receivable by it under any Insurances relating to third party liability are applied directly to the person to whom the liability to which the sum relates was incurred, or to the relevant insured party in reimbursement of moneys expended in satisfaction of such liability;

(R)
procure that the Security Trustee (as security trustee for the Finance Parties) is named as a co-insured party upon the policy, certificate or cover note relating to each Insurance and that the Security Trustee is named as loss-payee;

(S)	not do, or omit to do, or knowingly permit anything to be done, which may:

(1)	prejudice the Borrower's or, where the Security Trustee is a loss payee or co-insured, the Security Trustee's right to claim or recover under any insurance policy; or

(2)	make any such Insurance void, voidable, unavailable or unenforceable or render any sums which may be paid out under any Insurance repayable in whole or in part;

(T)	promptly pay all premiums, calls and contributions and do all other things necessary to keep each Insurance maintained in full force and effect;

(U)
on demand by the Facility Agent, produce to the Facility Agent (a) the policy, certificate or cover note relating to any Insurance (b) the receipt for the payment of any premium for any Insurance or (c) such other details of any Insurance as the Facility Agent may reasonably request;

(V)	ensure that every policy of every Insurance contains a non-vitiation clause in such form as the Facility Agent (acting reasonably) may approve; and

(W)	if the Security Trustee so requires:

(1)
enter into a Security Document (in form and substance satisfactory to the Security Trustee) for the purposes of granting Security over such Insurances which relate to the Borrowing Base Assets and the proceeds thereof in favour of the Security Trustee unless such Security has been granted under an existing Security Document; and

(2)
deliver to the Security Trustee, or procure the delivery to the Security Trustee of, any legal opinion or other document that the Security Trustee may reasonably require in connection with the entry into such Security Document.

24.14.5	No Finance Party shall have any liability for the payment of premiums or any other amount owing in respect of any insurances.

24.14.6
If at any time and for any reason any insurance required to be maintained hereunder shall not be in full force and effect, or if any Obligor fails to pay any costs relating to any Insurances the Facility Agent may, thereupon or at any time while the same is continuing, be entitled (but having no obligation so to do) at its sole discretion, procure such insurance at the expense of the Obligors, and to take such steps to minimise hazard as he may consider expedient or necessary,

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or to pay any costs due and the Obligors shall immediately pay to the Facility Agent the cost of such Insurance.

24.14.7	Unless the Facility Agent otherwise agrees, the Borrower shall provide to the Facility Agent:

(A)
as soon as possible after its occurrence, notice of any event which entitles an Obligor to claim under one or more insurance policies in an amount exceeding $1,500,000 (or its equivalent in another currency or currencies);

(B)	within 30 days after the later to occur of:

(3)	the date on which an insurance policy is issued to an Obligor; and

(4)	the Effective Date,
a copy of such insurance policy incorporating any loss payee provisions required under Clause 24.14.1(D); and

(C)
not less than 10 days prior to the expiry date of any insurance policy (or, in respect of any insurance policy with multiple expiry dates, not less than 10 days prior to the expiry date of the insurance policy insuring the principal asset), a certificate of renewal from the relevant insurer, insurance broker or agent confirming the renewal of that insurance policy and the renewal period, the premium, the amounts insured for each asset or item and any changes in terms or conditions from the original insurance policy's issue date or last renewal, and confirmation from the relevant insurer that provisions naming the Security Trustee as loss payee or each Finance Party as additional named insured or co-insured, as applicable, remain in effect.

24.15	Hedging Policy

24.15.1	Each Obligor shall comply, and shall procure that each member of the Group complies, at all times with the requirements of Schedule 12 (Hedging Policy).

24.15.2	Upon a request by the Facility Agent, the Borrower shall provide to the Facility Agent a report (in a form satisfactory to the Facility Agent, acting reasonably) which:

(O)	summarises each existing Hedging Agreement to which an Obligor is a party, the counterparty(ies) thereto and the hedging arrangements thereunder; and

(P)	confirms that the Obligors are in compliance with the requirements of Schedule 12 (Hedging Policy).

24.15.3	No Obligor may enter into, or permit to subsist, any Hedging Agreement other than:

(X)	the Hedging Agreements described in Schedule 14 (Existing Hedging Agreements);

(Y)
dollar-Canadian dollar forward foreign exchange contracts entered into with a Canadian bank or other Canadian financial institution in the ordinary course of business and not for speculative purposes; and

(Z)	a Hedging Agreement entered into with a Hedging Bank and in compliance with this Agreement,

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and no member of the Group which is not an Obligor may enter into a Hedging Agreement.

24.15.4	Each Obligor shall, and shall procure that each member of the Group shall:

(G)
enter into a Security Document in form and substance satisfactory to the Security Trustee for the purposes of granting Security over that Hedging Agreement in favour of the Security Trustee unless Security over such Hedging Agreement has been granted to the Security Trustee under any existing Security Document;

(H)	without prejudice to Clause 24.16.1 (Security Documents), promptly obtain all such Authorisations as may be necessary in order for such Security to be granted; and

(I)
deliver to the Security Trustee, or procure the delivery to the Security Trustee of, any legal opinion or other document that the Security Trustee may reasonably require in connection with the entry into such Security Document.

24.16	Security Documents

24.16.6
Save for any registration of the Security Documents which is to be undertaken by the Lenders' legal counsel, each Obligor shall take all such steps (including the obtaining and/or carrying out of all relevant approvals, filings, registrations or recordings) as are available to it and as are necessary for the purposes of ensuring that each Security Document:

(A)
confers the Security of the type it purports to create over the assets over which the Security is purported to be given by that Security Document and, except for Security permitted pursuant to Clause 24.3 (Negative pledge), each such Security is first ranking;

(B)
is valid and enforceable against the relevant Obligor which is party thereto and such Obligor's Insolvency Officers and creditors subject to principles of equity and laws affecting creditors' rights generally; and

(C)	is not capable of being avoided or set aside, whether in the winding up, administration or dissolution or otherwise of such Obligor.

24.16.7
Without prejudice to Clause 24.16.1, each Obligor shall promptly pay all stamp, registration and similar taxes and fees that are required in connection with the perfection and enforceability of each Security Document to which it is a party.

24.17	Pari passu ranking
Each Obligor shall ensure that at all times its indebtedness and obligations under the Finance Documents rank at least pari passu with all its other unsecured unsubordinated indebtedness except that which is mandatorily preferred by law from time to time.

24.18	Guarantor coverage
The Borrower shall ensure that at all times after the date of this Agreement:

24.18.1
the aggregate of the unconsolidated earnings before interest, tax, depreciation and amortisation of the Obligors (without double counting and excluding any dividends or other distributions from Subsidiaries which are Obligors) exceeds [amount has been redacted] of the consolidated earnings before interest, tax, depreciation and amortisation of the Group;

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24.18.2
the aggregate of the unconsolidated net assets (excluding any intra-group loans) of the Obligors (without double counting and excluding any interests in any Subsidiaries which are Obligors) exceeds [amount has been redacted] of the consolidated net assets of the Group;

24.18.3	the aggregate of the unconsolidated sales of the Obligors (without double counting exceeds [amount has been redacted] of the consolidated sales of the Group, in each case calculated by reference to the then most recent consolidated financial statements of the Parent.

24.19	Notification of pledge of shares of TG Yemen and TG West Yemen
Promptly following execution of the Security Document referred to in paragraph 1(B) of Part II (CPs to first Utilisation) of Schedule 3 (Conditions precedent) (the "Borrower Share Pledge"), the Borrower shall file (or arrange for a representative to file on its behalf) the Borrower Share Pledge with the Republic of Yemen Ministry of Oil and Minerals, together with a letter summarising the principal terms of the Facility.

24.20	[redacted – commercially sensitive term negotiated between the parties]

24.21	Other IFC Undertakings
The Borrower shall comply (whilst IFC is a Lender) with clauses 5.3 (Environmental and Social Requirements) and 5.5 (Sanctionable Practices) of the IFC Finance Contract.

24.22	Compliance with Canadian Sanctions
It will not engage in any activity which is prohibited under the Canadian Sanctions (as defined in Clause 21.18 (Sanctionable Practice), unless any such activity is conducted in compliance with a permit, certificate or other approval issued by the appropriate authority in accordance with its statutory or other powers in connection with the Canadian Sanctions.

25.	EVENTS OF DEFAULT
Each of the events or circumstances set out in this Clause 25 (Events of default) is an Event of Default (save for Clause 25.19 (Acceleration) and Clause 25.20 (IFC Acceleration)).

25.1	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

25.1.20	its failure to pay is caused by:

(D)	administrative or technical error; or

(E)	a Disruption Event; and

25.1.21	payment is made within 5 Business Days of its due date.

25.2	Other obligations

25.2.17	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 25.1 (Non-payment) and the provisions of the IFC Finance Contract).

25.2.18	No Event of Default under Clause 25.2.1 will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the earlier of (i)

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the Facility Agent giving notice to the Borrower and (ii) the Borrower becoming aware of the failure to comply.

25.3	Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within 10 Business Days of the date on which the relevant representation or statement was made, or deemed to be made.

25.4	Cross default

25.4.5	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

25.4.6	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

25.4.7	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of such member of the Group as a result of an event of default (however described).

25.4.8
Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

25.4.9
No Event of Default will occur under this Clause 25.4 (Cross default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 25.4.1 to 25.4.4 above is less than $[redacted] (or its equivalent in any other currency or currencies).

25.5	Insolvency

25.5.4
Any Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors generally with a view to rescheduling any of its indebtedness.

25.5.5	The value of the assets of any Obligor is less than its liabilities (taking into account contingent liabilities).

25.5.6	A moratorium is declared in respect of any indebtedness of any Obligor.

25.6	Insolvency proceedings

25.6.11	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(AA)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor other than a solvent liquidation or reorganisation of any Obligor which is otherwise permitted by this Agreement;

(BB)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;

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(CC)
the appointment of an Insolvency Officer (other than in respect of a solvent liquidation or reorganisation of any Obligor which is otherwise permitted by this Agreement) of any Obligor or any of its assets; or

(DD)	enforcement of Security over any assets of any Obligor,
or any analogous procedure or step is taken in any jurisdiction.

25.6.12
Clause 25.6.1 above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within [time period has been redacted] of commencement and prior to its advertisement.

25.7	Creditors' process
Any expropriation, attachment, sequestration, distress or execution affects any assets of any Obligor having an aggregate value of $[redacted] (or its equivalent in other currencies) and is not discharged within 14 days.

25.8	Effectiveness

25.8.9
It is or becomes unlawful for any Obligor to perform its obligations under any Finance Document or any material provision thereof or any Finance Document otherwise ceases to be in full force and effect or is alleged by any Obligor to be ineffective.

25.8.10	Any Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

25.9	Cessation of business
Any Obligor ceases, or threatens to cease, to carry on all or a substantial part of its business.

25.10	Borrowing Base Assets

25.10.8
All or any part of any Borrowing Base Asset, or any petroleum or revenues derived from any Borrowing Base Asset is nationalised, expropriated, compulsorily acquired or seized by any government or other governmental or public sector agency or body or any government or other governmental or public sector agency, takes, or officially announces that it will take, any step with a view to such nationalisation, expropriation, compulsory acquisition or seizure and such nationalisation, expropriation, compulsory acquisition or seizure would reasonably be expected to have a material adverse effect on such Borrowing Base Asset after taking into account any compensation payable to an Obligor as a result of such nationalisation, expropriation, compulsory acquisition or seizure.

25.10.9	Any Borrowing Base Asset is abandoned.

25.10.10
There is a change of operatorship in respect of any Block or any Borrowing Base Asset which has been made without the approval of all Lenders (such approval not to be unreasonably withheld or delayed), unless such change of operatorship could not have been prevented by any member of the Group taking all reasonable steps, including the exercise of its voting rights.

25.11	Project Documents

25.11.8
All or any part of any Project Document is suspended, revoked, terminated or otherwise ceases to be in full force and effect and the same, in each case, has or would in the reasonable opinion of the Technical Bank reasonably be expected to have a Material Adverse Effect.

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25.11.9
There has been a default by a party to any Project Document and the same, in each case, has or would in the reasonable opinion of the Technical Bank reasonably be expected to have a Material Adverse Effect.

25.11.10
Any Project Document is amended, modified or subject to the grant of any waiver having the effect of an amendment or modification of such Project Document and the same, in each case, has or would in the reasonable opinion of the Technical Bank reasonably be expected to have a Material Adverse Effect.

25.11.11
Any Obligor ceases to have good and unencumbered title to any Borrowing Base Asset owned by it or disposes of any interest in any Borrowing Base Asset without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders) unless otherwise permitted by this Agreement.

25.12	Cover ratios
Any Projection adopted pursuant to Clause 7 (Projections) demonstrates that:

25.12.5	the LLCR relating to any current or future Calculation Period shown in such Projection is less than 1.2:1;

25.12.6	the PLCR relating to any current or future Calculation Period shown in such Projection is less than 1.3:1; or

25.12.7	the DSCR relating to any current or future Calculation Period shown in such Projection is less than 1:1, in each case unless the Borrower has cured the applicable breach within 20 Business Days of the date of the relevant Projection.

25.13	Material adverse change
An event or circumstance has occurred which has, or is reasonably likely to have, a Material Adverse Effect.

25.14	Authorisations
Any governmental or other consent, authority, permission or approval which is necessary for the performance of any of the obligations of any Obligor is not obtained when required or is revoked or varied, if the effect of this action or inaction has, or is reasonably likely to have, a Material Adverse Effect.

25.15	Generally Accepted Industry Practice
Any Obligor ceases to operate its interests in any Petroleum Asset in all material respects in accordance with Environmental Laws, Environmental Licences and good industry practice.

25.16	Security, Guarantees and Financial Indebtedness
Any member of the Group:

25.16.4	incurs any Financial Indebtedness not permitted under Clause 24.7 (Financial Indebtedness);

25.16.5	incurs, creates, assumes or permits to exist, without the Facility Agent's consent, any Security, save for Security permitted pursuant to Clause 24.3 (Negative pledge); or

25.16.6	makes a loan or gives a guarantee without the Facility Agent's consent, save for loans and guarantees permitted pursuant to Clause 24.8 (Loans and Financial Guarantees).

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25.17	Projection
Any Projection adopted pursuant to Clause 7.9 (Adoption of Projections) demonstrates that the Obligors are not able to meet all of their respective liabilities falling due on or before the Final Maturity Date.

25.18	[Deleted]

25.19	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

25.19.3	cancel the Aggregate Commitments whereupon they shall immediately be cancelled; and/or

25.19.4
declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

25.19.5	declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

25.19.6	declare that full cash cover in respect of each Letter of Credit is immediately due and payable whereupon it shall become due and payable.

25.20	IFC Acceleration

25.20.4
Subject to Clause 25.20.4, on and at any time after the occurrence of an IFC Event of Default which is continuing, IFC may, by notice to the Borrower (together with a copy to the Facility Agent) take any of the actions described in Clauses 25.19.1 to 25.19.4 above.

25.20.5
IFC shall provide written notice to the Facility Agent of its intention to issue a notice to the Borrower under Clause 25.20.1 above (an "IFC Acceleration Notice") not less than two Business Days before issuing the IFC Acceleration Notice to the Borrower.

25.20.6	The Facility Agent shall promptly provide any notice received under Clause 25.20.2 above to the Bank Tranche Lenders.

25.20.7
If, during the time period referred to in Clause 25.20.2 above, the Majority Lenders (calculated excluding IFC and the IFC Tranche) instruct the Facility Agent that they do not want IFC to take any of the actions described in Clauses 25.19.1 to 25.19.4 above in respect of the Bank Tranche, the Facility Agent shall immediately inform IFC and IFC shall only issue an IFC Acceleration Notice in respect of the IFC Tranche Commitment and Utilisations under the IFC Tranche.

25.20.8
For the purposes of this Clause 25.20 (IFC Acceleration) an "IFC Event of Default" means a breach by any Obligor of a provision of the IFC Finance Contract whilst IFC is a Lender, provided that no IFC Event of Default will occur:

(A)	if the breach is a failure to pay IFC and such payment is made within 5 Business Days of its due date; or

(B)	if the breach is capable of remedy and is remedied within 10 days of the earlier of (i) IFC giving written notice to the Borrower and (ii) the Borrower becoming aware of the breach.

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25.20.9	IFC shall notify the Facility Agent of any IFC Event of Default promptly upon becoming aware of its occurrence.

26.	CHANGES TO THE LENDERS

26.1	Assignments and transfers by the Lenders
Subject to this Clause 26 (Changes to the Lenders) and to Clause 27 (Restriction on Debt Purchase Transactions), a Lender (the "Existing Lender") may:

26.1.19	assign any of its rights; or

26.1.20	transfer by novation any of its rights and obligations,
under any Finance Document (other than the IFC Finance Contract) to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

26.2	Conditions of assignment or transfer

26.2.16	The consent of the Fronting Bank is required for any assignment or transfer by an Existing Lender.

26.2.17
The consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless (a) the assignment or transfer is to another Lender or an Affiliate of a Lender, (b) an Event of Default has occurred and is continuing or (c) the assignment or transfer is effected pursuant to the primary syndication of the Facility.

26.2.18
The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

26.2.19	The consent of the Borrower to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

26.2.20	An assignment will only be effective on:

(A)
receipt by the Facility Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(B)
performance by the Facility Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

26.2.21	A transfer will only be effective if the procedure set out in Clause 26.5 (Procedure for transfer) is complied with.

26.2.22	If:

(A)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

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(B)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

26.2.23
A Lender may not assign or transfer any of its Commitment for any Specified Period without also assigning or transferring an equal proportion of the amount of its Commitment for each of the other Specified Periods.

26.2.24
Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

26.3	Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect (other than pursuant to the primary syndication of the Facility), pay to the Facility Agent (for its own account) a fee of $2,000.

26.4	Limitation of responsibility of Existing Lenders

26.4.7	Unless expressly agreed to the contrary, an Existing Lender and an existing Finance Party makes no representation or warranty and assumes no responsibility to a New Lender for:

(D)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(E)	the financial condition of any Obligor;

(F)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(G)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

26.4.8	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(A)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any existing Finance Party in connection with any Finance Document; and

(B)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount

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is or may be outstanding under the Finance Documents or any Commitment is in force.

26.4.9	Nothing in any Finance Document obliges an Existing Lender or any existing Finance Party to:

(H)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26 (Changes to the Lenders); or

(I)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

26.5	Procedure for transfer

26.5.13
Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer) a transfer is effected in accordance with Clause 26.5.3 when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to Clause 26.5.2, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

26.5.14
The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

26.5.15	Subject to Clause 26.10 (Pro rata interest settlement) and Clause 26.11 (IFC transfers and assignments), on the Transfer Date:

(F)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the "Discharged Rights and Obligations");

(G)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(H)
the existing Finance Parties and the New Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the existing Finance Parties and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

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(I)	the New Lender shall become a Party as a "Lender".

26.6	Procedure for assignment

26.6.16
Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer), an assignment may be effected in accordance with Clause 26.6.3 when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to Clause 26.6.2, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

26.6.17
The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

26.6.18	Subject to Clause 26.10 (Pro rata interest settlement) and Clause 26.11 (IFC transfers and assignments), on the Transfer Date:

(C)
the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(D)
the Existing Lender will be released from the obligations (the "Relevant Obligations") expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(E)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.

26.6.19
Lenders may utilise procedures other than those set out in this Clause 26.6 (Procedure for assignment) to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 26.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 26.2 (Conditions of assignment or transfer).

26.7	Copy of Transfer Certificate etc. to Borrower
The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

26.8	Accession of Hedging Banks
A Finance Party may, at any time, request that any of its Affiliates that has entered, or is to enter, into a Hedging Agreement with an Obligor in accordance with this Agreement be given the benefit of the Security constituted by the Security Documents by becoming a Hedging Bank. Following any such request (which shall be submitted to the Facility Agent), the relevant Affiliate shall accede, and become a party, to the Finance Documents (other than the IFC Finance Contract) as a Hedging Bank upon entering into a Hedging Accession Agreement and delivering the same (together with all such other documents as the Facility Agent may reasonably request) to the Facility Agent.

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26.9	Security over Lenders' rights
In addition to the other rights provided to Lenders under this Clause 26 (Changes to the Lenders) each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

26.9.11	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

26.9.12
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(A)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(B)
require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

26.10	Pro rata interest settlement
If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 26.5 (Procedure for transfer) or any assignment pursuant to Clause 26.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

26.10.12
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

26.10.13	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(B)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 26.10 (Pro rata interest settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.

26.11	IFC transfers and assignments

26.11.8	If IFC is the Existing Lender and assigns any of its rights or transfers any of its rights or obligations to a New Lender in accordance with this Clause 26 (Changes to the Lenders):

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(D)	that New Lender shall become a Party to this Agreement as a Bank Tranche Lender;

(E)	that New Lender shall acquire and assume the same rights and obligations under this Agreement as the Bank Tranche Lenders; and

(F)	that New Lender's Commitment shall be added to the Bank Tranche Commitment and the IFC Tranche Commitment shall be reduced accordingly, and the Facility Agent shall update and circulate to all Lenders and the Borrower, a new Schedule 2 (The Lenders), reflecting such transfer or assignment including corresponding changes to the stepdown in Commitment for each Specified Period.

26.11.9	If an Existing Lender assigns any of its rights or transfers any of its rights or obligations to IFC in accordance with this Clause 26 (Changes to the Lenders):

(A)	IFC shall not be a Party to this Agreement as a Bank Tranche Lender;

(B)	IFC shall acquire and assume the same rights and obligations under this Agreement in respect of the transferred Commitment as it has under the IFC Tranche Commitment; and

(C)	the transferred Commitment shall be added to the IFC Tranche Commitment and the Bank Tranche Commitment shall be reduced accordingly, and the Facility Agent shall update and circulate to all Lenders and the Borrower, a new Schedule 2 (The Lenders), reflecting such transfer or assignment including corresponding changes to the stepdown in Commitment for each Specified Period.

27.	RESTRICTION ON DEBT PURCHASE TRANSACTIONS
The Borrower shall not, and shall procure that each other member of the Group shall not, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (B) or (C) of the definition of Debt Purchase Transaction.

28.	CHANGES TO THE OBLIGORS

28.1	Assignments and transfer by Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

28.2	Additional Guarantors

28.2.10	The Borrower may request that any Relevant Affiliate becomes an Additional Guarantor. That Relevant Affiliate shall become an Additional Guarantor if:

(A)
that Relevant Affiliate (a) delivers to the Facility Agent a duly completed and executed Accession Letter and (b) executes and enters into all other documents and takes all such other steps as the Facility Agent may reasonably require for the purposes of ensuring that it accedes and becomes a party to, all relevant Finance Documents as an Obligor; and

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(B)
the Facility Agent has received all of the documents and other evidence listed in Part III (Conditions precedent required to be delivered by an Additional Guarantor) of Schedule 3 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent.

28.2.11	The Facility Agent may require the Parent to procure that any Material Company which is not already an Obligor shall become an Additional Guarantor and the Parent shall ensure that:

(A)
that Material Company (a) delivers to the Facility Agent a duly completed and executed Accession Letter and (b) executes and enters into all other documents and takes all such other steps as the Facility Agent may reasonably require for the purposes of ensuring that it accedes and becomes a party to, all relevant Finance Documents as an Additional Guarantor; and

(B)
the Facility Agent receives all of the documents and other evidence listed in Part III (Conditions precedent required to be delivered by an Additional Guarantor) of Schedule 3 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent.

For the purposes of this Clause 28.2 (Additional Guarantors) "Material Company" means, at any time:
(1)    a Subsidiary of the Parent which has earnings before interest, tax, depreciation and amortisation representing five per cent or more of the Group's earnings before interest, tax, depreciation and amortisation or has net assets or sales representing five per cent or more of the net assets or sales of the Group, calculated on a consolidated basis; or
(2)    a Holding Company of a Subsidiary falling within paragraph (1) above.
Compliance with the conditions set out in paragraphs (1) and (2) above shall be determined by reference to the latest consolidated financial statements of the Parent. However, if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be adjusted by the Facility Agent (acting reasonably) in order to take into account the acquisition of that Subsidiary.

28.2.12
The Facility Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part III (Conditions precedent required to be delivered by an Additional Guarantor) of Schedule 3 (Conditions Precedent) relating to each Additional Guarantor.

28.3	Repetition of Representations
Delivery of an Accession Letter constitutes confirmation by the relevant intended Additional Guarantor that the Repeating Representations and the IFC Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

28.4	Release of non-asset holding Obligors

28.4.20	For the purposes of this Clause 28.4 (Release of non-asset holding Obligors), a "Relevant Obligor" means any Obligor (other than the Borrower) that does not

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have an interest in (a) any Borrowing Base Asset or (b) any person holding an interest in any Borrowing Base Asset (in the case of (a) or (b), whether by reason of any Borrowing Base Asset ceasing to be so designated in accordance with this Agreement or otherwise).

28.4.21	The Borrower may submit a request to the Facility Agent at any time for any Relevant Obligor to cease to be an Obligor.

28.4.22
Subject to Clause 28.4.4, as soon as reasonably practicable after the submission of any such request, the Finance Parties shall (at the cost and expense of the Obligors) take all such steps as the Borrower may reasonably require for the purposes of ensuring:

(A)	that the Relevant Obligor ceases to be an Obligor for the purposes of the Finance Documents; and

(B)	the release of any Security under the Finance Documents granted to the Finance Parties (a) by the Relevant Obligor over its assets or (b) by any other person over the shares in the Relevant Obligor.

28.4.23	A Relevant Obligor may only cease to be an Obligor pursuant to this Clause 28.4 (Release of non-asset holding Obligors) if:

(A)	no Default is continuing or would result from it ceasing to be an Obligor (and the Borrower confirms that this is the case); and

(B)	the Majority Lenders consent.

29.	ROLE OF THE ADMINISTRATIVE FINANCE PARTIES

29.1	General
In this Clause 29 (Role of the Administrative Finance Parties):

29.1.13	"Agent" means each of the Facility Agent and the Technical Bank; and

29.1.14	references to the Administrative Finance Parties shall be construed as excluding the Security Trustee.

29.2	Appointment of the Agents

29.2.16	Each other Finance Party appoints each Agent to act as its agent under and in connection with the Finance Documents.

29.2.17
Each other Finance Party authorises each Agent to exercise the rights, powers, authorities and discretions specifically given to that Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.3	Duties of the Agents

29.3.24	Subject to Clause 29.3.2 below, each Agent shall promptly forward to a Party the original or a copy of any document which is delivered to that Agent for that Party by any other Party.

29.3.25	Without prejudice to Clause 26.7 (Copy of Transfer Certificate etc. to Borrower), Clause 29.3.1 shall not apply to any Transfer Certificate or any Assignment Agreement.

29.3.26	Except where a Finance Document specifically provides otherwise, no Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

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29.3.27
If any Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

29.3.28
If any Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than an Administrative Finance Party or the Security Trustee) under this Agreement it shall promptly notify the other Finance Parties.

29.3.29	The Agents' duties under the Finance Documents are solely mechanical and administrative in nature.

29.3.30
The Facility Agent shall provide to the Borrower, within 5 Business Days of a request by the Borrower (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Facility Agent to that Lender under the Finance Documents.

29.4	Role of the Mandated Lead Arrangers
Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

29.5	No fiduciary duties

29.5.9	Nothing in this Agreement constitutes any Administrative Finance Party as a trustee or fiduciary of any other person.

29.5.10	No Administrative Finance Party shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

29.6	Business with the Group
Each Administrative Finance Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

29.7	Rights and discretions of the Administrative Finance Parties

29.7.14	Each Administrative Finance Party may rely on:

(A)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(B)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

29.7.15	Each Administrative Finance Party may assume (unless it has received notice to the contrary in its capacity as an Administrative Finance Party) that:

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(A)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.1 (Non-payment));

(B)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(C)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

29.7.16	Each Administrative Finance Party may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

29.7.17	Each Administrative Finance Party may act in relation to the Finance Documents through its personnel and agents.

29.7.18	Each Administrative Finance Party may disclose to any other Party any information it reasonably believes it has received in its capacity as such under this Agreement.

29.7.19
Without prejudice to the generality of Clause 29.7.5, the Facility Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Borrower and shall disclose the same upon the written request of the Borrower or the Majority Lenders.

29.7.20
Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Finance Party is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

29.7.21
The Facility Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Facility Agent by any Lender or the identity of any such Lender for the purpose of Clause 12.2.1(B) (Market disruption).

29.8	Instructions

29.8.10
Unless a contrary indication appears in a Finance Document, each Agent shall (a) exercise any right, power, authority or discretion vested in it in such capacity in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

29.8.11	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

29.8.12
An Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

29.8.13
In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) each Agent may act (or refrain from taking action) as it considers to be in the best interest of the Finance Parties.

29.8.14	No Agent is authorised to act on behalf of a Finance Party (without first obtaining that Finance Party's consent) in any legal or arbitration proceedings relating to any Finance Document.

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29.9	Responsibility for documentation
No Administrative Finance Party:

29.9.8
is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by it, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum (save, in the case of the English Account Bank, for the statements provided by it pursuant to Clause 20.6 (Administration and miscellaneous)); or

29.9.9
is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

29.9.10
is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

29.10	Exclusion of liability

29.10.5
Without limiting Clause 29.10.2 and without prejudice to Clause 33.13.5 (Disruption to Payment Systems etc.), no Administrative Finance Party will be liable for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

29.10.6
No Party (other than an Administrative Finance Party) may take any proceedings against any officer, employee or agent of that Administrative Finance Party in respect of any claim it might have against that Administrative Finance Party or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of that Administrative Finance Party may rely on this Clause subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

29.10.7
No Administrative Finance Party will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by that Administrative Finance Party if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

29.10.8
Nothing in this Agreement shall oblige any Administrative Finance Party to carry out any "know your customer" or other checks in relation to any person on behalf of any Finance Party; and each Finance Party confirms to the Administrative Finance Parties that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Administrative Finance Party.

29.11	Lenders' indemnity

29.11.8
Each Lender shall (in proportion to its share of the Aggregate Commitments or, if the Aggregate Commitments are then zero, to its share of the Aggregate Commitments immediately prior to their reduction to zero) within three Business Days of demand, indemnify:

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(A)
each Administrative Finance Party against any cost, loss or liability incurred by that Administrative Finance Party (otherwise than by reason of its gross negligence or wilful misconduct) in acting in its capacity as such an Administrative Finance Party; and

(B)
the Facility Agent against any cost, loss or liability incurred by the Facility Agent pursuant to Clause 33.13.5 (Disruption to Payment Systems etc.) (otherwise than by reason of the fraud, gross negligence or wilful misconduct of the Facility Agent), unless, in the case of (A) and (B), that Administrative Finance Party has been reimbursed by an Obligor pursuant to a Finance Document.

29.11.9	The Obligors shall forthwith on demand reimburse each Finance Party for any payments made by it under this Clause 29.11 (Lenders' indemnity).

29.12	Resignation

29.12.7
Each Administrative Finance Party (other than the Mandated Lead Arrangers and the Fronting Bank) may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Borrower.

29.12.8
Alternatively such an Administrative Finance Party may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Administrative Finance Party.

29.12.9
If the Majority Lenders have not appointed a successor Administrative Finance Party in accordance with Clause 29.12.2 within 30 days after notice of resignation was given, the incumbent Administrative Finance Party (after consultation with the Borrower and the Majority Lenders) may appoint a successor Administrative Finance Party (acting through an office in the United Kingdom).

29.12.10
After consultation with the Borrower, the Majority Lenders may by giving 30 days notice to any Administrative Finance Party (or (in the case of the Facility Agent) at any time it is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace that relevant Administrative Finance Party by appointing a successor Administrative Finance Party (acting through an office in the United Kingdom). The Majority Lenders have no right to replace the Mandated Lead Arrangers or the Fronting Bank pursuant to this Clause 29.12.4.

29.12.11
The retiring Administrative Finance Party shall, at its own cost, make available to the successor Administrative Finance Party such documents and records and provide such assistance as the successor Administrative Finance Party may reasonably request for the purposes of performing its functions as such an Administrative Finance Party under the Finance Documents.

29.12.12	The resignation (or, as the case may be, the replacement) of the retiring Administrative Finance Party and the appointment of any successor Administrative Finance Party shall only take effect upon:

(A)	the successor Administrative Finance Party notifying all the Parties that it accepts its appointment; and

(B)
the successor Administrative Finance Party, the retiring Administrative Finance Party and/or the Obligors completing all such steps as may reasonably be required by the Majority Lenders in order to (1) ensure that

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the successor Administrative Finance Party accedes, and becomes a party, to all relevant Finance Documents in its relevant capacity as that Administrative Finance Party and (2) facilitate the change in identity of the relevant Administrative Finance Party.

29.12.13
Upon the appointment of a successor, the retiring Administrative Finance Party shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29 (Role of the Administrative Finance Parties). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

29.12.14	The English Account Bank must at all times be an institution approved, licensed and authorised to accept deposits in England and Wales.

29.13	Confidentiality

29.13.4	In acting under the Finance Documents the relevant division through which each Administrative Finance Party acts shall be treated as a separate entity from any other of its divisions or departments.

29.13.5
If information is received by another division or department of an Administrative Finance Party, it may be treated as confidential to that relevant division and that Administrative Finance Party shall not be deemed to have notice of it.

29.14	Relationship with the Lenders

29.14.1
Subject to Clause 26.10 (Pro rata interest settlement), each Administrative Finance Party may treat the person shown in its records as Lender at the opening of business (in the place of such Administrative Finance Party's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(A)	entitled to or liable for any payment due under any Finance Document on that day; and

(B)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

29.14.2	Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost in accordance with Schedule 7 (Mandatory Cost formula).

29.14.3
Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 35.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 35.2 (Addresses) and Clause 35.6 (Electronic communication) and the

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Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

29.15	Credit appraisal by the Finance Parties
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Finance Party confirms to each Administrative Finance Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

29.15.7	the financial condition, status and nature of each Obligor and each other member of the Group;

29.15.8
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

29.15.9
whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

29.15.10
the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by that Administrative Finance Party, any other Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

29.16	Reference Banks
If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

29.17	Management time
Any amount payable to an Administrative Finance Party for its costs and expenses incurred (i) investigating any event which it reasonably believes to be a Default or (ii) as a result of the occurrence of a Default shall include the cost of utilising that Administrative Finance Party's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as that Administrative Finance Party may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to that Administrative Finance Party under Clause 13 (Fees).

29.18	Deduction from amounts payable by the Facility Agent
If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents, that Party shall be regarded as having received any amount so deducted.

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30.	THE SECURITY TRUSTEE

30.1	Joint Creditor in respect of Egyptian Account Charge

30.1.18
The Finance Parties agree that for the purpose of the Egyptian Account Charge only, the Finance Parties shall, together with the Security Trustee, be considered to be joint creditors with respect to the Secured Liabilities (as defined in the Egyptian Account Charge) (the Security Trustee in its capacity as a joint creditor being the "Joint Creditor").

30.1.19
The Finance Parties agree that the Joint Creditor shall solely be entitled to register, to hold and to enforce the Egyptian Account Charge, to claim the full amounts of the Secured Liabilities (as defined in the Egyptian Account Charge) and to receive all rights in relation to the Egyptian Account Charge, including but not limited to the proceeds of any enforcement of such Egyptian Account Charge.

30.1.20
Upon enforcement of the Egyptian Account Charge, all proceeds of such enforcement shall be paid solely to the Joint Creditor, and such payment shall discharge the Secured Liabilities (as defined in the Egyptian Account Charge), in an amount equal to the amount of such proceeds.

30.1.21	The Joint Creditor undertakes to transfer the proceeds of any enforcement of the Egyptian Account Charge to the Facility Agent for application in accordance with Clause 33.7 (Enforcement cascade).

30.2	Appointment of the Security Trustee

30.2.31	Each other Finance Party:

(A)	appoints the Security Trustee to act as its agent and trustee in connection with the Finance Documents;

(B)	irrevocably authorises the Security Trustee (by itself or by such persons as it may nominate) on its behalf to:

(3)	enter into each Finance Document to which it is a party;

(4)
exercise the rights, powers, authorities and discretions specifically given to the Security Trustee under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions or any other incidental rights, powers, authorities and discretions necessary to give effect to the trusts hereby created; and

(5)	enforce any Security granted by the Security Documents as trustee (or as otherwise provided) on its behalf, subject always to the terms of the Finance Documents.

30.2.32	The powers conferred upon the Security Trustee by the Finance Documents shall be in addition to any powers which may from time to time be vested in trustees by the general law.

30.2.33	If there is any conflict between the provisions of this Agreement and any Security Documents with regard to instructions to or the matters affecting the Security Trustee, this Agreement will prevail.

30.3	Trust

30.3.11	The Security Trustee shall hold the benefits of the Finance Documents in its capacity as Security Trustee on trust for (to the extent such benefits are capable

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of being secured in their favour) the Finance Parties. Save as expressly specified in any Finance Document, the Security Trustee:

(C)	shall not be liable to any Party for any breach by any other Party of any Finance Document;

(D)	shall have only those duties which are expressly specified in the Finance Documents;

(E)	will turn over all payments and other benefits received by it under the Finance Documents to the Facility Agent for application in accordance with Clause 33.7 (Enforcement cascade); and

(F)	shall exercise its rights, powers and duties under the Security Documents and/or this Agreement for the benefit of the Finance Parties.

30.3.12
Section 1 of the Trustee Act 2000 shall not apply to any function of the Security Trustee under or in connection with the Finance Documents provided that nothing in this Agreement shall exempt the Security Trustee from any liability for gross negligence or wilful misconduct.

30.3.13
Save as set out in Clause 30.3.1, the Security Trustee's duties under the Finance Documents are of a mechanical and administrative nature. Nothing in the Finance Documents shall constitute a partnership between any Party and the Security Trustee.

30.3.14	The perpetuity period for the security trust established in relation to the Finance Documents shall be eighty years from the date of this Agreement.

30.4	Resignation of Security Trustee

30.4.11	The Security Trustee may resign at any time and appoint an Affiliate acting through an office in the United Kingdom in its place by giving notice to the other Finance Parties and the Borrower.

30.4.12
Alternatively the Security Trustee may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Security Trustee.

30.4.13
If the Majority Lenders have not appointed a successor Security Trustee in accordance with Clause 30.4.2 within 30 days after notice of resignation was given, the Security Trustee (after consultation with the Borrower) may appoint a successor Security Trustee (acting through an office in the United Kingdom).

30.4.14
After consultation with the Borrower, the Majority Lenders may be giving 30 days' notice to the Security Trustee (or at any time it is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Security Trustee by appointing a successor Security Trustee (acting through an office in the United Kingdom).

30.4.15	The resignation (or, as the case may be, the replacement) of the retiring Security Trustee and the appointment of any successor Security Trustee shall only take effect upon:

(A)	the successor Security Trustee notifying all the Parties that it accepts such appointment;

(B)
the successor Security Trustee, the retiring Security Trustee and/or the Obligors completing all such steps as may reasonably be required by the Majority Lenders in order to (1) ensure that the successor Security

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Trustee accedes, and becomes a party, to all relevant Finance Documents in its capacity as Security Trustee and that all of the Security Documents will provide for enforceable Security in favour of the successor Security Trustee and the Finance Parties and (2) facilitate the change in identity of the Security Trustee; and

(C)
(if the Majority Lenders, acting reasonably, require the provision of such advice) receipt by the Facility Agent of advice acceptable to the Majority Lenders (acting reasonably) to the effect that all of the Security Documents provide for enforceable Security in favour of the successor Security Trustee and the Finance Parties.

30.4.16
Upon the appointment of a successor, the retiring Security Trustee shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 30 (The Security Trustee). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

30.4.17
The Parties shall take such action as the retiring Security Trustee, the successor Security Trustee, the Facility Agent or the Majority Lenders may consider necessary in order that the Security Documents shall provide for perfected and enforceable Security in favour of any successor Security Trustee and the Finance Parties.

30.4.18
The retiring Security Trustee shall, at its own cost, make available to the successor Security Trustee such documents and records and provide such assistance as the successor Security Trustee may reasonably request for the purposes of performing its functions as Security Trustee under the Finance Documents.

30.5	Additional trustees

30.5.13
The Security Trustee may, upon giving prior notice to the other Finance Parties, appoint any person established or resident in any jurisdiction (whether a trust corporation or not) to act either as a separate trustee or as a co-trustee jointly with the Security Trustee if the Security Trustee considers such appointment to be in the interests of the Finance Parties.

30.5.14
Any such additional trustee shall have such trusts, powers, obligations, authorities and discretions (not exceeding those conferred on the Security Trustee by the Finance Documents) and remuneration as shall be conferred or imposed by the instrument of appointment. The Security Trustee shall have power in like manner to remove any such person. The Borrower shall indemnify such additional trustee as though it were the Security Trustee in accordance with Clause 30.6 (Remuneration and indemnity). The Security Trustee shall not be under any obligation to supervise the proceedings or acts of any such delegate or sub-delegate or be in any way responsible for any liability incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate.

30.6	Remuneration and indemnity

30.6.22	For the benefit of the Security Trustee, nothing in this Clause 30 (Security Trustee) shall prejudice any right of indemnity by law given to trustees.

30.6.23	The Borrower agrees to indemnify, on demand, the Security Trustee and any Insolvency Officer or Delegate appointed by the Security Trustee in accordance

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with the Finance Documents for any and all claims, liabilities, costs, fees, charges, losses and expenses which may be incurred by or asserted against the Security Trustee or any such person in any way relating to or arising out of:

(A)
the taking, holding, protection or enforcement of the Transaction Security and any proceedings instituted by or against the Security Trustee as a consequence of taking or holding the Transaction Security; or

(B)	its execution or purported execution of any of its trusts, powers, authorities, discretions and remedies under the Finance Documents; or

(C)	performing its duties and functions in such capacity; or

(D)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(E)
any action taken or omitted by the Security Trustee or any such person under the Finance Documents, except to the extent arising directly from the Security Trustee's or any such person's gross negligence or wilful misconduct.

30.6.24
The Security Trustee may indemnify itself and each other person referred to in Clause 30.6.2 out of the assets over which Security is granted pursuant to the Security Documents against all such claims, liabilities, costs, fees, charges, losses and expenses referred to in Clause 30.6.2.

30.6.25	The Security Trustee shall be entitled to such remuneration as it may agree from time to time with the Borrower.

30.6.26
Without prejudice to Clause 30.6.2, each Lender shall (in the proportion to its share of the Aggregate Commitments, or if the Aggregate Commitments are then zero, to its share of the Aggregate Commitments immediately prior to their reduction to zero) within three Business Days of demand, indemnify the Security Trustee against any cost, loss or liability incurred by the Security Trustee (otherwise than by reason of the Security Trustee's gross negligence or wilful misconduct) in acting as Security Trustee under or in connection with the Finance Documents (unless the Security Trustee has been reimbursed for the same by any Obligor). The Obligors shall forthwith on demand reimburse each Finance Party for any payments made by it under this Clause 30.6.5.

30.7	Exclusion of liability

30.7.15
Without limiting Clause 30.7.2 below, the Security Trustee will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

30.7.16
No Party (other than the Security Trustee) may take any proceedings against any officer, employee or agent of the Security Trustee in respect of any claim it might have against the Security Trustee or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Security Trustee may rely on this Clause 30 (The Security Trustee) subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

30.7.17
The Security Trustee will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Security Trustee if the Security Trustee has taken all necessary steps as soon as reasonably practicable to comply with the

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regulations or operating procedures of any recognised clearing or settlement system used by the Security Trustee for that purpose.

30.7.18
Nothing in this Agreement shall oblige the Security Trustee to carry out any "know your customer" or other checks in relation to any person on behalf of any Finance Party; and each Finance Party confirms to the Security Trustee that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Trustee.

30.8	Instructions

30.8.11
Unless a contrary indication appears in the Finance Documents, the Security Trustee shall (a) exercise any right, power, authority or discretion vested in it as Security Trustee in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Security Trustee) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders. This Clause 30.8.1 shall not require the Security Trustee to act in accordance with the instructions of the Majority Lenders or any person in respect of those powers, authorities and discretions granted to the Security Trustee pursuant to Clauses 30.5 (Additional trustees), 30.6 (Remuneration and indemnity), 30.16.1, 30.16.3, 30.16.4 (Security Trustee's functions) and 30.17 (Legal Restrictions and Confidentiality).

30.8.12	Unless a contrary indication appears in the Finance Documents, any instructions given by the Majority Lenders shall be binding on all the Finance Parties.

30.8.13
The Security Trustee may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

30.8.14
In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Security Trustee may act (or refrain from taking action) as it considers to be in the best interests of the Finance Parties.

30.8.15
The Security Trustee is not authorised to act on behalf of a Finance Party (without first obtaining that Finance Party's consent) in any legal or arbitration proceedings relating to any Finance Document.

30.9	Rights and discretions of the Security Trustee

30.9.9	The Security Trustee may rely on:

(C)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(D)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

30.9.10	The Security Trustee may assume (unless it has received notice to the contrary in its capacity as Security Trustee) that:

(D)	no Default has occurred (unless it has actual knowledge of such Default);

(E)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

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(F)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

30.9.11	The Security Trustee may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

30.9.12	The Security Trustee may act in relation to the Finance Documents through its personnel and agents.

30.10	Information

30.10.10	The Security Trustee has no duty (in the absence of a specific provision in any Finance Document):

(C)	to provide any Party with any credit or other information relating to the business, assets or financial condition of any Obligor or any other person whenever coming into its possession; or

(D)
unless specifically requested to do so by the Facility Agent or the Majority Lenders in accordance with any Finance Document, to request any certificates or other documents from any Obligor or any other person.

30.10.11
Except where a Finance Document specifically provides otherwise, the Security Trustee is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

30.10.12	The Security Trustee may disclose to any other Party any information it reasonably believes it has received in its capacity as Security Trustee under this Agreement.

30.11	Responsibility for documentation
The Security Trustee shall not be liable or responsible:

30.11.15
for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Security Trustee, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum;

30.11.16
for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document;

30.11.17
for any failure to give notice to any third party or to register, file or record (or any defect in such registration, filing or recording) any Security created pursuant to any Security Document, or effect, procure the registration of or otherwise protect any Security created by or pursuant to the Security Documents under any applicable laws or regulations in any jurisdiction;

30.11.18	to obtain any licence, consent or other Authorisation for the creation of any such Security;

30.11.19	for any failure, omission, or defect in perfecting or protecting the Security constituted by the Security Documents, either in England and Wales or in any other jurisdiction; or

30.11.20	for the financial condition of any Obligor.

30.12	Title
The Security Trustee may accept without enquiry such title as any Obligor may have to the property over which Security is intended to be created by any Security Document.

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30.13	Investments
All moneys which are received by the Security Trustee in its capacity as trustee or otherwise may be invested in the name of or under the control of the Security Trustee in any investment for the time being authorised by English law for the investment by trustees of trust money or in any other investments which may be selected by the Security Trustee. Additionally, the same may be placed on deposit in the name of or under the control of the Security Trustee at such bank or institution (including the Security Trustee) and upon such terms as the Security Trustee may think fit.

30.14	Tax
The Security Trustee shall have no responsibility whatsoever to any Finance Party as regards any deficiency which might arise because the Security Trustee is subject to any tax or withholding from any payment made by it under the Finance Documents.

30.15	Receivers' indemnity
In no circumstances shall the Security Trustee itself be obliged to give an indemnity to any receiver who requires an indemnity as a condition of appointment.

30.16	Security Trustee's functions

30.16.1	The Security Trustee shall:

(A)
not be under any obligation to hold any title deeds, Finance Documents or any other documents in connection with the assets charged by any Security Document or any other such Security in its own possession or to take any steps to protect or preserve the same (and the Security Trustee may permit the Obligors to retain any title deeds and other documents if it considers that is appropriate);

(B)
without prejudice to Clause 30.16.1(A), be at liberty to hold the Finance Documents and any other documents relating thereto or to deposit them in any part of the world with any bank or company whose business includes undertaking the safe custody of documents or firm of lawyers considered by the Security Trustee to be of good repute and the Security Trustee shall not be responsible for or required to insure against any liability incurred in connection with any such holding or deposit and may pay all sums reasonably required to be paid on account of or in respect of any such deposit;

(C)
not be bound to give notice to any person of the execution of any documents comprised or referred to in the Finance Documents or of any other matter in any way relating to the Finance Documents or to take any steps to ascertain whether any Default has happened or whether any party has breached any of its obligations under any Finance Document or whether any right, power, discretion or remedy has or may become exercisable by the Security Trustee and the Security Trustee shall be entitled to assume that no Default has happened and that each party is observing and performing all its obligations under any Finance Document and that no such right, power, discretion or remedy has or may become exercisable;

(D)	notify the Facility Agent of any request received by it to exercise any power, authority or discretion under this Agreement or any Finance

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Document or to form any opinion, in each case, as soon as reasonably practicable following receipt;

(E)	promptly notify the Finance Parties if it receives a notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default; and

(F)
be entitled to treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

30.16.2	Any consent or approval given by the Security Trustee for the purposes of the Finance Documents may be given on such terms and subject to such conditions (if any) as the Security Trustee thinks fit.

30.16.3
Any trustee of any Security Document being a lawyer, accountant, broker or other person engaged in any profession or business shall be entitled to charge and be paid all usual, reasonable and properly incurred professional and other charges for business transacted and acts done by him or his firm in connection with the trusts of the Security Documents and also his reasonable and properly incurred charges in addition to disbursements for all other work and business done and all time spent by him or his firm in connection with matters arising in connection with his trusteeship.

30.16.4
The Security Trustee may in the conduct of the trusts instead of acting personally employ and pay an agent (whether being a lawyer or other professional person of good repute) to transact or conduct, or concur in transacting or conducting, any business and to do, or concur in doing, all acts required to be done in connection with the Finance Documents. The Security Trustee shall not be in any way responsible for any liability incurred by reason of any misconduct or default on the part of any such agent or be bound to supervise the proceedings or acts of any such agent.

30.17	Legal restrictions and confidentiality

30.17.3
Notwithstanding any other provision of any Finance Document to the contrary, the Security Trustee is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

30.17.4	The relevant division through which the Security Trustee acts shall be treated as a separate entity from any other of the Security Trustee's divisions or departments.

30.17.5
If information is received by another division or department of the Security Trustee, it may be treated as confidential to that relevant division and the Security Trustee shall not be deemed to have notice of it.

30.18	Credit appraisal by the Finance Parties
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Finance Party confirms to the Security Trustee that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

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30.18.1	the financial condition, status and nature of each Obligor and each other member of the Group;

30.18.2
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

30.18.3
whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

30.18.4
the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Security Trustee, any other Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

30.19	Business with the Group
The Security Trustee or any Affiliate may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or any other member of the Group.

30.20	Enforcement
The Finance Parties shall not have any independent power to enforce any of the Security Documents or to exercise any rights, discretions or powers to grant any consents or releases under or pursuant to the Security Documents or otherwise have direct recourse to the Security constituted by any of the Security Documents except through the Security Trustee.

30.21	Release of Security
The Security Trustee may release any Security over any asset the subject of the Security Documents if:

30.21.1	the asset is disposed of in compliance with the Finance Documents; or

30.21.2	the asset is disposed of by any receiver or other person in accordance with the powers granted under the Security Documents.

31.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

31.1	Conduct of business
No provision of this Agreement will:

31.1.34	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

31.1.35	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

31.1.36	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

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31.2	No independent action

31.2.15
Without prejudice to the rights of the Majority Lenders or, as the case may be, the Lenders to instruct the Security Trustee pursuant to Clause 30.8 (Instructions) to take any such action, none of the Finance Parties (other than the Security Trustee or any Finance Party acting on the instructions of the Security Trustee or the Majority Lenders) may (without the prior consent of the Security Trustee):

(E)	enforce any Security constituted by any Security Document;

(F)
sue for or institute any creditor's process (including a Mareva injunction, garnishment, execution or levy, whether before or after judgement) in respect of any obligation (whether or not for the payment of money) owing to it under or in respect of any Finance Document or otherwise enforce any debt owed to it under any Finance Document by attachment, execution or otherwise;

(G)
take any step (including petition, application, notice of meeting or proposal to creditors) for the liquidation, winding-up, administration, dissolution or bankruptcy (or analogous proceeding in any jurisdiction) of an Obligor, or take any step for a voluntary arrangement or scheme of arrangement or analogous proceeding in relation to any Obligor;

(H)	apply for any order for an injunction or specific performance in respect of any Obligor in relation to any of the Finance Documents;

(I)
sue or bring or support any proceedings against or make demand on any provider of any report in connection with any report provided by such person or receive any payment in connection with such suit, proceedings or demand; and

(J)	otherwise exercise any remedy for the recovery of any sums due to it under any Finance Document save, in the case only of any Hedging Bank, as permitted or required under Clause 31.3 (Hedging Banks).

31.2.16
For the purposes of this Clause 31.2 (No independent action), "report" means any report or opinion which has been provided for the benefit of the Finance Parties by an independent expert or adviser and which has been delivered to the Finance Parties (or any of them) or the Security Trustee pursuant to the Finance Documents (including any legal opinion and reserves reports prepared by the Independent Engineer).

31.3	Hedging Banks

31.3.19
Subject to Clause 31.2 (No independent action), a Hedging Bank may exercise its rights under any Hedging Agreement to terminate, or close out of, any hedging transaction and to demand repayment of sums outstanding thereunder provided that (unless the Security Trustee or the Majority Lenders otherwise consents) it shall only exercise such rights if:

(C)	an Illegality (as defined in the ISDA Master Agreement) has occurred;

(D)	a Tax Event (as defined in the ISDA Master Agreement) has occurred;

(E)
the relevant Obligor that is a party to such Hedging Agreement has not paid an amount due under that Hedging Agreement on its stated due date and such payment has not been made within 21 days of the date on which the relevant Hedging Bank notifies the Security Trustee and the

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Facility Agent of such failure to pay (and of such Hedging Bank's intention to terminate or close out);

(F)
any formal proceedings have been commenced for the liquidation, winding-up, administration, dissolution or bankruptcy (or analogous proceedings in any jurisdiction) of the relevant Obligor that is party to such Hedging Agreement and such proceedings have not been discharged within 14 days from the date of commencement;

(G)	the Enforcement Date has occurred and all or any amounts accrued or outstanding under the Finance Documents (other than the Hedging Agreements) have become immediately due and payable;

(H)	the Security Trustee or the Facility Agent has confirmed that no amount under the Finance Documents (other than the Hedging Agreements) is outstanding or is capable of being outstanding; or

(I)	is so required under Clause 31.3.6(D).

31.3.20	Before the Enforcement Date:

(C)
each Obligor may make, and each Hedging Bank may receive and retain, any scheduled payments arising under the terms of the relevant Hedging Agreement and any Hedging Termination Payments payable to such Hedging Bank pursuant to any amendment to any Hedging Agreement (or hedging transaction thereunder) pursuant to Clause 9.9.7 (Restrictions);

(D)
each Hedging Bank may only discharge any Hedging Liability by set-off in accordance with Clause 34 (Set-off) and only to the extent that such Hedging Liability is permitted to be paid under Clause 31.3.2(A); and

(E)
each Hedging Bank may only discharge any Hedging Liability under any netting arrangements in accordance with the terms of the relevant Hedging Agreement but only to the extent that such Hedging Liability is permitted to be paid under Clause 31.3.2(A).

31.3.21
Prior to the Enforcement Date, no Hedging Bank may receive or retain any payment of, or any distribution in respect of (or on account of) any Hedging Liability in cash or in kind, or apply any money or assets in or towards the repayment or discharge of any Hedging Liability save as provided in Clause 31.3.2.

31.3.22
On and from the Enforcement Date, no Hedging Bank may receive or retain any payment of, or any distribution in respect of (or on account of) any Hedging Liability in cash or in kind, or apply any money or assets in or towards the repayment or discharge of any Hedging Liability which would otherwise be permitted under the preceding provisions of this Clause 31.3 (Hedging Banks); and on and from the Enforcement Date any Hedging Liability may only be repaid or discharged pursuant to a distribution by the Facility Agent made in accordance with Clause 32 (Sharing among the Finance Parties and Preferred Payments) and Clause 33 (Payment mechanics).

31.3.23
Save for any Security constituted by the Security Documents and the guarantees under Clause 19 (Guarantee and Indemnity), no Hedging Bank shall permit to subsist or receive any Security or any guarantee or other assurance against financial loss for, or in respect of, any Hedging Liability.

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31.3.24	Each Obligor and each Hedging Bank agrees that unless the Facility Agent otherwise consents:

(A)	each Hedging Agreement to which it is a party shall be based on the ISDA Master Agreement;

(B)
each Hedging Agreement to which it is a party will provide for "full two way payments" or payments under the "Second Method" and, if the 1992 ISDA Master Agreement applies, "Market Quotation" in the event of a termination of a hedging transaction whether upon a Termination Event (as defined in the ISDA Master Agreement) or an Event of Default (as defined in the ISDA Master Agreement);

(C)
at any time on or after the Enforcement Date, if an amount falls due from a Hedging Bank to any Obligor under any Hedging Agreement, that amount shall be paid by that Hedging Bank to the Facility Agent (in full discharge of its obligations to make such payments to such Obligor) for application in accordance with Clause 32 (Sharing among the Finance Parties and Preferred Payments) and Clause 33 (Payment mechanics); and

(D)
promptly on the occurrence of the Enforcement Date, each Hedging Bank and each Obligor will, if so instructed by the Security Trustee, exercise any rights it may have to terminate or close out all or any of the hedging transactions under the each Hedging Agreement to which it is a party (provided that the Security Trustee shall not be entitled to issue any instructions under this Clause 31.3.6(D) once all amounts outstanding under the Finance Documents (other than under any Hedging Agreements) have been paid or repaid in full).

31.3.25	Promptly upon request, each Obligor and each Hedging Bank will provide to the Facility Agent and the Security Trustee copies of all Hedging Agreements to which it is a party.

31.3.26	Each Hedging Bank that is a party to any Hedging Agreement with any Obligor:

(A)
consents to the grant by such Obligor of Security over its rights and interests in such Hedging Agreement in favour of the Finance Parties or, as the case may be, the Security Trustee (in its capacity as such); and

(B)
to the extent that such Security has been granted pursuant to a Security Document, acknowledges that it has received notice that each such Hedging Agreement to which it is a party is the subject of such Security.

32.	SHARING AMONG THE FINANCE PARTIES AND PREFERRED PAYMENTS

32.1	Payments to Finance Parties
If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 33 (Payment mechanics) or Clause 31.3 (Hedging Banks) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

32.1.17	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Facility Agent;

32.1.18	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt

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or recovery been received or made by the Facility Agent and distributed in accordance with Clause 33 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

32.1.19
the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 33.6 (Pre-enforcement cascade) or (as applicable) Clause 33.7 (Enforcement cascade).

32.2	Redistribution of payments
The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties) in accordance with Clause 33.6 (Pre-enforcement cascade) or (as applicable) Clause 33.7 (Enforcement cascade) towards the obligations of that Obligor to the Sharing Finance Parties.

32.3	Recovering Finance Party's rights
On a distribution by the Facility Agent under Clause 32.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

32.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

32.4.27
each Sharing Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 32.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

32.4.28	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

32.5	Exceptions

32.5.19	Clause 32.1 (Payments to Finance Parties) to Clause 32.4 (Reversal of Distribution) shall not apply:

(A)
to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 32 (Sharing among the Finance Parties and Preferred Payments), have a valid and enforceable claim against the relevant Obligor; or

(B)	to any Preferred Payment received by, or for the account of, IFC.

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32.5.20
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(A)	it notified that other Finance Party of the legal or arbitration proceedings; and

(B)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

32.5.21
For the purposes of this Agreement, "Preferred Payment" means any payment received by, or for the account of, a Finance Party from, or on account of the obligations of, any Obligor in a Convertible Currency due and payable to that Finance Party during an Inconvertibility Event as a consequence of any Preferential Treatment afforded to that Finance Party, where:

(E)	"Convertible Currency" means any freely convertible and transferable currency;

(F)
"Inconvertibility Event" means circumstances in which a Relevant Authority is not generally permitting the conversion of local currency into Convertible Currencies or the remittance of Convertible Currencies in order to pay obligations denominated in Convertible Currencies;

(G)
"Preferential Treatment" means the relevant Finance Party being afforded preferential treatment by a Relevant Authority by foreign exchange being made available to that Finance Party for the purpose of paying obligations owed to it in dollars; and

(H)
"Relevant Authority" means the central bank of the country in which any Obligor is formed or operates, or any other governmental entity or government in any such country having the power to regulate foreign exchange.

32.6	Payments during an Inconvertibility Event

32.6.16	While an Inconvertibility Event is continuing, on each date on which an Obligor is required to make a payment under a Finance Document to a Finance Party, that Obligor shall pay such amounts:

(F)	in the case of a Preferred Payment, directly to the relevant Finance Party; and

(G)
to the extent that the Finance Parties (other than IFC) do not receive Preferred Payments or are not otherwise paid on any date on which amounts owing to them are due and payable, the Facility Agent shall issue a notice to the Borrower and each Bank Tranche Lender setting out the amount that should have been paid to them on that due date and any other amounts previously not paid to them (the aggregate being the "Inconvertibility Balance") and the Inconvertibility Balance shall form the minimum balance of and be held in the Egyptian Revenue Accounts for the benefit of the Finance Parties (other than IFC).

32.6.17
If the Obligors have insufficient funds to make the Preferred Payments in full and maintain a minimum balance of the full amount of the Inconvertibility Balance as contemplated in Clause 32.6.1, the Obligors shall make Preferred Payments and

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hold the minimum balance in the Egyptian Revenue Accounts pro rata to the amounts due and payable to the relevant Finance Parties.

32.6.18
While an Inconvertibility Event is continuing, if IFC so requests in writing to the Borrower, on each date on which an Obligor is required to make a payment under a Finance Document to IFC, that Obligor shall, subject to Clause 32.6.2, make the same available directly to IFC.

32.6.19
Nothing in this Clause 32.6 shall in any way be construed to vary, waive or constitute a defence to the obligations of the Obligors to make payments to the Finance Parties, in dollars and in full when due and payable under the Finance Documents.

32.7	Bank Tranche sharing provisions during or following an Inconvertibility Event

32.7.13
If a Recovering Finance Party (other than IFC) receives a Preferred Payment, for the purposes of calculating the Sharing Payment under Clause 32.1.3 (Payments to Finance Parties) and amounts owing to the Sharing Finance Parties under Clause 32.2 (Redistribution of payments) for distribution in accordance in accordance with Clause 33.6 (Pre-enforcement cascade) and Clause 33.7 (Enforcement cascade), amounts due and payable to IFC shall be deemed to be zero.

32.7.14
As soon as an Inconvertibility Event has ceased, notwithstanding Clause 20.3 (Revenue Account), the Inconvertibility Balance shall be immediately paid to the Facility Agent or Security Trustee (as applicable) and the Inconvertibility Balance shall be distributed in accordance with Clause 33.6 (Pre-enforcement cascade) or Clause 33.7 (Enforcement cascade) and for the purposes of such distributions, amounts due and payable to IFC shall be deemed to be zero.

32.7.15	No amendment to any provision relating to the Inconvertibility Balance or this Clause 32.7 may be made without the consent of all Bank Tranche Lenders.

32.8	Calculation of Majority Lenders during an Inconvertibility Event

32.8.13
During an Inconvertibility Event, for the purposes of calculating the Majority Lenders for any Payment Default Instruction to be given to the Facility Agent or the Security Trustee, the Majority Lenders shall be the Lender or Lenders whose portions of the total amount due and payable but not paid since the start of the relevant Inconvertibility Event aggregate 66 2/3 per cent. or more of the total amounts due and payable but not paid since the start of the Inconvertibility Event.

32.8.14
For the purposes of this Clause 32.8, "Payment Default Instruction" means any instruction to the Facility Agent or Security Trustee for which the right of the Majority Lenders to instruct the Facility Agent or Security Trustee results from an Event of Default under Clause 25.1 (Non-payment).

33.	PAYMENT MECHANICS

33.1	Payments in ordinary course

33.1.27
Subject to Clause 33.1.3 and Clause 32.6 (Payments during an Inconvertibility Event), at all times prior to the Enforcement Date on each date on which an Obligor or a Finance Party is required to make a payment under a Finance Document to a Finance Party or an Obligor, respectively, that Obligor or Finance Party shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time

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and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

33.1.28	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.

33.1.29
At all times prior to the Enforcement Date, all payments by the Obligors or a Hedging Bank under or in respect of any Hedging Agreement shall be made directly between the relevant Obligor and the relevant Hedging Bank (and not through the Facility Agent pursuant to Clause 33.1.1) and, accordingly, at all such times, all references in Clause 33.6 (Pre-enforcement cascade) to Hedging Agreements, Hedging Costs and Hedging Termination Payments shall be disregarded.

33.2	Payments after Enforcement Date

33.2.15
Clause 33.1 (Payments in ordinary course) shall cease to apply on and after the Enforcement Date. Instead, on and after the Enforcement Date, subject to Clause 32.6 (Payments during an Inconvertibility Event):

(E)
on each date on which an Obligor or a Finance Party is required to make a payment under a Finance Document, that Obligor or Finance Party shall make the same available to the Security Trustee for value on the due date at the time and in such funds specified by the Security Trustee as being customary at the time for settlement of transactions in the relevant currency in the place of payment; and

(F)
no Finance Party may discharge or permit to be discharged any Secured Liabilities owed to it by set-off or otherwise or receive or retain any payment, prepayment, reduction or redemption of, any Secured Liabilities owed to it (whether in cash or in kind) other than pursuant to any distributions made by the Security Trustee in accordance with Clause 33.7 (Enforcement cascade) or pursuant to the operation of Clause 32 (Sharing among Finance Parties).

33.2.16
Any payment under Clause 33.2.1 to the Security Trustee shall be made to such account in the principal financial centre of the country of that currency with such bank as the Security Trustee specifies.

33.2.17
On and from the Enforcement Date, all payments by the Obligors or a Hedging Bank under or in respect of any Hedging Agreement shall be made to and/or through the Security Trustee in accordance with Clause 33.2.1.

33.3	Distributions by the Facility Agent or Security Trustee
Each payment received by the Facility Agent or the Security Trustee under the Finance Documents for another Party shall, subject to Clause 33.4 (Distributions to an Obligor) and Clause 33.5 (Clawback) be made available by the Facility Agent or the Security Trustee (as the case may be) as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent or the Security Trustee (as the case may be) by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency.

33.4	Distributions to an Obligor
Each of the Facility Agent and the Security Trustee may (with the consent of the Obligor or in accordance with Clause 34 (Set-off)) apply any amount received by it for that Obligor in

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or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

33.5	Clawback

33.5.20
Where a sum is to be paid to the Facility Agent or the Security Trustee under the Finance Documents for another Party, the Facility Agent or the Security Trustee (as the case may be) is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

33.5.21
If the Facility Agent or the Security Trustee pays an amount to another Party and it proves to be the case that the Facility Agent or the Security Trustee (as the case may be) had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent or the Security Trustee (as the case may be) shall on demand refund the same to the Facility Agent or the Security Trustee (as the case may be) together with interest on that amount from the date of payment to the date of receipt by the Facility Agent or the Security Trustee (as the case may be), calculated by the Facility Agent or the Security Trustee (as the case may be) to reflect its cost of funds.

33.6	Pre-enforcement cascade

33.6.16
Prior to the Enforcement Date, if the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(C)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Finance Parties under the Finance Documents;

(D)
secondly, in or towards payment pro rata of any accrued interest, commitment fees, commission, Hedging Costs or (to the extent not falling within Clause 33.6.1(A)) any other fees due but unpaid under the Finance Documents;

(E)
thirdly, in or towards payment pro rata of any principal (including amounts payable under Clause 6.6 (Claims under a letter of credit) or Clause 6.8 (Indemnities)), Hedging Termination Payments and (to the extent that any Letters of Credit remain outstanding) any cash cover due but unpaid under the Finance Documents (provided that, in the case of any cash cover due but unpaid, the same shall be held in accordance with Clause 33.6.5); and

(F)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

33.6.17	The Facility Agent shall, if so directed by all of the Lenders, vary the order set out in Clauses 33.6.1(B) to 33.6.1(D) above.

33.6.18	During an Inconvertibility Event, if IFC receives a payment that is insufficient to discharge all the amounts then due and payable to it by an Obligor under the

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Finance Documents, IFC shall apply that payment towards the obligations of that Obligor to IFC under the Finance Documents in the following order:

(C)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of IFC under the Finance Documents;

(D)
secondly, in or towards payment pro rata of any principal due to IFC (including amounts payable under Clause 6.6 (Claims under a letter of credit) or Clause 6.8 (Indemnities)), and (to the extent that any Letters of Credit remain outstanding) any cash cover due to IFC but unpaid under the Finance Documents (provided that, in the case of any cash cover due but unpaid, the same shall be held in accordance with Clause 33.6.5); and

(E)	thirdly, in or towards payment pro rata of any other sum due to IFC but unpaid under the Finance Documents.

33.6.19	Clauses 33.6.1, 33.6.2 and 33.6.3 above will override any appropriation made by an Obligor.
33.6.20

(F)
Any amount to be distributed, pursuant to Clause 33.6.1(C) or Clause 33.6.3(B) or both such Clauses, with respect to the payment of any amounts comprising cash cover shall be retained by the Facility Agent for the Contingent Indebtedness to be covered by such cash cover. Any amount so retained by the Facility Agent as cash cover for the Contingent Indebtedness shall be applied by the Facility Agent in the discharge of such Contingent Indebtedness as the same matures provided that if any such Contingent Indebtedness expires or matures at less than the aggregate amount of such cash cover retained by the Facility Agent, the balance of the cash cover shall be applied in accordance with the order of payment provided for in Clause 33.6.1.

(G)
For the purpose of this Agreement, "Contingent Indebtedness" means the liabilities of the Fronting Bank, the Lenders or, as the case may be, the Obligors, with respect to any outstanding Letter(s) of Credit which have not matured and remain contingent by reason of such Letter(s) of Credit being outstanding.

33.7	Enforcement cascade

33.7.15
On and at any time after the Enforcement Date, all amounts received or recovered by the Security Trustee or the Joint Creditor (as applicable) pursuant to the Finance Documents shall be paid to the Facility Agent which shall apply it in the discharge of all of the Secured Liabilities owed to the Finance Parties in the following order:

(G)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of:

(1)	the Security Trustee or the Joint Creditor incurred in connection with the recovery of all or any of the Secured Liabilities or any enforcement action relating thereto; and

(2)
any Insolvency Officer, attorney, agent or similar officer appointed pursuant to the Security Documents or in connection with the recovery of all or any of the Secured Liabilities or any enforcement action relating thereto;

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(H)
second, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Finance Parties and IFC under the Finance Documents (other than any fees, costs and expenses falling within Clause 33.7.1(A));

(I)
third, in or towards payment pro rata of any accrued interest, fee, commission and Hedging Costs or (to the extent not falling within Clause 33.7.1(A) or Clause (B)) any other fees due to the Finance Parties but unpaid under the Finance Documents;

(J)	fourth, in or towards payment pro rata of any principal or Hedging Termination Payments due to the Finance Parties but unpaid under the Finance Documents; and

(K)	fifth, in or towards payment pro rata of any other sums due to the Finance Parties but unpaid under the Finance Documents.

33.7.16	The Facility Agent shall, if so directed by all the Lenders, vary the order set out in Clauses 33.8.1(B) to 33.8.1(E).

33.7.17	Clauses 33.7.1 and 33.7.2 will override any appropriation made by an Obligor.

33.8	Impaired Agent

33.8.21
If, at any time, the Facility Agent or the Security Trustee (as the case may be) becomes an Impaired Agent, an Obligor or a Finance Party which is required to make a payment under the Finance Documents to the Facility Agent or the Security Trustee (as the case may be) in accordance with the provisions of this Agreement or any provision of the Security Documents may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Finance Party making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

33.8.22	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

33.8.23
A Party which has made a payment in accordance with this Clause 33.8 (Impaired Agent) shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

33.8.24
Promptly upon the appointment of a successor Facility Agent in accordance with Clause 29.12 (Resignation) or, as the case may be, a successor Security Trustee pursuant to Clause 30.4 (Resignation of Security Trustee), each Party which has made a payment to a trust account in accordance with Clause 33.8.1 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent or successor Security Trustee (as the case may be) for distribution in accordance with Clause 33.2 (Distributions by the Facility Agent or Security Trustee).

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33.9	No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

33.10	Business Days

33.10.4
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

33.10.5	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

33.11	Currency of account

33.11.11	Subject to Clauses 33.11.2 to 33.11.5, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

33.11.12
A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date. Any cash cover to be provided in relation to any Letter of Credit shall be made in dollars.

33.11.13	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

33.11.14	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

33.11.15	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

33.12	Change of currency

33.12.10	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(L)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

(M)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

33.12.11
If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

33.13	Disruption to Payment Systems etc.

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If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Borrower that a Disruption Event has occurred:

33.13.5
the Facility Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

33.13.6
the Facility Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in Clause 33.13.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree such to changes;

33.13.7
the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in Clause 33.13.1 but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

33.13.8
any such changes agreed upon by the Facility Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 39 (Amendments and waivers);

33.13.9
the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 33.13 (Disruption to Payment Systems etc.); and

33.13.10	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to Clause 33.13.4.

33.14	Preferred Payments

33.14.6
Notwithstanding the preceding provisions of this Clause 33 (Payment mechanics) IFC shall be entitled to retain any Preferred Payment received by it for the purposes of discharging any liabilities owed to it by any Obligor under the Finance Documents and IFC shall promptly notify the Facility Agent of any receipt and the details of such Preferred Payment.

33.14.7
If the Facility Agent or the Security Trustee (as the case may be) receives any Preferred Payment for the account of IFC which has been identified as such by IFC (in writing by way of notice to the Facility Agent or the Security Trustee (as the case may be)) then the Facility Agent or the Security Trustee (as the case may be) shall promptly upon demand by IFC pay the same to IFC.

33.14.8
Each of the Facility Agent and the Security Trustee shall be entitled to treat any notice issued by IFC pursuant to Clause 33.14.2 at face value and shall not, in any event, be obliged to investigate whether any payment received or recovered by it is a Preferred Payment.

34.	SET-OFF
A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different

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currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

35.	NOTICES

35.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter sent by an internationally recognised courier service.

35.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

35.2.22	in the case of each Original Obligor, that identified with its name below;

35.2.23	in the case of each Lender, each Hedging Bank or any other Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

35.2.24	in the case of the Administrative Finance Parties, that identified with its name below, or any substitute address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days' notice.
Borrower
Address:        TransGlobe Petroleum International Inc.
P.O. Box 127 Richmond House
Leeward Highway
Providenciales
Turks and Caicos Islands
Fax:         [redacted]
Attention:     [redacted]

with a copy to:     TransGlobe Energy Corporation
Suite 2500
605-5th Avenue S.W.
Calgary, Alberta
T2P 3H5
Canada
Fax:        [redacted]
Attention:     [redacted]
Original Guarantors
Address:        c/o TransGlobe Energy Corporation
Suite 2500
605-5th Avenue S.W.
Calgary, Alberta
T2P 3H5
Canada
Fax:        [redacted]
Attention:     [redacted]

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English Account Bank and Security Trustee
Address:        Sumitomo Mitsui Banking Corporation Europe Limited
Agency Operations, Loans Administration Department
99 Queen Victoria Street
London EC4V 4EH
United Kingdom
Fax:        [redacted]
Attention:        [redacted]
Technical Bank
Address:        Sumitomo Mitsui Banking Corporation Europe Limited
99 Queen Victoria Street
London EC4V 4EH
United Kingdom
Fax:        [redacted]
Attention:        [redacted]
Facility Agent
Sumitomo Mitsui Banking Corporation, Brussels Branch
Address:        c/o Sumitomo Mitsui Banking Corporation Europe Limited
Agency Operations, Loans Administration Department
99 Queen Victoria Street
London EC4V 4EH
United Kingdom
Fax:        [redacted]
Attention:        [redacted]
Co-ordinating Mandated Lead Arranger and Initial Mandated Lead Arranger
Address:        Sumitomo Mitsui Banking Corporation Europe Limited
99 Queen Victoria Street
London EC4V 4EH
United Kingdom
Fax:        [redacted]
Attention:        [redacted]

Additional Mandated Lead Arrangers

Export Development Canada

Address:        Export Development Canada
150 Slater Street
Ottawa, Ontario
K1A 1K3
Fax:        [redacted]
Email:        [redacted]
Telephone:    [redacted]

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Attention:        [redacted]

Original Lenders

Export Development Canada

Address:        Export Development Canada
150 Slater Street
Ottawa, Ontario
K1A 1K3

For administration/operational matters:

Primary Contact [name redacted] Telephone: [redacted] Fax: [redacted] Email: [redacted]	Covenants Contact [name redacted] Telephone: [redacted] Fax: [redacted] Email: [redacted]
For waivers, amendments or consent requests:

Primary Contact [name redacted] Telephone: [redacted] Email: [redacted]	Covenants Contact [name redacted] Telephone: [redacted] Fax: [redacted] Email: [redacted]

Sumitomo Mitsui Banking Corporation, Brussels Branch
Address:        c/o Sumitomo Mitsui Banking Corporation Europe Limited
Loans Administration Department
99 Queen Victoria Street
London EC4V 4EH
United Kingdom
Fax:        [redacted]
Attention:        [redacted]

IFC

Address:        IFC – Infrastructure and Natural Resources Department
World Bank
Buyukdere Caddesi No 185
Kanyon Ofis Blogu Kat 10
Levent 34394 Istanbul
Turkey
Fax:        [redacted]
Attention:        [redacted]

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35.3	Delivery

35.3.22	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(C)	if by way of fax, when received in legible form; or

(D)
if by way of letter, when it has been left at the relevant address or five Business Days after being deposited with an internationally recognised courier service prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 35.2 (Addresses), if addressed to that department or officer.

35.3.23
Any communication or document to be made or delivered to any Administrative Finance Party will be effective only when actually received by that Administrative Finance Party and then only if it is expressly marked for the attention of the department or officer identified with that Administrative Finance Party's name above (or any substitute department or officer as that Administrative Finance Party shall specify for this purpose).

35.3.24	All notices from or to an Obligor shall be sent through the Facility Agent, other than when Finance Documents specify direct communication between an Obligor and IFC.

35.3.25	Any communication or document made or delivered to the Borrower in accordance with this Clause 35 (Notices) will be deemed to have been made or delivered to each of the Obligors.

35.3.26	No notice sent by the Facility Agent in the normal course of business will be signed.

35.4	Notification of address and fax number
Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 35.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

35.5	Communication when Facility Agent is Impaired Agent
If the Facility Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Facility Agent has been appointed.

35.6	Electronic communications

35.6.25
Any communication to be made between the Facility Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender:

(A)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

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(B)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(C)	notify each other of any change to their address or any other such information supplied by them.

35.6.26
Any electronic communication made between the Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

35.7	English language

35.7.6	Any notice given under or in connection with any Finance Document must be in English.

35.7.7	All other documents provided under or in connection with any Finance Document must be:

(G)	in English; or

(H)
if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

36.	CALCULATIONS AND CERTIFICATES

36.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

36.2	Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

36.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

37.	PARTIAL INVALIDITY
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

38.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any

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single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

39.	AMENDMENTS AND WAIVERS

39.1	Required consents

39.1.18
Subject to Clause 39.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

39.1.19
The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 39 (Amendments and waivers). In addition, each Obligor hereby authorises the Borrower to effect, on its behalf, any amendment or waiver permitted by this Clause 39 (Amendments and waivers). In any event, each Party shall take such action as the Facility Agent may reasonably request in order to ensure that such amendment or waiver that is permitted by this Clause 39 (Amendments and waivers) is promptly effected.

39.1.20	Any amendment or waiver of any term of any Finance Document made in accordance with this Clause 39 (Amendments and waivers) shall be binding on all of the Parties.

39.2	Exceptions

39.2.27	An amendment or waiver that has the effect of changing or which relates to:

(A)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(B)	an extension to the date of payment of any amount under the Finance Documents;

(C)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(D)	an increase in or an extension of any Commitment;

(E)	a change to the Borrower or the Guarantors other than in accordance with Clause 28 (Changes to the Obligors);

(F)	any provision which expressly requires the consent of all the Lenders;

(G)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 26 (Changes to the Lenders) or this Clause 39 (Amendments and waivers); or

(H)
the release of any Security granted under any Security Document or of any guarantee and indemnity granted under Clause 19 (Guarantee and Indemnity) save where such release is required pursuant to the terms of any Finance Document, shall not be made without the prior consent of all the Lenders.

39.2.28	An amendment or waiver which relates to the rights or obligations of any Administrative Finance Party or Hedging Bank may not be effected without the consent of that Finance Party.

39.2.29	Any term of any Fee Letter may be amended or waived without the prior consent of the Facility Agent (acting on the instructions of the Majority Lenders).

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39.2.30
An amendment or waiver that has the effect of changing or which relates to a decision or matter expressly requiring the consent or input of IFC or Clause 25.20 (Acceleration) shall not be made without the prior written consent of IFC.

39.3	Replacement of Lender

39.3.8
If at any time an Obligor becomes obliged to repay any amount in accordance with Clause 9.1 (Illegality) or to pay additional amounts pursuant to Clause 15.1 (Increased Costs) or Clause 14.2 (Tax gross-up) to any Lender in excess of amounts payable to the other Lenders generally then the Borrower may, on 15 Business Days' prior written notice to the Facility Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender") selected by the Borrower, and which is acceptable to the Facility Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender's participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest and/or Break Costs and other amounts payable in relation thereto under the Finance Documents.

39.3.9	The replacement of a Lender pursuant to this Clause 39.3 (Replacement of Lender) shall be subject to the following conditions:

(D)	the Borrower shall have no right to replace an Administrative Finance Party;

(E)	neither the Facility Agent nor the Lender shall have any obligation to the Borrower to find a Replacement Lender; and

(F)	in no event shall the Lender replaced under this Clause 39.3.2 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

39.4	Disenfranchisement of Defaulting Lenders

39.4.6
For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Aggregate Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender's Commitments will be reduced by the amount of its Available Commitments.

39.4.7	For the purposes of this Clause 39.4 (Disenfranchisement of Defaulting Lenders), the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(G)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender; and

(H)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (A), (B) or (C) of the definition of "Defaulting Lender" has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the

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Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

39.5	Replacement of a Defaulting Lender

39.5.16	The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 15 Business Days' prior written notice to the Facility Agent and such Lender:

(E)
replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(F)
require such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(G)
require such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility, to a Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender") selected by the Borrower, and which (unless the Facility Agent is an Impaired Agent) is acceptable to the Facility Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender's participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest (to the extent that the Facility Agent has not given a notification under Clause 26.10 (Pro rata interest settlement), Break Costs and other amounts payable in relation thereto under the Finance Documents.

39.5.17
The Facility Agent may (and is authorised by each Finance Party to) execute, without requiring any further consent or action from any other Party, a Transfer Certificate on behalf of any Defaulting Lender which is required to transfer its rights and obligations under this Agreement pursuant to Clause 39.5.1 which shall be effective for the purposes of Clause 26.5 (Procedure for transfer). The Facility Agent shall not be liable in any way for any action taken by it pursuant to this Clause 39.5.2 and, for the avoidance of doubt, the provisions of Clause 29.10 (Exclusion of liability) shall apply in relation thereto.

39.5.18	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(A)	the Borrower shall have no right to replace an Administrative Finance Party;

(B)	neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

(C)	the transfer must take place no later than 10 days after the notice referred to in Clause 39.5.1; and

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(D)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

40.	CONFIDENTIALITY

40.1	Confidential Information
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 40.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

40.2	Disclosure of Confidential Information
Any Finance Party may disclose:

40.2.10
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, insurers, insurance brokers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 40.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

40.2.11	to any person:

(J)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(K)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(L)
appointed by any Finance Party or by a person to whom Clause 40.2.2(A) or (B) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under Clause 29.14 (Relationship with the Lenders));

(M)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause 40.2.2 (A) or (B);

(N)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

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(O)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 26.9 (Security over Lenders' rights);

(P)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(Q)	who is a Party; or

(R)	with the consent of the Borrower,
in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(1)
in relation to Clauses 40.2.2 (A), (B) and (C), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(2)
in relation to Clause 40.2.2(D), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(3)
in relation to Clauses 40.2.2 (E), (F) and (G), the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

40.2.12
to any person appointed by that Finance Party or by a person to whom Clause 40.2.2(A) or (B) applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 40.2.3 if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

40.2.13
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

40.3	Entire agreement

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This Clause 40 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

40.4	Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

40.5	Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

40.5.12
of the circumstances of any disclosure of Confidential Information made pursuant to Clause 40.2.2(E) (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that Clause 40 (Confidentiality) during the ordinary course of its supervisory or regulatory function; and

40.5.13	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 40 (Confidentiality).

40.6	Continuing obligations
The obligations in this Clause 40 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

40.6.11
the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

40.6.12	the date on which such Finance Party otherwise ceases to be a Finance Party.

41.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

42.	GOVERNING LAW
This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including any non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

43.	ENFORCEMENT

43.1	Jurisdiction

43.1.19
Save where a Finance Document expressly provides to the contrary, the courts of England have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with any Finance Document or its subject matter, existence,

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negotiation, validity, termination or enforceability (including any non-contractual dispute or claim) (a "Dispute").

43.1.20	Subject to Clause 43.1.3 below, the Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Obligor will:

(A)	argue to the contrary; or

(B)	initiate or pursue any proceedings relating to a Dispute in any jurisdiction other than England.

43.1.21
This Clause 43.1 (Jurisdiction) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from initiating or pursuing proceedings relating to a Dispute in any other courts with jurisdiction nor from contending that such courts are appropriate and convenient. To the extent allowed by law, the Finance Parties may initiate or pursue:

(A)	proceedings in any other court; and

(B)	concurrent proceedings in any number of jurisdictions,
irrespective of whether proceedings have already been initiated by any Party in England.

43.2	Service of process
Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

43.2.14
irrevocably appoints Law Debenture Corporate Services Limited, 5th Floor, 100 Wood Street, London EC2V 1EX as its agent for service of process in relation to any proceedings before the English courts in connection with any Dispute; and

43.2.15
agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned, provided, for the avoidance of doubt, that process was correctly served upon the process agent.

This Agreement has been entered into on the date stated at the beginning of this Agreement.
[signature pages have been redacted for confidentiality reasons]
SCHEDULE 1
THE GUARANTORS
PART I – THE ORIGINAL GUARANTORS

Name of Original Guarantor	Jurisdiction of incorporation	Registration number (or equivalent, if any)
TransGlobe Energy Corporation	Alberta, Canada	n/a
TG Holdings Yemen Inc.	Turks and Caicos Islands	[redacted]
TransGlobe Petroleum Egypt Inc.	Turks and Caicos Islands	[redacted]
TransGlobe West Gharib Inc.	Turks and Caicos Islands	[redacted]
TransGlobe GOS Inc.	Turks and Caicos Islands	[redacted]
TG West Yemen Inc.	Turks and Caicos Islands	[redacted]

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PART II – THE ADDITIONAL GUARANTOR

Name of Additional Guarantor	Jurisdiction of incorporation	Registration number (or equivalent, if any)
TransGlobe West Bakr Inc.	Turks and Caicos Islands	[redacted]

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SCHEDULE 2
THE LENDERS
Part I – Bank Tranche

Specified Period	Sumitomo Mitsui Banking Corporation, Brussels Branch	Export Development Canada	Aggregate Bank Tranche Commitments ($)
From the Effective Date up to and including 31 December 2014	33,333,333.33	33,333,333.33	66,666,666.67
From 1 January 2015 up to and including 30 June 2015	28,500,000.00	28,500,000.00	57,000,000.00
From 1 July 2015 up to and including 31 December 2015	23,666,666.67	23,666,666.67	47,333,333.33
From 1 January 2016 up to and including 30 June 2016	18,833,333.33	18,833,333.33	37,666,666.67
From 1 July 2016 up to and including 31 December 2016	14,000,000.00	14,000,000.00	28,000,000.00
From 1 January 2017 up to and including 30 June 2017	9,166,666.67	9,166,666.67	18,333,333.33
From 1 July 2017 up to and including 30 December 2017	4,333,333.33	4,333,333.33	8,666,666.67
On and from the Final Maturity Date	-	-	-

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Part II – IFC Tranche

Specified Period	IFC
From the date of this Agreement up to and including 31 December 2014	33,333,333.33
From 1 January 2015 up to and including 30 June 2015	28,500,000.00
From 1 July 2015 up to and including 31 December 2015	23,666,666.67
From 1 January 2016 up to and including 30 June 2016	18,833,333.33
From 1 July 2016 up to and including 31 December 2016	14,000,000.00
From 1 January 2017 up to and including 30 June 2017	9,166,666.67
From 1 July 2017 up to and including 30 December 2017	4,333,333.33
On and from the Final Maturity Date	-

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SCHEDULE 3
CONDITIONS PRECEDENT
Part I
CPs to first Utilisation Request

1.	THE OBLIGORS

1.2	A copy of the certificate of incorporation and the constitutional documents of each Obligor.

1.3
A copy of the register of members, the register of directors and officers and the register of mortgages and charges of each Obligor (other than, in the case of the registers of members and mortgages and charges, the Parent).

1.4	A copy of a resolution of the respective board of directors of each Obligor (or a committee of its board of directors):

1.4.1	approving the terms of, and the transaction contemplated by, such of the Finance Documents that it is or will become party to;

1.4.2	authorising a specified person or persons or group of persons to execute (and, if relevant, witness the execution of) each such document on its behalf; and

1.4.3	authorising a specified person or persons, on its behalf, to sign and/or dispatch all other documents and notices to be signed and/or dispatched by it under or in connection with any such document.

1.5	If applicable, a copy of a resolution of the board of directors of the relevant Obligor(s) establishing the committee referred to in paragraph 1.3 above.

1.6	For each Obligor, a specimen of the signature of each person authorised by the resolutions referred to in paragraph 1.2 above who will sign the relevant Finance Documents on behalf of that Obligor.

1.7
Any other documents relating to the Obligors which the Facility Agent confirms to the Borrower before the date of this Agreement as being reasonably required in order for any of the legal opinions referred to in paragraph 4 of Part II of Schedule 3 to be issued.

1.8	A certificate of good standing in respect of each Obligor incorporated in the Turks and Caicos Islands.

2.	CERTIFICATES
A certificate of a person who is both a director and an authorised signatory of each Obligor certifying on behalf of that Obligor that:

2.1	the borrowing or guaranteeing, as appropriate, of the Aggregate Commitments in full would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded; and

2.2
each copy document specified in this Part I of Schedule 3 relating to it and delivered to the Facility Agent or any other Finance Party is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

3.	FINANCE DOCUMENTS
Originals of the following documents duly executed by all parties to them and in full force and effect:

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3.1	this Agreement;

3.2	any Fee Letter; and

3.3	any other side letter or ancillary document the form of which has been agreed between the Borrower and the Mandated Lead Arrangers on or before the date of this Agreement.

4.	REPORTS ETC.

4.1	A copy of the Initial Projection and the Computer Model used to prepare the same.

4.2	A copy of a model audit report prepared by Ernst & Young on the Initial Projection.

4.3	A copy of a Reserves Report addressed to the Security Trustee from the Independent Engineer.

4.4	A copy of the legal due diligence report prepared by Sheikh Mohammed Abdullah Sons in respect of the Group's title to Block 32 and Block S-1 in Yemen.

4.5	A copy of the legal due diligence report prepared by Sharkawy & Sarhan Law Firm in respect of the Group's title to West Gharib in Egypt.

4.6	A Working Capital Certificate for the purpose of determining the Required Retention Amount.

4.7
A copy of a letter addressed to the Security Trustee from the Obligors' insurance brokers confirming, among other things, (a) the level of cover, (b) that the insurances required hereunder are in place and effective; (c) that all premiums therefore have been paid; and (d) that the Security Trustee has been named as co-insured and loss payee in respect of all such insurances.

5.	FEES
Evidence that all fees (including legal fees and fees due and payable under the Fee Letters) due and payable either (i) have been paid or (ii) are to be retained by the Facility Agent from Loans made pursuant to the first Utilisation Request and paid by the Facility Agent accordingly.

6.	"KNOW YOUR CUSTOMER" CHECKS
Confirmation from the Finance Parties that they have completed all "know your customer" requirements to their satisfaction.

7.	PROJECT ACCOUNTS

7.1	Evidence that:

7.1.1	each of the Project Accounts; and

7.1.2	a cash cover account of the Borrower with the Fronting Bank, has been opened and are fully operational.

7.2	Evidence that an amount equal to the Required Balance is, or will be on the first Utilisation Date, standing to the credit of the Debt Service Reserve Account.

8.	CONSENTS
Evidence that all Authorisations and other matters necessary or desirable to ensure the validity, effectiveness, priority and enforceability of each of the Finance Documents and the

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performance of the obligations contemplated therein have been obtained and/or carried out.

9.	OWNERSHIP

9.1	Evidence (which may be by the provision of a certified copy of the register of members or shareholders) that the Parent owns the entire issued share capital of the Borrower.

9.2	Evidence (which may be by the provision of a certified copy of the register of members or shareholders) that the Borrower owns the entire issued share capital of:

(1)	TransGlobe Egypt;

(2)	TransGlobe West Gharib;

(3)	TransGlobe Yemen;

(4)	TransGlobe GOS; and

(5)	TransGlobe West Yemen.

10.	INSURANCE

10.1	Evidence that business interruption insurance has been taken out by the Borrower and the applicable premium has been paid in full.

10.2	Copies of all policy documents in respect of Insurances maintained by the Group on the date of this Agreement.

11.	OTHER MATTERS

11.1	A statement setting out details of all:

11.1.1	outstanding letters of credit issued on behalf of members of the Group;

11.1.2	current liabilities of members of the Group in excess of $500,000 (or the equivalent amount in other currencies); and

11.1.3	outstanding receivables due to members of the Group,
in each case as at the date of this Agreement.

11.2	Evidence that Law Debenture Corporate Services Limited has accepted its appointment as process agent on behalf of each Original Obligor.

SCHEDULE 3
CONDITIONS PRECEDENT
Part II
CPs to first Utilisation

1.	FINANCE DOCUMENTS
Originals of (i) the Egyptian Account Control Agreement to be entered into by TransGlobe West Gharib and (ii) each Security Document, in each case duly executed by all parties to them and in full force and effect, including:

(H)	a charge over the Parent's shares in the Borrower;

(I)	a charge over the Borrower's shares in:

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(1)	TransGlobe Egypt;

(2)	TransGlobe West Gharib;

(3)	TransGlobe Yemen;

(4)	TransGlobe GOS; and

(5)	TransGlobe West Yemen;

(J)	a fixed and floating charge over the assets of the Parent (other than its shares in the Borrower);

(K)	a charge over the following accounts held by the Borrower:

(4)	the Debt Service Reserve Account;

(5)	the Disbursement Account; and

(6)	a cash cover account;

(L)	a charge over the English Revenue Account(s) held by TransGlobe Yemen;

(M)	a charge over the English Revenue Account(s) held by TransGlobe West Yemen;

(N)	a charge over the English Revenue Account(s) held by TransGlobe West Gharib;

(O)	the Egyptian Account Charge to be entered into by TransGlobe West Gharib; and

(P)	an assignment granted by the Parent of Insurances.

2.	DISCHARGE OF EXISTING SECURITY
Confirmation from the Security Trustee that it has received:

2.3
originals of discharge documentation, in a form acceptable to the Security Trustee, duly executed by all relevant parties, unconditionally and irrevocably releasing all Security which would, but for such release documentation, contravene the terms of this Agreement on or after the making of the first Utilisation hereunder; and

2.4	all documents necessary for the de-registration of all Security referred to in paragraph 2.1 of this Part II of Schedule 3.

3.	NEW SECURITY

3.4	Evidence that any Transaction Security created in connection with the Facility has been registered and perfected.

3.5	Confirmation from the Security Trustee that it has received:
certified copies of all notices of assignment and/or charge required to be delivered pursuant to the Security Documents;
certified copies of all acknowledgements of such notices required to be delivered pursuant to the Security Documents; and
all original share and/or stock certificates, any other evidence of title, powers of attorney and executed undated stamped stock transfer forms with the name of the transferee left blank as required pursuant to the Security Documents.

4.	LEGAL OPINIONS

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4.8
A legal opinion of [redacted], legal advisers to the Mandated Lead Arrangers in respect of the laws of England addressed to the initial Finance Parties and those acceding to the Agreement on primary syndication.

4.9
A legal opinion of [redacted], legal advisers to the Mandated Lead Arrangers in respect of the laws of Canada addressed to the initial Finance Parties and those acceding to the Agreement on primary syndication.

4.10
A legal opinion of [redacted], legal advisers to the Mandated Lead Arrangers as to the laws of the Turks and Caicos Islands addressed to the initial Finance Parties and those acceding to the Agreement on primary syndication.

4.11
A legal opinion of [redacted], legal advisers to the Mandated Lead Arrangers as to the laws of Egypt addressed to the initial Finance Parties and those acceding to the Agreement on primary syndication.

4.12	A corporate opinion of the Parent addressed to the initial Finance Parties and those acceding to the Agreement on primary syndication.

5.	SPECIAL RESOLUTIONS

5.1	A copy of a special resolution of each of:

5.1.1	the Borrower;

5.1.2	TransGlobe Egypt;

5.1.3	TransGlobe West Gharib;

5.1.4	TransGlobe Yemen;

5.1.5	TransGlobe GOS; and

5.1.6	TransGlobe West Yemen;
approving the amendment of each such Obligor's articles of association in the form agreed between the Borrower and the Facility Agent prior to the date of this Agreement.

5.2	A copy of the amended articles of association of each Obligor referred to in paragraph 5.1 above.

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Part III
Conditions precedent required to be delivered by an Additional Guarantor

1.
An Accession Letter, duly executed by the Additional Guarantor and the Borrower and duly executed originals of any other documents (in form and substance satisfactory to the Facility Agent) as may be necessary to ensure that the Additional Guarantor accedes, and becomes a party, to each relevant Finance Document ("accession documents").

2.    A copy of the constitutional documents of the Additional Guarantor.
3.    A copy of a resolution of the board of directors of the Additional Guarantor:

3.1.1
approving the terms of, and the transactions contemplated by, the Accession Letter, any other accession documents and the Finance Documents and resolving that it execute the Accession Letter, any other accession documents and any Security Documents referred to in paragraph 13 below);

3.1.2	authorising a specified person or persons to execute the Accession Letter, any other accession documents and any Security Documents referred to in paragraph 12 below) on its behalf; and

3.1.3
authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above who will sign the relevant Finance Documents on behalf of that Additional Guarantor.

5.
A certificate of the Additional Guarantor (signed by a director or, if appropriate, an officer) confirming that borrowing or guaranteeing, as appropriate, the Aggregate Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

6.
A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part III of Schedule 3 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

7.
A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter and any other accession document or for the validity and enforceability of any Finance Document.

8.    If available, the latest audited financial statements of the Additional Guarantor.

9.	A legal opinion of an independent firm of lawyers (acceptable to the Facility Agent), legal advisers to the Facility Agent in England.

10.
If the Additional Guarantor is incorporated in a jurisdiction other than England and Wales, a legal opinion of an independent firm of lawyers (acceptable to the Facility Agent) in the jurisdiction in which the Additional Guarantor is incorporated.

11.
If the proposed Additional Guarantor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 43.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Guarantor.

12.	Security Document(s) over the entire issued share capital of the Additional Guarantor and all of its assets, duly executed by the relevant parties together with:

12.1.1	(to the extent applicable) evidence that all approvals, filings, registrations, recordings and other things necessary or desirable to ensure the validity,

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effectiveness, priority and enforceability of each of the Finance Documents have been carried out; and

12.1.2
copies of each of the notices required to be given under the Finance Documents together with other copies of acknowledgements from each person to whom notice was given, in the form required by such document.

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SCHEDULE 4
[Deleted]

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SCHEDULE 5
UTILISATION REQUEST
Part I
Loans
From:    TransGlobe Petroleum International Inc.
To:    [Facility Agent]
And to:    [International Finance Corporation]
Dated:
Dear Sirs
Borrowing Base Facility Agreement dated [ ] 2010 between, among others, TransGlobe Petroleum International Inc. and Sumitomo Mitsui Banking Corporation Europe Limited as amended from time to time (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.    We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Amount:	• $[ ] [please specify using digits and words] under the Bank Tranche
• $[ ] [please specify using digits and words] under the IFC Tranche
Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.
4.    The proceeds of this Loan should be credited to [NB Specify account].

5.
We confirm that the proceeds of the portion of the Loan to be made under the IFC Tranche will be used for an IFC Approved Purpose and that no proceeds of the portion of the Loan to be made under the IFC Tranche will be applied in reimbursement of, or otherwise used for, expenditures in the territories of any country that is not a member of the World Bank or for goods produced in, or services supplied from, such a country.

6.    This Utilisation Request is irrevocable.
Yours faithfully
…………………………………
authorised signatory for
TransGlobe Petroleum International Inc.

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Part II
Letters of Credit
From:    TransGlobe Petroleum International Inc.
To:    [Facility Agent]
And to:    [International Finance Corporation
Dated:
Dear Sirs
Borrowing Base Facility Agreement dated [ ] 2010 between, among others, TransGlobe Petroleum International Inc. and Sumitomo Mitsui Banking Corporation Europe Limited as amended from time to time (the "Agreement")

1.	We wish to arrange for a Letter of Credit to be [issued][renewed] by the Fronting Bank on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Amount:	$[ ] [please specify using digits and words]
Expiry Date:	[ ]
Beneficiary:	[ ]

2.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

3.	We attach a copy of the [proposed Letter of Credit]/[the existing Letter of Credit to be renewed].

4.	The Letter of Credit once [renewed]/[issued] is to be delivered to [specify detailed delivery instructions.]

5.	[We hereby agree to provide cash cover for the Letter of Credit at least three Months prior to the Final Repayment Date.]*

6.	The aggregate amount of the participation of the Bank Tranche Lenders under the Bank Tranche in the Letter of Credit is [ ●].

7.	The amount of IFC's participation under the IFC Tranche in the Letter of Credit is [●].

8.
We confirm that the Letter of Credit will be used for an IFC Approved Purpose and that no proceeds of the Letter of Credit will be applied in reimbursement of, or otherwise used for, expenditures in the territories of any country that is not a member of the World Bank or for goods produced in, or services supplied from, such a country.

9.    This Utilisation Request is irrevocable.
Yours faithfully

………………………………..
authorised signatory for
TransGlobe Petroleum International Inc.
SCHEDULE 6

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FORM OF LETTER OF CREDIT
To:    [To insert name of beneficiary] (the "Beneficiary")
Date:    [To insert.]
Dear Sirs,
Irrevocable Standby Letter of Credit no. [          ]
At the request of [                 ], [                 ] (the "Fronting Bank") issues this irrevocable standby letter of credit ("Letter of Credit") in your favour on the following terms and conditions:

1.	DEFINITIONS
In this Letter of Credit:
"Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for general business in London.
"Demand" means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.
"Expiry Date" means [                                          ].
"Total L/C Amount" means [                                          ].

2.	FRONTING BANK'S AGREEMENT

2.5	The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Fronting Bank a duly completed Demand. A Demand may not be given after the Expiry Date.

2.6	A Demand must be received by the Fronting Bank by 5 p.m. (London time) on the Expiry Date.

2.7
Subject to the terms of this Letter of Credit, the Fronting Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [8] Business Days of receipt by it of a Demand validly presented under this Letter of Credit, it must pay to the Beneficiary the amount which is demanded for payment in that Demand.

2.8
The Fronting Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3.	EXPIRY

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3.6
On [           ] p.m. (London time) on the Expiry Date the obligations of the Fronting Bank under this Letter of Credit will cease with no further liability on the part of the Fronting Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

3.7
The Fronting Bank will be released from its obligations under this Letter of Credit on the date prior to the Expiry Date (if any) notified by the Beneficiary to the Fronting Bank as the date upon which the obligations of the Fronting Bank under this Letter of Credit are released.

3.8	When the Fronting Bank is no longer under any obligation under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Fronting Bank.

4.	PAYMENTS
All payments under this Letter of Credit must be made in United States Dollars and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	DELIVERY OF DEMAND
Each Demand must be in writing, bearing the Beneficiary's original handwritten signature, and may be given in person or by post, and must be received by the Fronting Bank at its address as follows:
[          ]

6.	ASSIGNMENT
The Beneficiary's rights under this Letter of Credit may not be assigned or transferred.

7.	UCP
Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (2007 Revision, International Chamber of Commerce Publication No. 600).

8.	GOVERNING LAW
This Letter of Credit is governed by English law.

9.	JURISDICTION
The English courts have exclusive jurisdiction to settle any dispute in connection with this Letter of Credit.
Yours faithfully

………………………………..
authorised signatory for
[name of Fronting Bank]

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Schedule
FORM OF DEMAND

From:    [Beneficiary]
To:    [NB. Insert name and address of Fronting Bank.]
Date:    [date]
Dear Sirs
Your Irrevocable Standby Letter of Credit no. [        ] dated [ ] issued in favour of [Beneficiary] (the "Letter of Credit")
We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.	We certify that the sum of [ ] is due [and has remained unpaid for at least [ ] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [ ].
2.    Payment should be made to the following account:
Name:
Account Number:
Bank:
3.    The date of this Demand is not later than the Expiry Date.
Yours faithfully

……………………
authorised signatory for [Beneficiary]

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SCHEDULE 7
MANDATORY COST FORMULA

1.
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent. This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

E x 0.01 per cent. per annum.
300
Where:

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5.    For the purposes of this Schedule:

5.1
"Fees Rules" means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

5.2
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

5.3	"Tariff Base" has the meaning given to that term in, and will be calculated in accordance with, the Fees Rules.

6.
If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs

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applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.
Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(A)    the jurisdiction of its Facility Office; and

(B)	any other information that the Facility Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph 8.

8.
The rates of charge of each Reference Bank for the purpose of "E" above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

9.
The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10.
The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11.
Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12.
The Facility Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

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SCHEDULE 8
FORM OF TRANSFER CERTIFICATE

To:    [Facility Agent]

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")
Dated:

Dear Sirs
Borrowing Base Facility Agreement dated [ ] 2010 between, among others, TransGlobe Petroleum International Inc. and Sumitomo Mitsui Banking Corporation Europe Limited as amended from time to time (the "Agreement")

1.
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.    We refer to Clause 26.5 (Procedure for transfer) of the Agreement:

2.1.
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 26.5 (Procedure for transfer) of the Agreement.

2.2	The proposed Transfer Date is [ ].

2.3	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 35.2 (Addresses) of the Agreement are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in Clause 26.4 (Limitation of responsibility of Existing Lenders) of the Agreement.

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

6.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note:
The execution of this Transfer Certificate may not transfer a proportionate share of the Existing lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

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THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details including whether any Hedging Agreement is to be transferred]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [           ].
[Facility Agent]
By:
SCHEDULE 9
FORM OF ASSIGNMENT AGREEMENT

To:	[ ] as Facility Agent and TransGlobe Petroleum International Inc. as the Borrower, for and on behalf of each Obligor
From:    [the Existing Lender] (the "Existing Lender") and [the New Lender] (the "New Lender")
Dated:

Borrowing Base Facility Agreement dated [ ] 2010 between, among others, TransGlobe Petroleum International Inc. and Sumitomo Mitsui Banking Corporation Europe Limited as amended from time to time (the "Agreement")

1.
We refer to the Agreement. This is an Assignment Agreement. This agreement (the "Assignment Agreement") shall take effect as an Assignment Agreement for the purpose of the Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.    We refer to Clause 26.6 (Procedure for assignment) of the Agreement:

2.1
The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement, the other Finance Documents [(other than the IFC Finance Contract)] and in respect of the Transaction Security which correspond to that portion of the Existing Lender's Commitments and participations in Loans under the Agreement as specified in the Schedule.

2.2
The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitments and participations in Loans under the Agreement specified in the Schedule.

2.3	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph 2.2 above.
3.    The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes Party to the relevant Finance Documents as a Lender.

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5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 35.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in Clause 26.4 (Limitation of responsibility of Existing Lenders).

7.
This Assignment Agreement acts as notice to the Facility Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 26.7 (Copy of Transfer Certificate etc. to Borrower), to the Borrower (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

8.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

9.	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

10.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

Note:
The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

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THE SCHEDULE
Commitment/rights and obligations to be transferred by assignment, release and accession
[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]
By:	By:

This Assignment Agreement is accepted as an Assignment Agreement for the purposes of the Agreement by the Facility Agent and the Transfer Date is confirmed as [ ].
Signature of this Assignment Agreement by the Facility Agent constitutes confirmation by the Facility Agent of receipt of notice of the assignment referred to in this Assignment Agreement, which notice the Facility Agent receives on behalf of each Finance Party.
[Facility Agent]
By:

SCHEDULE 10
ACCESSION DOCUMENTS
Part I
Form of Accession Letter
To:    [Facility Agent]
From:    [Subsidiary] and TransGlobe Petroleum International Inc.

Dated:
Dear Sirs
Borrowing Base Facility Agreement dated [ ] 2010 between, among others, TransGlobe Petroleum International Inc. and Sumitomo Mitsui Banking Corporation Europe Limited as amended from time to time (the "Agreement")

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.
[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement [and the other Finance Documents] as an Additional Guarantor pursuant to Clause 28.2 (Additional Guarantors) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.    [Subsidiary's] administrative details are as follows:
Address:
Fax No:
Attention:

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4.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

5.	This Accession Letter is entered into by deed.

[EITHER: (as now permitted by section 44 of the Companies Act 2006)]

EXECUTED AS A DEED by        )
[Subsidiary]         )
)
acting by [Name of            )    Director
a director]                )
in the presence of:            )

Signature of witness

Name of witness
(in BLOCK CAPITALS)

Address of witness

OR:

EXECUTED AS A DEED by    )
[Subsidiary] acting )
by                 )
)
[Names of two of its directors/    )
a director and its secretary]    )

Director ……………………………………

Director/Secretary …………………………

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SIGNED by            )
)
for and on behalf of        )
TransGlobe Petroleum         )
International Inc.            )

SCHEDULE 10
ACCESSION DOCUMENTS
Part II
Form of Hedging Accession Agreement
To:    [Facility Agent]
From:
Dated:
Dear Sirs
Borrowing Base Facility Agreement dated [ ] 2010 between, among others, TransGlobe Petroleum International Inc. and Sumitomo Mitsui Banking Corporation Europe Limited as amended from time to time (the "Agreement")

1.
We refer to the Agreement. This is a Hedging Accession Agreement. Terms defined in the Agreement have the same meaning in this Hedging Accession Agreement unless given a different meaning in this Hedging Accession Agreement.

2.	[ ] agrees to become a Hedging Bank and to be bound by the terms of the Agreement [and the other Finance Documents] as a Hedging Bank pursuant to Clause 26.8 (Accession of Hedging Banks).

3.	Our administrative details are as follows:
Address:
Fax No:
Attention:

4.	This Hedging Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

5.	This Hedging Accession Letter is entered into by deed.

[EITHER: (as now permitted by section 44 of the Companies Act 2006)]

EXECUTED AS A DEED by        )

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[Hedging Bank]         )
)
acting by [Name of            )    Director
a director]                )
in the presence of:            )

Signature of witness

Name of witness
(in BLOCK CAPITALS)

Address of witness

OR:

EXECUTED AS A DEED by    )
[Hedging Bank] acting )
by                 )
)
[Names of two of its directors/    )
a director and its secretary]    )

Director ……………………………………

Director/Secretary …………………………

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SCHEDULE 11
BORROWING BASE ASSETS
PART I - INITIAL BORROWING BASE ASSETS

1.	Block 32

2.	Block S 1

3.	West Gharib

PART II – REVISED BORROWING BASE ASSETS

1.	West Gharib

2.	West Bakr

SCHEDULE 12
HEDGING POLICY

[hedging policy redacted for confidentiality reasons]
SCHEDULE 13
WORKING CAPITAL CERTIFICATE

To:	Sumitomo Mitsui Banking Corporation, Brussels Branch (as Facility Agent);
Sumitomo Mitsui Banking Corporation Europe Limited (as Technical Bank); and
Sumitomo Mitsui Banking Corporation Europe Limited (as English Account Bank)

From:	[TransGlobe Petroleum International Inc.]/[insert name of relevant Egyptian Borrowing Base Obligor]
Dated:

Borrowing Base Facility Agreement dated [ ] 2010 between, among others, TransGlobe Petroleum International Inc. and Sumitomo Mitsui Banking Corporation Europe Limited as amended from time to time (the "Agreement")
1.    We refer to the definition of "Required Retention Amount" in the Agreement.
or
1.    [We refer to Clause 20.4 (Egyptian Revenue Accounts).]*

2.	This is a Working Capital Certificate. Terms defined in the Agreement (whether expressly or by incorporation) have the same meaning in this letter unless given a different meaning in this letter.

3.
[We confirm that as at the date hereof, the aggregate amount required to be retained by the Borrowing Base Obligors in the Revenue Accounts order for each Borrowing Base Obligor to meet its liabilities as they fall due in the period of 90 days from the date hereof (taking into

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account the income receivable by each Borrowing Base Obligor in that period and the timing of the receipt of such income) is:
[$●]]•
or

[3.	We confirm that as at the date hereof:

3.1	the amount of revenues in dollars and Egyptian pounds which are expected to be received by us into the Egyptian Revenue Account in each Month on or before the next Scheduled Recalculation Date are:
(A)    EGP:
Month 1: [●]
Month 2: [●]
Month 3: [●]
Month 4: [●]
Month 5: [●]
Month 6: [●]
(B)    USD:
Month 1: [●]
Month 2: [●]
Month 3: [●]
Month 4: [●]
Month 5: [●]
Month 6: [●]

3.2
the amount of expenditure in dollars and Egyptian pounds which are expected to be disbursed by us from the Egyptian Revenue Account in each Month on or before the next Scheduled Recalculation Date are:

(A)    EGP:
Month 1: [●]
Month 2: [●]
Month 3: [●]
Month 4: [●]
Month 5: [●]
Month 6: [●]
(B)    USD:
Month 1: [●]
Month 2: [●]
Month 3: [●]
Month 4: [●]
Month 5: [●]
Month 6: [●]*

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This letter is governed by English law.
Yours faithfully

………………………………
authorised signatory for
[TransGlobe Petroleum International Inc.]/[insert name of relevant Egyptian Borrowing Base Obligor]
SCHEDULE 14
EXISTING HEDGING AGREEMENTS

[hedging arrangements redacted for confidentiality reasons]

SCHEDULE 15
Form of Compliance Certificate
To:    [             ] as Facility Agent
From:    [Parent]
Dated:
Dear Sirs
Borrowing Base Facility Agreement dated [ ] 2010 between, among others, TransGlobe Petroleum International Inc. and Sumitomo Mitsui Banking Corporation Europe Limited as amended from time to time (the "Agreement")

1.
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

2.1.1
the ratio of total consolidated non-subordinated net financial indebtedness (to include any outstanding letters of credit or bank guarantees offset by cash on-hand) on [●] to the net cash generated by (used in) operating activities for the Relevant Period ending on that date is [●]:[●]; and

2.1.2	the ratio of Current Assets to Current Liabilities on [●]is [●]:[●].

3.	[We confirm that no Default is continuing.]*

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Signed	…………………..
Chief Financial Officer/Director
of
[Parent]

NOTES:

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.
SCHEDULE 16
[Deleted]
SCHEDULE 17
Insurance Specifications
1.    Energy Package:

Section I:	All risks of physical loss or damage to property forming part of the assured's operations and/or other property in the care, custody or control of the assured.

Section II:	Business interruption/contingent business interruption covering, at a minimum, all Borrowing Base Assets and including an indemnity period of not less than six months.

Section III:
Operator's extra expense including control of well, extended and restoration cost redrill, seepage and pollution and clean-up and containment, underground blowout, making wells safe, evacuation expenses, deliberate well firing.

2.	Comprehensive general liabilities arising out of or incidental to the Borrower's operations including liabilities arising from Canadian operations.

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SCHEDULE 18

FORM OF DISBURSEMENT CONFIRMATION

[Facility Agent's Letterhead]

International Finance Corporation ("IFC")
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America

Attention: Manager, Financial Operations Unit

Ladies and Gentlemen:

Investment No. ____
Disbursement Receipt No. [ ]* (Loan)

We, in our capacity as Facility Agent under the Up to $100,000,000 Borrowing Base Facility Agreement between, among others, Transglobe Petroleum International Inc (the "Borrower"), Export Development Canada, Sumitomo Mitsui Banking Corporation, Brussels Branch, Sumitomo Mitsui Banking Corporation Europe Limited and IFC (the "Facility Agreement"), hereby confirm that on [insert date], the sum of ___________ (relating to the portion of the Loan (as defined in the Facility Agreement) advanced by IFC) was disbursed by us to the Borrower in accordance with the terms of the Facility Agreement.**

Yours truly,

Sumitomo Mitsui Banking Corporation, Brussels Branch

By ________________________
Authorised Representative

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